Registration No. 333-37602
      ---------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------
                               Amendment No. 1 to
                                    FORM S-1

                          REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933
                          ----------------------------

                               Aura Systems, Inc.
             (Exact name of Registrant as specified in its charter)

                               Delaware 95-4106894
                (State or other jurisdiction of (I.R.S. Employer
               incorporation or organization) Identification No.)

                         2335 Alaska Avenue, El Segundo,
                 California 90245 (Address, including zip code,
                   and telephone number, including area code,
                   of Registrant's principal executive office)

                  Zvi (Harry) Kurtzman, Chief Executive Officer
                               Aura Systems, Inc.
                               2335 Alaska Avenue
                              El Segundo, CA 90245
                                 (310) 643-5300
                     (Name, Address, including zip code, and
          telephone number, including area code, of agent for service)

                                    Copy to:

                              Samuel S. Guzik, Esq.
                               Guzik & Associates
                       1800 Century Park East, Fifth Floor
                              Los Angeles, CA 90067
                                 (310) 788-8600

Approximate date of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        Calculation of Registration Fee

                                                                                  Proposed
Title of each class                                 Proposed                       maximum
of securities to be         Amount to be          maximum offering            aggregate offering        Amount of
registered                 registered(3)         price per share (1)                price            registration fee(1)
---------------------     ------------------    ---------------------                ----            -------------------


Common Stock,
$.005 par value              20,833,334                 $0.60                      $12,500,000             $1,650*
Common Stock,
$.005 par value                 100,000                 $0.30                          $30,000              $8.00*
Common Stock,
$.005 par value              96,279,298(2)              $1.01                      $98,204,884            $25,672

*        Previously paid.
(1) Estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the high and low price of the Registrant's Common Stock on October 6, 2000.
(2)      Includes 19,454,445 shares issuable upon exercise of outstanding
         Warrants.
(3) In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable as a result of stock splits, stock dividends, anti-dilution and similar provisions in accordance with Rule 416.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING THE OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

                   Subject to completion, dated October , 2000

                                   PROSPECTUS




                               AURA SYSTEMS, INC.


     The stockholders of Aura Systems, Inc. listed below may, but are not required to, offer and sell from time to time shares of our common stock under this prospectus. These shares include:

o 76,924,853 shares of common stock sold by us to stockholders in private sales;
o 19,454,445 shares of common stock which certain stockholders are entitled to acquire from us upon exercise of warrants issued by us in private sales; and
o Up to 20,000,000 shares which may be acquired by certain noteholders upon conversion of up to $12,000,000 original principal amount of notes issued by us in February 2000, but only if the notes are in default.

         Although we will be entitled to receive proceeds from the exercise of warrants by the selling stockholders, we will not receive any part of the proceeds from sales of common stock by the selling stockholders.

         Our common stock is traded on the over-the-counter market under the trading symbol "AURA". On October 4, 2000, the last reported sales price of our common stock on the over-the-counter market was $1.14.

THE PURCHASE OF OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," AT PAGE 7, FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is __________ ____, 2000

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS.
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATION
CHANGES IN ACCOUNTANTS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
   AND MANAGEMENT
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus.

The Company

         We develop, commercialize and sell products, systems and components using our patented and proprietary electromagnetic technology. We also license our proprietary actuated mirror array electro-optic technology to a third party for consumer and commercial display systems, including televisions, computer displays and theaters. To date, a combination of Aura funds and commercial and governmental development contracts have been utilized in the process of developing product applications.

         We were founded as a Delaware corporation in 1987 to engage in the development, commercialization and sales of products, systems and components using our patented and proprietary electromagnetic and electro-optical technology. Prior to Fiscal 1992 we were engaged in various classified military programs, which allowed us to develop our electromagnetic and electro-optical technologies and applications. A number of "one-of-a-kind" systems were built and successfully tested in these fields. Subsequently, we developed additional electromagnetic and electro-optics know-how and technology and transitioned from a supplier of defense technology to a supplier of consumer and industrial related products and services.

         In 1994, we founded NewCom, Inc. ("NewCom"), a Delaware corporation, which engaged in the manufacture, packaging, selling and distribution of computer related communications and sound related products, including modems, CD-ROMs, sound cards, speaker systems and multimedia products, thereby expanding presence in the growing multimedia, communication and sound-related consumer electronics market.

         In 1996, we acquired 100% of the outstanding shares of MYS Corporation of Japan ("MYS") to expand the range of our sound products and speaker distribution network. MYS engaged in the manufacture and sale of speakers and speaker systems for home, entertainment and computers. Subsequent to Fiscal 1999, we sold MYS to MYS management.

         In September 1997, NewCom completed an initial public offering, resulting in our owning a majority interest in NewCom at the conclusion of the offering. During the second half of Fiscal 1999 NewCom's business suffered from adverse industry conditions, including increased price reductions and a decline in demand resulting from increased incorporation of computer peripherals at the OEM level. These conditions resulted in heavy losses to NewCom and its competitors, causing a buildup in inventory and difficulty in collecting receivables from mass merchants. NewCom's business reached a critical juncture in the fourth quarter of Fiscal 1999 when Deutsche Financial Services, which maintained NewCom's working capital line, announced that it was unwilling to continue to advance working capital to NewCom under its credit facility. This, in conjunction with the actions of the retail mass merchants, resulted in NewCom ceasing most of its operations by the end of Fiscal 1999 and the ultimate cessation of its business shortly thereafter.

         We anticipated that our working capital needs in Fiscal 1999 would be met from a number of sources, including the repayment by NewCom of approximately $20 million of indebtedness, which was due in September 1998, and proceeds from external debt and equity financing. NewCom was ultimately unable to meet its obligations to us in September 1998, ultimately creating a significant cash shortfall to us. This required us, beginning in late January 1999, to refocus our operations by shutting down certain operating divisions, selling our MYS subsidiary, licensing and selling proprietary based AuraSound speaker technology and assets, and leasing our Electrotec concert touring sound equipment. We have temporarily suspended our development of certain electro-magnetic projects, including the electromagnetic valve actuator (EVA). Subsequent to Fiscal 1999 we entered into agreements providing for the restructuring of more than $85 million of debt and contingent liabilities. Of this amount, over $37 million was either converted into equity or forgiven.

         Following the end of Fiscal 1999 our operations are now focused on manufacturing and commercializing the AuraGen(R) family of electromagnetic products, with applications for military, industry and the consumer. The AuraGen is a unique, patented electromagnetic generator that is mounted to the automobile engine, which generates both 110 and 220 volt AC power at all engine speeds including idle. Commercial production of the AuraGen commenced in Fiscal 1999 and product is being distributed and sold through dealers, distributors and OEMs.

         We intend to continue to focus our business on the AuraGen line of products during the current fiscal year and beyond. In addition, we are entitled to receive royalties from Daewoo Electronics for our electro-optics technology which we licensed to Daewoo in 1992.

         References to the "Company," "Aura," "We," "Our," or "Us," include Aura Systems, Inc. and its subsidiaries, unless the context indicates otherwise. Our headquarters are located at 2335 Alaska Avenue, El Segundo, California 90245, and our telephone number is (310) 643-5300.


The Offering

The securities offered include the following:

Shares of Common Stock issuable upon exercise of Outstanding Warrants  ...........................      19,454,445

Shares of Common Stock issuable upon conversion of Outstanding Notes (1)...........................     20,000,000

Other Shares of Common Stock Offered by the Selling Stockholders...................................     76,924,853

Shares Outstanding:

   Common Stock Outstanding before
       the Offering.......................................................................             280,588,674

   Common Stock Outstanding after the Offering (assuming the
       exercise or conversion of all Warrants and Notes) (2)....................................       320,043,119

Use of Proceeds

                    Although we will receive up to  $20,916,119 of proceeds from the  exercise  of  Warrants  from time to time,  we will not
                    receive  any   proceeds   from  this   Offering  by  Selling
                    Stockholders.

Common Stock Symbol............................................................................................AURA




(1) The Notes are convertible only upon default at $.60 per share. For further information see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Debt Restructuring."

(2) Based upon the number of shares outstanding as of October 4, 2000.  Excludes
(i) approximately 3,500,000 shares not covered by this Prospectus which are reserved for issuance upon conversion of outstanding warrants and options, and
(ii) 22,659,500 shares issuable upon exercise of outstanding options under our Employee Stock Option Plans.

                          Summary Financial Information
                       Aura Systems, Inc. and Subsidiaries

         The following Summary Financial Information has been taken or derived from our audited consolidated financial statements and should be read in conjunction with and is qualified in its entirety by the full consolidated financial statements, related notes and other information included elsewhere in this Prospectus. The data for Fiscal 2000, 1999 and 1998 has been restated to reflect discontinued operations. The data for Fiscal 1997 and 1996 has not been revised as the change in the scope of our operations would not provide additional relevant comparison.


                       AURA SYSTEMS, INC. AND SUBSIDIARIES

                                                    February 29,      February 28,  February 28,     February 28,     February 29,
                                                       2000                1999         1998             1997            1996

Net Revenues                                       $   5,788,221      $53,650,025   $103,939,641   $109,950,202      $77,088,850
                                                   -------------       ----------    -----------    -----------       ----------
Cost of goods and overhead                            13,424,304      130,437,194     71,774,522      86,350,828      71,849,204

Expenses:
   Research and development                              148,443        1,996,198        475,992       6,022,586       5,225,735
   Impairment of long-lived assets                            --        5,838,466             --              --              --
   Selling, general and administrative                10,725,397       64,131,072     35,266,048      18,542,840      26,399,794
                                                   -------------       ----------     ----------      ----------      ----------
   expenses
         Total expenses                               24,298,144      202,402,930    107,516,562     110,916,254     103,474,733
                                                   -------------      -----------    -----------     -----------     -----------

Loss From Operations                                 (18,509,922)    (148,752,905)    (3,576,921)       (966,052)    (26,385,883)

Other (Income) and Expense

   Net interest expense                                4,476,690       11,577,990      6,450,741        1,415,934        (298,793)
   Termination of license agreements                          --               --      3,114,030              --              --
   Loss on disposal of assets and investments           (259,724)       5,809,811             --              --              --
   Gain  on  sale &  issuance  of  subsidiary                 --         (811,657)   (12,632,265)       (250,000)             --
   stock
   Class    action    litigation    &   other          2,777,762        7,717,518      1,700,000              --              --
   settlements
   Equity in losses of  unconsolidated  joint
     ventures                                                 --        6,268,384      1,937,747              --              --
   Other                                              (1,101,279)         406,576       (220,291)         40,642              --
   Provision (benefit) for taxes                              --          566,635     (1,275,555)        570,484              --
   Minority interests                                         --      (36,934,376)       946,405              --              --
   Loss in excess of basis of subsidiary                      --       (8,080,695)            --              --              --
                                                  --------------       ----------- ---------------     ---------       ---------

Loss from continuing operations                      (24,403,371)    (135,273,091)    (3,597,733)     (2,880,111)    (26,087,090)
Discontinued Operations:
         Loss from  Discontinued  Operations,
     Net of Income taxes                              (4,131,501)     (14,875,065)    (8,038,807)             --              --
Extraordinary Item
         Gain  on   extinguishment   of  debt
     obligations, net of income taxes                 19,068,916               --             --              --              --
                                                  --------------      -----------    -----------       ---------       ---------
Net loss                                          $   (9,465,956)   $(150,148,156)  $(11,636,540)    $(2,880,111)    $(26,097,090)
                                                   =============     =============   ===========      ===========     ===========

NET LOSS PER COMMON SHARE                         $        (0.08)    $      (1.74) $       (.15)      $     (.04)  $        (.48)
                                                   ==============    =============  ==============     =========   ==============

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES                                     124,293,861       85,831,688     79,045,290      68,433,521      53,860,527
                                                     ===========     ============     ==========      ==========      ==========

Working capital (deficit)                              1,376,215       (4,869,876)    78,143,895      62,310,715     71,362,882
Total assets                                          56,122,478       90,143,392    227,302,629     182,528,399    134,080,568
Total liabilities and deferrals                       54,959,832      103,797,049    110,400,761      57,050,812     34,917,462
Net stockholders' equity (deficit)                     1,162,646      (13,653,657)   116,901,868     125,477,587     99,163,106


                                  RISK FACTORS

         Should you choose to make an investment in our common stock, you must understand that this investment involves a high degree of risk. You should not purchase our common stock unless you can afford to lose your entire investment. Before purchasing our common stock you should carefully consider the following risk factors as well as the other information in this prospectus. Some of the statements contained in this Prospectus involve forward looking statements. You should read the cautionary statements in this Prospectus as applying to all related forward looking statements wherever they appear in this prospectus. Our actual results may differ significantly from our projections. The risks discussed below, as well as others, could have a material adverse effect on our business, operating results or financial condition.

OUR LIMITED OPERATING HISTORY IN OUR CURRENT LINE OF BUSINESS MAKES IT DIFFICULT TO PREDICT HOW OUR BUSINESS WILL DEVELOP AND FUTURE OPERATING RESULTS

     We have a limited operating history in our current line of business, which is centered around the development, manufacture and sales of the AuraGen family of products, and we face many of the risks and uncertainties encountered by early-stage companies in newly evolving markets:

     These risks and uncertainties include:

o        no history of profitable operations;
o        uncertain market acceptance of our products;
o        our reliance on a limited number of products;
o the risks that competition, technological change or evolving customer preferences could adversely affect sales of our products;
o        the need to expand our sales and support capabilities; and
o        the risk that our management will not be  able  to  effectively  manage growth.

WE HAVE A HISTORY OF LOSSES, AND WE MAY NOT BE PROFITABLE IN ANY FUTURE PERIOD

         In each Fiscal year since our organization in 1987 we have not made a profit. We have an accumulated deficit of approximately $244 million from our inception through May 31, 2000. Our current business strategy may not be profitable and we may not be profitable in any future period.

OUR OPERATING RESULTS HAVE BEEN UNEVEN AND MAY CONTINUE TO FLUCTUATE

         Because our efforts have been directed towards product development and the introduction of new products, our revenues and operating results have been uneven and may continue to be so during our current fiscal year and beyond.

OUR BUSINESS WILL REQUIRE ADDITIONAL CAPITAL; THERE IS NO ASSURANCE IT WILL BE AVAILABLE

         The cash flow generated from our operations to date has not been sufficient to fund our working capital needs. Accordingly, we have relied upon external sources of financing to maintain liquidity, principally private and bank indebtedness and equity financing. We expect to fund any operating shortfall in our current fiscal year from cash on hand, and we expect to continue to seek external sources of capital such as debt and equity financing. We have no assurances that such funds will be available at the times or in the amounts required by us. If future financing involves the issuance of equity securities, existing stockholders may suffer dilution in net tangible book value per share. The unavailability of funds could have a material adverse effect on our financial statements, results of operations and our ability to expand operations.

THE MARKET ACCEPTANCE OF OUR AURAGEN PRODUCT IS UNCERTAIN

         Our business is dependent upon sales generated from our AuraGen family of products. This product has only recently been introduced into the marketplace. We are dependent on the broad acceptance by businesses and consumers of our products. Because this market is emerging, the potential size of this market and the timing of its development cannot be predicted.

OUR BUSINESS IS HIGHLY COMPETITIVE

         The industries in which we operate are extremely competitive and are characterized by rapid technological change. Many of our competitors have substantially greater financial resources, spend considerably larger sums than us on research, new product development and marketing, and have long-standing customer relationships. Furthermore, we must compete with many larger and better established companies in the hiring and retention of qualified personnel. Although we believe we have certain technological advantages over our competitors, realizing and maintaining such advantages will require us to develop customer relationships and will also depend on market acceptance of our products. Our future revenues and profits will be largely dependent on the introduction of new products. Competitive pressures could reduce market acceptance of our products. We may not have the financial resources, technical expertise or marketing and support capabilities to compete successfully in the future.

PROTECTION OF PATENTS AND PROPRIETARY TECHNOLOGY

         We protect our proprietary technology by means of patent protection, trade secrets and unpatented proprietary know-how. There is no assurance that pending or future patent applications will issue as patents or that any issued patents will provide us with adequate protection for the covered products or technology. A portion of our proprietary technology depends upon unpatented trade secrets and know-how. Although we enter into confidentiality agreements with individuals and companies having access to our proprietary technology whenever practicable, these agreements may not provide meaningful protection for any unauthorized use or disclosure of such know-how. Also, where we do not have patent protection, competitors may independently develop substantially equivalent technology or otherwise gain access to our trade secrets, know-how or other proprietary information.

OUR FUTURE GROWTH COULD BE IMPAIRED IF WE ARE UNABLE TO INCREASE OUR DIRECT SALES INFRASTRUCTURE

         Our future revenue growth will depend in large part on our ability to successfully expand our direct sales force. We may not be able to successfully manage the expansion of this function or to recruit and train additional direct sales support personnel. There is presently a shortage of qualified personnel to fill these positions. If we are unable to hire and retain additional highly skilled direct sales personnel, we may not be able to increase our revenue to the extent necessary to achieve profitability. If we are unable to hire highly trained consulting support personnel we may be unable to meet customer demands. We are not likely to be able to increase our revenues as we plan if we fail to expand our direct sales force. Even if we are successful in expanding our direct sales force capability, the expansion may not result in revenue growth.


WE DEPEND UPON THIRD PARTY MANUFACTURERS

         We currently have limited capability to manufacture some of our existing and proposed products or certain of their components on a commercial scale. Therefore, we rely extensively on subcontracts with third party manufacturers for such products and components. The use of third party manufacturers increases the risk of delay of shipments to our customers and increases the risk of higher costs if our manufacturers are not available when required.

OUR COMMON STOCK PRICE MAY BE ADVERSELY AFFECTED BY SALES OF OUR COMMON STOCK BY SELLING STOCKHOLDERS

         Upon effectiveness of this Prospectus, selling stockholders will be able to sell their common stock in the secondary market. Large sales volumes by selling stockholders or market expectations of such sales could adversely affect the market price of our common stock. Our common shares presently trade on the over-the-counter market, and therefore may be subject to reduced liquidity.

FORWARD-LOOKING STATEMENTS

         Certain matters discussed under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this Prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of those words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These include factors discussed in this prospectus.


                                 USE OF PROCEEDS

         All net proceeds from the sale of the shares of our Common Stock will go to the stockholders who offer and sell their shares. Although we are entitled to receive proceeds from the exercise of Warrants by selling stockholders from time to time, we will not receive any of the proceeds from the sales of the shares of our Common Stock by the selling stockholders.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to fund the development and growth of our business and we do not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company on a consolidated basis, (i) as of May 31, 2000, and (ii) as adjusted on a pro forma basis to give effect to the issuance of 40,287,779 shares by the Company covered by this Prospectus upon the exercise of 19,454,445 Warrants and conversion of the Notes. For further information regarding the Notes, see "Management's
Discussion and Analysis of Financial Condition and Results of Operations" herein.

                                                            Securities
                                                             Issued
                                       Actual                                    As Adjusted

Total Debt:
   Current Installments of
     Notes Payable                   $8,742,983                                   $8,742,983
                                     ==========                                   ==========

Long term debt                      $24,719,555                                  $24,719,555

Infinity Notes                       12,500,000           $(12,500,00)                     0

Stockholders' equity:

    Preferred Stock, $.005 par
    value; 10,000,000 shares
    authorized; no shares issued
    and outstanding.                          0                                            0

   Common Stock, $.005 par
   value, 500,000,000 shares
   authorized, and
   239,067,065 shares issued
   and outstanding, and               1,195,335               201,439              1,396,774
   279,354,844 as adjusted.

Additional paid-in capital          243,542,531            33,241,680            276,757,211

Accumulated deficit                 244,423,124)                    0           (244,423,124)
                                   -------------      ------------------       -------------

Net stockholders' equity (deficit)      314,742            33,416,119             33,730,861
                                        -------            ----------             ----------

Total Capitalization                $37,534,297           $20,916,119            $58,450,416
                                    ===========           ===========            ===========


Based upon the number of shares outstanding as of October 4, 2000. Excludes (i) approximately 3,500,000 shares not covered by this Prospectus which are reserved for issuance upon conversion of outstanding warrants, and (ii) approximately 22,659,500 shares issuable upon exercise of outstanding options under the Company's Employee Stock Option Plans.

                                    DILUTION

     As of May 31, 2000, the net tangible book value of the Company was approximately $(4.2) million or $(.018) per share of Common Stock. Net tangible book value is computed as follows:

TOTAL ASSETS                                                      $55,166,284

Less:
 Current Liabilities              $17,631,987
 Long Term Debt                    37,219,555
 Intangible Assets                  4,553,995                     (59,405,537)
                                    ---------                      ----------


Net Tangible Assets                                              $ (4,239,253)
                                                                ==============


Shares Outstanding                                                239,067,065


Net Tangible Assets Per Share                                         $(0.018)


         Without taking into account changes in net tangible book value after May 31, 2000, (other than to give effect to the issuance of 19,454,445 shares issuable upon exercise of Warrants exercisable at an average price of $1.075 per share, and the conversion of the notes, the pro forma net tangible book value of the Company as of May 31, 2000, would have been $29,176,866, or approximately $0.105 per share of Common Stock, representing dilution for shares yet to be issued as follows:

                                                           SHARES     DILUTION
                                                                     (Negative)

Aggregate Dilution if the above Warrants
   were exercised and notes converted                  39,454,445       $0.123

No  recognition  has  been  given  in  any  of  the  above  calculations  to (i)
approximately 3,500,000 shares reserved for issuance upon conversion of outstanding warrants not covered by this Prospectus, and (ii) approximately 22,659,500 shares issuable upon exercise of outstanding options under the Company's Employee Stock Option Plans.
--------------------

(1) Intangible assets include patents, deferred costs, and miscellaneous other items.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     The stockholders of Aura Systems, Inc. listed below may offer and sell from time to time shares of our common stock ("Shares") under this Prospectus. These shares include:

o 76,924,853 shares of common stock sold by us to stockholders in private sales;
o 19,454,445 shares of common stock which certain stockholders are entitled to acquire from us upon exercise of Warrants issued by us in private sales; and
o 20,000,000 shares which may be acquired by certain noteholders upon conversion of up to $12,000,000 principal amount of notes issued by us in February 2000, but only if the notes are in default.

         All of the shares of Common Stock of the Company covered by this Prospectus may be offered and sold from time to time for the account of the selling stockholders named in the table below under "Shares of Common Stock Offered by Selling Stockholders" and their pledgees, donees, transferees and other successors in interest (the "Selling Stockholders").

         19,454,445 shares are being offered by the Selling Stockholders upon the exercise of outstanding, unexercised Warrants ("Warrants") at exercise prices between $.0375 and $4.00 per share. Also included in the shares of Common Stock which may be resold under this Prospectus are up to 20,000,000 shares of Common Stock which may be issuable after the date of this Prospectus upon conversion of Notes issued to certain Selling Stockholders. The Notes are convertible into shares of Common Stock only upon the occurrence of an uncured event of default under the Notes at $0.60 per share. For additional information regarding these Notes, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The shares being offered by the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may be sold in one or more transactions (which may involve block transactions) on the over-the-counter market or on such other market on which the Common Stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the shares, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Stockholders determine from time to time. The shares may also be sold pursuant to Section 4(1) of the Securities Act of 1933 or Rule 144 thereunder rather than pursuant to this Prospectus.

         The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the Selling Stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the shares offered hereby will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

         The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any other such person. The foregoing may affect the marketability of the shares.

         The Company has agreed to indemnify the Selling Stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

         Listed below are the names of each selling stockholder (the "Selling Stockholders"), the total number of shares owned and the number of shares to be sold in this offering by each Selling Stockholder as of August 31, 2000, and the percentage of Common Stock owned by each Selling Stockholder after this
Offering:

             Shares of Common Stock Offered by Selling Stockholders

                                        Shares  of  Common   Number  of Shares of   Shares  of   Common   stock
                                        Stock   Owned   of   Common  Stock  to be   Owned After  Completion  of
                                        Record   Prior  to   Offered  for Selling   Offering (1)
                                        Offering*            Stockholder's
                                                             Account*
Name                                                Number                          Number          Percent
----                                                ------                          -------         -------
Adrienne Rubin                                      75,090                 75,090            0        0
Alan Talesnick                                     300,300                300,300            0        0
Alaris Inc.                                     13,974,074             13,974,074            0        0
Alco Precision, Inc.                                15,400                 15,400            0        0
Alpha Dynamics                                   5,100,000              5,100,000            0        0
Antoine D'Espous                                   750,000                750,000            0        0
Arthur Liu                                      13,500,000             13,500,000            0        0
Band & Co.                                       2,600,000              2,600,000            0        0
Benson Lin                                         200,000                200,000            0        0
Brauser Enterprises Ltd.                           500,000                500,000            0        0
Bruce Cowen                                      1,606,451              1,606,451            0        0
Bruce C. Friedman                                  198,000                198,000            0        0
American  Casualty  Company  of Reading          2,500,000              2,500,000            0        0
     Pennsylvania
Calrice Ka Sin Ho                                   50,000                 50,000            0        0
Canacord Capital Inc.                              412,000                412,000            0        0
Capital Consulting                                 410,157                410,157            0        0
Carmen Ka Man Ho                                    50,000                 50,000            0        0
Chana Kurtzman                                     771,571                700,000       71,571        0
Hiler Industries                                   115,997                115,997            0        0
Clement DiMuro                                     400,000                400,000            0        0
Cliff E. McCurdy IV                                750,000                750,000            0        0
Congregation Oir HaChaim                         1,300,000              1,300,000            0        0
David F. Hadley                                    785,185                185,185      600,000        0
David Liu                                          100,000                100,000            0        0
Duchess Foundation Vaduz                           200,000                200,000            0        0
Edgar O. Appleby                                   300,000                300,000            0        0
EPO Science and Technology                         353,952                353,952            0        0
Evelyn Gutkin                                      401,070                400,000        1,070       0
Gerald A. Tomsic Trust                             300,300                300,300            0        0
Glacier Capital Limited                          1,404,509              1,404,509            0        0
Global Growth Limited                              687,806                687,806            0        0
Grant Fraser                                       150,000                150,000            0        0
GSS/Array Technology, Inc                        1,485,519              1,485,519            0       0
Harry Haisfield                                  1,241,700              1,241,700            0        0
Hedge Fund Partners                                200,000                200,000            0        0
William and Marie Henderson Foundation             400,000                400,000            0        0
Henry Brien                                          6,985                  6,985            0        0
Infinity Investors Limited                      17,353,214             17,353,214            0        0
Interwest Transfer                                 215,000                215,000            0        0
Isosceles                                        3,050,000              3,050,000            0        0
James T. Kelly                                     200,000                200,000            0        0
Jan Levy                                            30,000                 30,000            0        0
Jay Gutkin                                         420,000                400,000       20,000        0
Jeanette Guzik                                     462,963                462,963            0        0
Jerome Belson                                    1,500,000              1,500,000            0        0
JNC Opportunity Fund Ltd.                          113,000                113,000            0        0
R. Joseph Decker                                    50,000                 50,000            0        0
Joe Lam                                            200,000                200,000            0        0
John E. Allen, Jr.                                 375,000                375,000            0        0
Joseph Giamanco                                    500,000                500,000            0        0
Koyah Leverage Partners                          9,645,798              7,500,000    2,145,798        0
Koyah Partners                                   2,275,000              1,875,000      400,000        0
Lancer Offshore Inc.                             3,800,000              3,800,000            0        0
Lawrence A. Diamant                                185,185                185,185            0        0
Lawrence A. Domont                                 498,000                498,000            0        0
Lawrence  Domont  Custodian  For Andrew             50,000                 50,000            0        0
     Domont
Lawrence Domont  Custodian for Zacharry             50,000                 50,000            0        0
     Domont
Leon Brauser                                       500,000                500,000            0        0
Maurice Zeitlin                                  2,702,088              2,701,500          588        0
Maurice  I.  Zeitlin,  M.D.  A Medical             952,380                952,380            0        0
     Corporation Profit Sharing Plan
Michael Lauer                                    1,755,556              1,755,556            0        0
Michelle Watson-Bitar                              750,000                750,000            0        0
Neal Meehan                                        140,625                140,625            0        0
Paragon Steel                                       21,158                 21,158            0        0
PHB Inc.                                           205,339                205,339            0        0
Prindle, Decker & Amaro                            575,657                575,657            0       0
Raymond Evans                                      750,020                750,020            0        0
Raymond Yu                                       1,500,000              1,500,000            0        0
Rhino Metals, Inc.                                 291,546                291,546            0        0
Rick and Valerie Meyer, Joint Tenants               93,750                 93,750            0        0
Robert Lempert                                     187,500                187,500            0        0
Robinson, Diamant & Brill                          468,750                468,750            0        0
Rogers Saxon                                        50,000                 50,000            0       0
Rose Glen Capital                                2,557,311              2,557,311            0        0
Samuel S. Guzik                                    375,000                375,000            0        0
Seymour Weintraub Trust                          1,050,000              1,050,000            0        0
SMACS Holding corp                                 200,000                200,000            0        0
Small Assemblies                                    13,693                 13,693            0        0
Stanley Penner                                      83,334                 83,334            0        0
Stephen A. Talesnick                             2,557,698              1,472,730    1,084,968        0
Summit Capital Limited                           1,404,509              1,404,509            0        0
Suryakant and Nancy Shah                         1,100,000              1,100,000            0        0
Ted Telesky                                         50,000                 50,000            0        0
Telco Intercontinental Corporation                  17,751                 17,751            0        0
Tempel Steel, Inc.                                 410,678                410,678            0        0
Tim Yu                                             285,549                285,549            0        0
Todd and Beverly Smith, Joint Tenants              351,597                351,597            0        0
Travelbank Inc,                                  3,620,257              3,222,657      397,600        0
Vinson Investment Holdings                         400,000                400,000            0        0
Waltz Brothers, Inc.                               131,439                131,439            0        0
William Ho                                         300,000                200,000      100,000        0
William Taft                                     1,027,260                750,000      277,260        0


----------------------------
*Assumes the exercise of all Warrants and conversion of the Note.
(1)      Assumes the sale of all shares offered pursuant to this Prospectus.

                             SELECTED FINANCIAL DATA

         The following Selected Financial Data has been taken or derived from the audited consolidated financial statements of the Company and should be read in conjunction with and is qualified in its entirety by the full consolidated financial statements, related notes and other information included elsewhere herein. The data for Fiscal 2000, 1999 and 1998 has been restated to reflect discontinued operations. The data for Fiscal 1997 and 1996 has not been revised as the change in the scope of the Company's operations would not provide additional relevant comparison.

                       AURA SYSTEMS, INC. AND SUBSIDIARIES

                                    May 31,       May 31, February 29,  February 28,   February 28,  February 28,   February 29,
                                      2000         1999        2000         1999            1998         1997          1996

Net Revenues                          $ 381,521   $ 1,540,729   $5,788,221  $53,650,025    $103,939,641 $109,950,202  $77,088,850
                                      ---------   -----------   ----------   ----------     -----------  -----------   ----------
Cost of goods and overhead            2,514,357   3,225,375   13,424,304    130,437,194    71,774,522    86,350,828    71,849,204

Expenses:
   Research and development              32,048   108,557     148,443       1,996,198         475,992     6,022,586     5,225,735
   Impairment of long-lived assets         ----       ----           --       5,838,466              --            --         --
   Selling,general and administrative 2,203,516   2,506,257   10,725,397     64,131,072    35,266,048    18,542,840   26,399,794
                                    ----------- -----------   ----------  -------------    ----------    ----------   ----------
   expenses
         Total expenses               4,749,921   5,840,189   24,298,144    202,402,930    107,516,562   110,916,254   103,474,733
                                    ----------- -----------   ----------    -----------     -----------   -----------   -----------

Loss From Operations                 (4,368,400) (4,299,460) (18,509,922)  (148,752,905)    (3,576,921)     (966,052)  (26,385,883)


Other (Income) and Expense

   Net interest expense                 562,013      797,184    4,476,690    11,577,990       6,450,741      1,415,934     (298,793)
   Termination of license agreements         --           --          ---           ---       3,114,030             --           --
   Gain)Loss  on  disposal of assets
     and investments                 (1,756,746)         ---     (259,724)    5,809,811              --             --           --
   Gain on sale & issuance of
     subsidiary stock                      ----           --           --      (811,657)    (12,632,265)     (250,000)           --
   Class action litigation & other
     settlements                           ----         ----    2,777,762     7,717,518       1,700,000            --            --
   Equity  in  losses  of  unconsolidated
     joint ventures                        ----         ----          ---     6,268,384       1,937,747            --            --
   Other                               (563,401)      88,214   (1,101,279)      406,576        (220,291)       40,642            --
   Provision (benefit) for taxes            ---          ---          ---       566,635      (1,275,555)      570,484            --
   Minority interests                       ---          ---          ---   (36,934,376)        946,405            --            --
   Loss in excess of basis of subsidiary     --           --          ---    (8,080,695)             --            --            --
                                        --------    --------        -----   --------------  -------------     ---------     -------

Loss from continuing operations      (2,610,266) (5,486,880) (24,403,371) (135,273,091)     (3,597,733)   (2,880,111)  (26,087,090)

Discontinued Operations:
   Loss from Discontinued Operations,
     Net Income taxes                      ----    (302,022)  (4,131,501)  (14,875,065)     (8,038,807)           --            --
Extraordinary Item
   Gain   on   extinguishment   of   debt
     obligations, net of income taxes      ----         ---   19,068,916            --              --            --            --
                                        -------- -----------   -----------     ---------      ----------     ---------    ----------
Net loss                             $(2,610,266) $(5,486,880) (9,465,956) $(150,148,156)  $(11,636,540)  $(2,880,111) $(26,097,090)
                                     ============  =========== ===========  ==============  ===========     =========    ==========

NET (LOSS) PER COMMON SHARE          $    (.01)        $ (.05)   $ (0.08)    $     (1.74)  $   (.15)      $     (.04)   $    (.48)
                                      ==========   ==========    =========    ===========  ============     =========    ==========
WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES                     237,107,199   107,786,500 124,293,861    85,831,688     79,045,290    68,433,521   53,860,527
                                     ===========   =========== ===========   ===========     ==========    ==========    ==========

Working capital (deficit)               (945,203)   (7,774,525)  1,376,215    (4,869,876)    78,143,895    62,310,715   71,362,882
Total assets                          55,166,284    68,090,332  56,122,478    90,143,392    227,302,629   182,528,399  134,080,568
Total liabilities and deferrals       54,851,542    87,221 569  54,959,832   103,797,049    110,400,761    57,050,812   34,917,462
Net stockholders' equity (deficit)       314,742   (19,131,237)  1,162,646   (13,653,657)   116,901,868   125,477,587   99,163,106


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS



Forward Looking Statements

         Statements in this Prospectus, including those concerning our expectations of future sales revenues, gross profits, research and development, sales and marketing, and administrative expenses, product introductions and cash requirements include forward-looking statements. As such, our actual results may vary materially from our expectations. Factors which could cause our actual results to differ from expectations include, but are not limited to, the following risks and contingencies: changed business conditions in the industrial and automotive industries and the overall economy; increased marketing and manufacturing competition and accompanying price pressures; contingencies in initiating production at new factories along with their potential underutilization, resulting in production inefficiencies and higher costs and start-up expenses and; inefficiencies, delays and increased depreciation costs in connection with the start of production in new plants and expansions.

         Relating to the above are potential difficulties or delays in the development, production, testing and marketing of products, including, but not limited to, a failure to ship new products and technologies when anticipated. There might exist a difficulty in obtaining raw materials, supplies, natural resources and any other items needed for the production of Company and other products, creating capacity constraints limiting the amounts of orders for certain products and thereby causing effects on the Company's ability to ship its products. Manufacturing economies may fail to develop when planned, products may be defective and/or customers may fail to accept them in the marketplace.

         In addition to these factors, risks and contingencies may exist as to the amount and rate of growth in the Company's selling, general and administrative expenses, and the impact of unusual items resulting from the Company's ongoing evaluation of its business strategies, asset valuations and organizational structures. Furthermore, any financing or other financial incentives by the Company under or related to major infrastructure contracts could result in increased bad debt or other expenses or fluctuation of profit margins from period to period. The focus by the Company's business on any large order could entail fluctuating results from quarter to quarter.

         The effects of, and changes in, trade, monetary and fiscal policies, laws and regulations, other activities of governments, agencies and similar organizations, and social and economic conditions, such as trade restrictions impose yet other constraints on any Company statements. The cost and other effects of legal and administrative cases and proceedings present another factor which may or may not have an impact.

Overview

         During the Fiscal Year ended February 28, 1999 the Company devoted substantial financial and human resources in furtherance of its plan to manufacture and sell its patented, proprietary AuraGen product. As is often the case with the introduction of a capital intensive product launch, Aura anticipated that in order to implement its business plan, working capital would be required in an amount that would exceed cash flow generated from any initial sales of the AuraGen.

         The Company expected that its working capital needs would be met from, among other things, the repayment by NewCom Inc. ("NewCom") of approximately $20 million of indebtedness which was due in September 1998 and with proceeds from external debt and equity financing. NewCom was ultimately unable to meet its obligations to Aura in September 1998, creating a significant cash shortfall to Aura. NewCom's operations in the third quarter of Fiscal 1999 were severely impacted by an industry-wide slump in the computer peripherals industry, causing a buildup in inventory and difficulty in collecting receivables from the mass merchants. NewCom's business reached a critical juncture in the fourth quarter of Fiscal 1999 when Deutsche Financial Services ("DFS"), which provided NewCom's principal working capital line, announced that it was unwilling to continue to advance working capital to NewCom under its credit facility. This, coupled with the retail mass merchants failure to pay NewCom for significant receivables past due and owing, resulted in NewCom ceasing its day-to-day operations, in early Fiscal 2000. These events substantially impacted Aura's results of operations for Fiscal 1999.


         Commencing January 1999 Aura's management was forced to take steps to curtail and refocus its plans and implement measures to reduce its overhead until such time as additional working capital could be obtained. These steps included employee layoffs, selling the Company's MYS speaker division to its former owners, eliminating the display division, temporarily suspending development activities associated with the EVA program, leasing all the assets of Electrotec, selling the AuraSound subsidiary assets and the licensing of the proprietary NRT and Line Source speaker technologies. In Fiscal 2000 the Company reached an agreement in principle to sell the ceramics assets located in New Hope, Minnesota, to the president of the subsidiary, which was consummated in May 2000.

         The Company's ability to maintain its focused AuraGen operations required an infusion of working capital and the restructure of Aura's principal indebtedness. The Company believed that the restructure of this indebtedness was required in order to obtain working capital from other third parties. Management therefore developed an informal restructure plan under which approximately $35.0 million of indebtedness consisting of convertible debt and other debt obligations would be eliminated. By the end of the fourth quarter of Fiscal 2000 the Company had entered into agreements to eliminate approximately $32.2 million of debt, and providing for the conversion of most of such debt into equity. In addition, the Company has restructured approximately $17.4 million of additional debt ("Infinity Note") into a $12.5 million, 36 month 8 percent note, with interest only payments and a balloon payment at the end of the 36 months.

         In the third quarter of Fiscal 2000 the Company completed a private placement of $6.9 million in the form of common stock and debt that converted into common stock upon the restructuring of the Infinity Note. Subsequent to the end of Fiscal 2000 the Company raised approximately $7.7 million from the sale of its equity securities for cash and converted approximately $5.2 million of indebtedness into Common Stock.

         Since January 1999 the Company's limited resources have been devoted almost entirely to the AuraGen product, the restructure of debt and the raising of new working capital. Although the Company has experienced delays in the shipping of AuraGen products since the beginning of 1999 as a result of insufficient working capital, necessary parts started to be obtained by late 1999 and shipments of AuraGens are now being made. Over 33 state and city governments across the U.S. have purchased evaluation units and some cities have already specified the AuraGen as a requirement for some of their vehicles. Over 23 utilities in the U.S. have also purchased and are evaluating the AuraGen for their applications and requirements. The Company has shipped a number of AuraGen units to two major telecommunication companies and numerous state and federal agencies are evaluating the AuraGen for their specific applications. The Company continues to support the U.S. Army in its evaluation of the AuraGen (known to the U.S. Army as VIPER). The Company has continued to develop different engine mounts for the AuraGen. As of January 2000, the Company has started production of mounts that will fit most of the trucks, pickups and SUV's built in North America by the three major OEMs. The Company's 5KW model is now available for more than 70 different vehicle models and engine configurations.

Results of Operations

Quarter Ended May 31, 2000, as Compared to Quarter Ended May 31, 1999

Revenues

         For the three months ended May 31, 2000, the Company had a net loss of $2,610,266 on net revenue of $381,521 compared to a loss from continuing operations of $5,184,858 on net revenue of $1,540,729 in the prior year period. The decrease in revenue is primarily attributable to the sale of the assets of the Company's wholly owned subsidiary, Aura Ceramics. Approximately 56% of the sales in the comparable prior fiscal year quarter were attributable to this subsidiary.

Cost of Goods Sold

         Cost of goods and overhead decreased from $3.2 million in the quarter ended May 31, 1999 to $2.5 million in the quarter ended May 31, 2000, due primarily to the disposition of the assets of the Company's Aura Ceramics subsidiary. Approximately 13% of the cost of goods and overhead in the comparable prior fiscal year quarter was attributable to this subsidiary.

Selling, General and Administrative

     Selling, general and administrative expenses decreased from $2.5 million in the quarter ended May 31, 1999 to $2.2 million in the quarter ended May 31, 2000.

Research and Development

         Research and development expense decreased from $108,557 in the quarter ended May 31, 1999 to $32,048 in the quarter ended May 31, 2000, as the Company focused its reduced resources on the sales and marketing of the Company's product, the AuraGen(TM).

Depreciation

         Depreciation and amortization for the quarter ended May 31, 2000 totaled approximately $1.6 million.

Interest Expense

         Net interest expense for the quarter ended May 31, 2000, decreased to $562,013 from $797,184 in the prior year quarter due primarily to the conversion of approximately $10 million of debt into equity and the forgiveness of approximately $19 million of debt, partially offset by approximately $11 million in accounts payable being converted into long term debt and accruing interest at 8%.

Fiscal 2000 as Compared to Fiscal 1999

Revenues

         Net revenues in Fiscal 2000 declined to $5.8 million from $53.7 million in Fiscal 1999, a decrease of 89.2%. In Fiscal 1999, net revenues included the revenues from the NewCom subsidiary in which it held an approximate 41% interest at February 28,1999. NewCom ceased operations shortly after the end of Fiscal 1999, resulting in no revenue being recorded for NewCom in the current Fiscal year. Included in Fiscal 2000 revenues are license fees pertaining to sound related patents of $1.5 million or 25.9% of revenues. License fees have a pronounced effect on the results of operations since there is little or no cost involved.


Cost of Goods and Overhead

         Cost of goods and overhead decreased to $13.4 from $130.4 million in the prior Fiscal year primarily as a result of the shutdown of the Company's subsidiary previously mentioned. Cost of goods and overhead for this subsidiary totaled approximately $98.8 million in Fiscal 1999. Included in cost of goods and overhead for Fiscal 2000 is approximately $4.9 million in depreciation related to the AuraGen product.

Gross Profit and Net Loss

         Gross profit for Fiscal 2000 was a negative 131.9% compared to a negative 143% in Fiscal 1999. The negative gross profit in the prior Fiscal year was primarily a result of the Company's NewCom subsidiary. The current year negative gross profit is a result of insufficient sales in the Company's remaining business to cover the overhead costs associated with the ongoing operations.

Research and Development

         Research and development expense for Fiscal 2000 decreased to $.1 million from $2.0 million in Fiscal 1999. This is a result of the Company focusing its efforts on marketing and selling the AuraGen.

Selling, General and Administrative

         Selling, general and administrative expenses decreased to $10.7 million in Fiscal 2000 from $64.1 million in Fiscal 1999. The primary reason for the decrease is the shutdown of the Company's subsidiary as previously mentioned. The Company also reduced the number of employees at the Company's headquarters in conjunction with the restructuring the Company has undergone in the current Fiscal year. Included in selling, general and administrative expenses for Fiscal 2000 are legal costs and expenses of approximately $1.7 million, and depreciation and amortization of approximately $950,000.

Bad Debt Expense

         Bad debt expense decreased to approximately $163,000 in Fiscal 2000 from $12.8 million in the prior Fiscal year.

Interest Expense

         Interest expense for Fiscal 2000 declined to approximately $ 4.5 million from $11.6 million in Fiscal 1999. This was primarily a result of the elimination of interest expense from the subsidiaries that were either sold or shutdown, and a result of the conversion of debt into equity and the forgiveness of debt.



Discontinued Operations

         Effective March 1, 1999, the Company sold its MYS group of subsidiaries to the management of MYS and in June 1999, the Company sold the assets of its AuraSound division. Accordingly, the results of these operations have been classified as a single item as a discontinued operation.

Fourth Quarter Adjustments

         Certain events occurred in the fourth quarter of Fiscal 2000 which impact the financial statements. The primary item that occurred was the forgiveness of debt by certain of the Company's creditors in the approximate amount of $19.1 million.

Fiscal 1999 as Compared to Fiscal 1998

     The Company continued its activity in development of commercial applications of its proprietary magnetic technologies. The second half of Fiscal 1999 had significant negative results from operations which caused significant cash shortfall problems that affected the entire operation. Revenues

         Net revenues in Fiscal 1999 declined to $53.7 million from $103.9 million, a decrease of 48.4%. The decrease was primarily due to the virtual shutdown of operations of NewCom in the last quarter of the fiscal year, coupled with the decline in sales of NewCom in the third quarter of the Fiscal year. The decline in sales was primarily a result of price pressures in the retail channel as well as a substantial decline in sales to one of NewCom's major customers. In the last half of the fiscal year, as NewCom's business began to deteriorate in conjunction with the overall deterioration of the computer peripherals industry, the levels of returned goods began to accelerate. In the last quarter of the fiscal year, when NewCom's operations virtually shutdown, returns increased dramatically as retailers began to ship back product for fear that NewCom would go out of business and would not be able to fulfill warranty and other business obligations. Magnification of this stemmed from its lender "DFS" and a judgement creditor each sending correspondence to the retail mass merchants asking that they remit payments to them. A court battle produced an order describing whom to pay, which was sent to the retail customer. The above actions added to the uncertainties of NewCom's future and further deteriorated NewCom's relationships with its customers.

Cost of Goods and Overhead

         Cost of goods and overhead increased to $130.4 million in Fiscal 1999 from $71.8 million in Fiscal 1998. This increase both in dollar terms and as a percentage of revenues is primarily a result of the price pressures from the retail mass merchants which included the substantial rebates that were required in order to maintain shelf space, as well as the overall business conditions at the Company's NewCom subsidiary as described above.

Gross Profit and Net Loss

         Gross profit for Fiscal 1999 was a negative 143% compared to 30.95% in Fiscal 1998, primarily due to the substantial drop in gross profit at NewCom in the third and fourth quarters of the Fiscal year. In the third and fourth quarters of the Fiscal year, price pressure applied by NewCom's major customers and inventory write-downs which reflected the change in the computer peripherals industry resulted in substantially higher costs of product sold as a percentage of the selling price. Coupled with the substantial rebates NewCom was required to offer, the resulting gross profit was negative.

         During the fourth quarter of Fiscal 1999 the Company experienced severe cash flow problems that had a major impact on the entire operations of the Company. The Company began to consolidate its operations around the AuraGen technology and product. The Company terminated all of its joint ventures due to its inability to support them. As the Company was cutting down and scaling back its operations the Company evaluated its asset utilization and concluded that certain asset values had been impaired. In addition numerous assets such as machinery and equipment that were no longer needed were sold at a loss. The Company over the years has made strategic investments in order to improve its utilization of certain technologies. As the Company eliminated operations, these investments no longer retained their economic value. In addition to the Company`s heavy losses in its NewCom investment the Company was also a party to certain explicit written guarantees that were triggered when NewCom's business deteriorated.

The following table summarizes certain fourth quarter events that contribute to the loss in Fiscal 1999.

         Termination of Joint Ventures                              $5.6 million
         Depreciation Expense                                       $4.6 million
         Accounts Receivable reserves and write-off's              $13.0 million
         Asset Impairment                                           $9.4 million
         Interest Expense                                           $3.5 million
         Disposed Assets                                            $1.2 million
         Investment write-off's and losses                          $7.0 million
         Guarantees for NewCom                                      $9.9 million
         NewCom loss (Aura Share)                                  $45.8 million
                                                                   -------------
         Total                                                    $100.0 million

Research and Development

         Research and development expense for Fiscal 1999 increased to $2.0 million from $.5 million in Fiscal 1998 as the Company focused all its remaining resources on developing additional engine mounts for the AuraGen, and researching ways to expand its applications.

Selling, General & Administrative

         Selling, general and administrative expenses increased to $64.1 million in Fiscal 1999 from $35.3 million in Fiscal 1998. The increase is primarily attributable to a substantial increase in sales and marketing related expenses at NewCom as the major retailers required higher levels of sales promotions and marketing allowances. Further, increased amortization of product design related costs were necessary to account for impairment of these assets due to shorter life cycles of products.

Bad Debt Expense

         Bad debt expense in Fiscal 1999 increased to $13.3 million from $3.6 million in Fiscal 1998.

Interest Expense

         Net interest expense for Fiscal 1999 increased to $11.6 million from $6.5 million in the prior Fiscal year. The increase is attributable to higher levels of borrowing and a quarterly fee being charged to interest expense on the $15 million note that was renegotiated in September of 1997.

Liquidity and Capital Resources

         The working capital deficit improved by approximately $6.2 million to positive working capital of approximately $1.4 million at Fiscal 2000 year end, with the current ratio improving slightly to 1.05:1 from .88:1. The principal differences in the Company's accounts from February 28, 1999 to February 29, 2000 are a decrease in cash and equivalents of $3.6 million, a decrease in net receivables of $5.9 million, a decrease in inventories of $7.3 million and a decrease in accounts payable and accrued expenses of $24.7 million. The primary reason for these changes is the sale of the Company's MYS Corporation subsidiary and the sale of the speaker assets of AuraSound Inc.

     The Company's cash balances were $260,437 at February 29, 2000, $3,822,210 at February 28, 1999 and $6,079,411 at February 28, 1998.

     In Fiscal 2000 the Company received net proceeds of $7.4 million in a private placement and proceeds of $24,800 from the exercise of warrants.

         The net cash used in operating activities of $(15,568,917) decreased by $8,745,083 due primarily to the decrease in the loss incurred in addition to the decreases in accounts receivable, inventory and accounts payable as a result of the cessation of NewCom's business.


         Spending for property and equipment amounted to $16,103 in Fiscal 2000, $4,053,848 in Fiscal 1999 and $18,006,394 in Fiscal 1998. Of the Fiscal 2000,
1999 and 1998 amounts, nil, $1,910,611 and $16,096,180 respectively was due to the manufacture of tooling and the remainder was due to the expansion of facilities and purchases of equipment which was necessary in connection with research and development activities, services performed under various subcontracts and manufacturing requirements.

         At May 31, 2000, the Company had cash of $406,175 as compared to a cash level of $260,437 at February 29, 2000. Inventories decreased by $1,184,987 due primarily to the disposition of assets of the Company's ceramics subsidiary.

         Cash flows used in operations decreased by $5,148,409 as compared to the fiscal quarter ended May 31, 1999. The Company's working capital was a negative $945,203 at May 31, 2000 as compared to $826,213 at the fiscal year ended February 29, 2000 while the current ratio declined to .95:1 at May 31, 2000 from 1.05:1 at February 29, 2000.

         In the fiscal quarter ended May 31, 2000, the Company received net proceeds of $284,000 from the sale of 150,000 shares of the Company's common stock. The Company also satisfied a liability of $125,000 through the issuance of 462,963 shares of common stock. In the fiscal quarter ended May 31, 1999, the Company received proceeds of $9,300 from the exercise of warrants. The Company also satisfied a liability of $20,000 through the exercise of 40,000 warrants.

         The Company's cash flow generated from operating activities has to date not been sufficient to fund its working capital needs. In the past, the Company has relied upon external sources of financing to maintain its liquidity, principally private and bank indebtedness and equity financing, and the sale of assets. No assurances can be provided that these funding sources will be available in the future, or at the times and in the amounts necessary. The Company currently intends that funding required for future growth, operations or any joint ventures entered into would occur through a combination of existing working capital, operating profits, equity, sale of non-essential assets and favorable financial terms from vendors. The inability of the Company to obtain sufficient working capital at the times and in the amounts required would have a material adverse effect on the Company's business and operations.

         Current fixed monthly expenses corporate wide, average approximately $900,000, principally for labor, overhead, travel and professional fees.

         The Company owns its buildings located in El Segundo. Rent expense was approximately $.9 million for Fiscal 2000, $1.8 million for Fiscal 1999, and $1.3 million for Fiscal 1998. At February 29, 2000, the Company has no long term operating leases.

Debt Restructuring

         Following is a description of the principal components of Aura's debt restructuring:

         Restructuring of RGC International Investors, LDC, Debt.

         Between October 1997 and March 1998 the Company issued an aggregate of $21.5 million of its convertible unsecured debentures to RGC International Investors, LDC ("RGC"). The debentures accrued interest at the rate of 7% per annum, with the entire principle amount due and payable between 2002 and 2003, and were convertible into common stock based upon a formula related to the market price of the Common Stock. In October 1998 the Company issued to RGC a $3 million convertible note which was secured by a lien on certain of the Company's assets.

         In October 1999 the Company entered into an agreement with RGC International Investors, LDC and a third party investor (AuraSound's assets purchaser) whereby RGC (i) sold to the third party the Company's three Convertible Unsecured Debentures (the "RGC Debentures"), in the aggregate principal amount of $17,365,000, (ii) exchanged with the Company its $3 million Secured Convertible Note for a new non-convertible Secured Note (the "New RGC Note") in the principal amount of $3 million, and (iii) cancelled Warrants to purchase 9,000,770 shares of the Company's Common Stock in exchange for new Warrants to purchase 1,000,000 shares of common stock exercisable at $0.375 per share. The New RGC Note bears interest at the rate of 8% per annum, with principal and interest payable no less frequently than quarterly. The New RGC Note continues to be secured by a lien on certain assets of the Company, including inventory and accounts receivable.

         Under the agreement with the new holder of the RGC Debentures, the RGC Debentures were convertible into a maximum of 46,500,000 shares of the Company's Common Stock unless Aura failed to complete the restructuring with Infinity. The holder of the RGC Debentures converted a portion of the RGC Debentures into 46,500,000 shares of Common Stock and canceled the remaining outstanding principal and interest owed under the RGC Debentures as of the consummation of the restructuring of approximately $17.4 million of outstanding Debentures held by Infinity. See "Restructuring of Infinity Investors Debt" below.

         Retirement of JNC Debt

         In June 1997 the Company issued a $4 million convertible debenture in a private placement to JNC Opportunity Fund, Ltd. ("JNC"). The debenture accrued interest at the rate of 7% per annum, payable quarterly, and was due and payable in June 1999. The Debenture was convertible into shares of the Company's Common Stock at the then current market price at the time of conversion. The investor also received 318,000 warrants exercisable at $3.50 per share.

         In December 1999, the Company consummated an agreement with JNC Opportunity Fund, Ltd. resulting in the surrender for cancellation by JNC of the Company's Convertible Debenture and 318,000 warrants in exchange for a cash payment of $430,000, 3,500,000 shares of the Company's Common Stock and 113,000 Warrants exercisable at $0.375 per share expiring December 1, 2002.

         Restructuring of Infinity Investors Debt

         In March 1997 the Company issued $15 million of convertible Debentures to a group of accredited investors in a private placement. The Debentures were convertible into Common Stock of the Company in accordance with a stated formula. In October 1997 the Company and the investors entered into an Agreement modifying the Debentures to eliminate the conversion feature in exchange for increasing the interest rate on the principal to 18% and the payment of a quarterly fee of $935,000 for each quarter during which the Debentures remain outstanding. The stated maturity of the Debentures was shortened from March 2000 to September 1998. The Debentures, as modified, are secured by a Note from NewCom to Aura in the original principal amount of $17 million and 1,250,000 shares of NewCom stock, subject to adjustment under certain circumstances. As part of the modification, the Company issued warrants for an aggregate of 2,500,000 shares of Common Stock at an exercise price of $2.50 per share, subject to adjustment after one year under certain circumstances. The Company was unable to retire the Debentures upon their maturity in September 1998. As of February 28, 1999 these debentures had an outstanding balance of approximately $17.4 million.

         Subsequent to September 1998 the Company engaged in extensive negotiations with the holders of these Debentures. In February 2000 the Company consummated an agreement with these holders and a third party to exchange (the "Exchange") the Debentures for $3 million in cash, 1,111,111 shares of common stock, 100,000 Warrants exercisable at $0.375 per share, and new Secured Notes (the "New Secured Notes") in the aggregate original principal amount of $12.5 million of which $12 million was outstanding as of August 31, 2000. The New Secured Notes are secured by a lien on the Company's assets, bear interest at the rate of 8% per annum, interest only payable quarterly, with the principal due three years from the date of the exchange. In the event of an uncured default under the New Secured Notes, the holder is entitled to convert the unpaid principal and interest into Common Stock of the Company, at $.60 per share. The Company is entitled to a discount if the New Secured Note is prepaid, which discount is initially 20% of the amount prepaid, and the discount declines ratably over the three year term of the New Secured Note.

         Restructuring of Trade Debt

         In December 1999, the Company implemented a restructuring of approximately $10.8 million of trade debt held by certain trade creditors whereby the holders of a substantial portion of the trade debt have agreed to the repayment of outstanding trade debt over a period of three years, with interest at 8% per annum, commencing January 2000. Certain trade payables are subject to continuing negotiations with the creditors.

         Completion of Common Stock Private Placement

     In November 1999 the Company completed a private placement of approximately 27 million shares of its Common Stock at $0.27 per share, resulting in gross proceeds of approximately $6.9 million.

Changes in Accountants

         In August 2000 the Company received a notice of resignation from its independent auditors, Pannell Kerr Forster, Certified Public Accountants, A Professional Corporation ("PKF"). Having served as the independent auditors of the Company since 1992, PKF has never had nor does it currently have any disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure or any reportable events. The auditors reports on the financial statements for the past eight years during its entire engagement period have not contained any adverse opinion or disclaimer of opinion and have not been qualified or modified as to uncertainty, audit scope or accounting principles except for fiscal years 1999 and 2000 when the audit reports were modified with a going concern uncertainty. The Company has been informed that PKF's decision was due to business reasons.

                  PKF is fully cooperating with the auditor selection and transition process, which the audit committee expects to complete as soon as possible. The Company as part of its restructuring strategy and focus on the AuraGen, will now seek to reduce its costs associated with its audits. The Company's next audited financial report for the year ending February 28, 2001 is due to be filed on May 31, 2001.

                  Unrelated to its  decision  and  pursuant to SEC rules,  under
Item 304(a)(1)(v)(C)(1)(i) of Regulation S-K, PKF advised that information had come to its attention which, if further investigated, may materially impact the fairness or reliability of previously issued audit reports or the underlying financial statements of Aura Systems Inc. and Subsidiaries. The information was contained in court filings of the SEC in regards to the Staff's response to motions to quash subpoenas. These motions were filed in connection with a pending SEC investigation, reported publicly by the Company in a press release dated January 20, 1999.

                  The Staff of the SEC has advised the Company that the investigation is confidential and should not be construed as an indication that any violation of law has occurred or as a reflection upon any person, entity or security. The Company is cooperating fully with the inquiry. The Company does not believe that the matters referred to in the SEC Staff's requests will have a material effect on the Company's future financial condition or results of operations.

                                    BUSINESS

I.       INTRODUCTION

         Aura Systems, Inc. ("Aura" or the "Company"), a Delaware corporation, was founded in 1987 to engage in the development, commercialization and sales of products, systems and components using its patented and proprietary electromagnetic and electro-optical technology. Since 1987 the Company's proprietary and patented technology has been developed for use in systems and products for commercial, industrial, consumer, and government use.

         Prior to Fiscal 1992, the Company was engaged in various classified military programs, which allowed the Company to develop its electromagnetic and electro-optical technologies and applications. A number of "one-of-a-kind" systems were built and successfully tested in these fields. Subsequently, the Company developed additional electromagnetic and electro-optics know-how and technology and transitioned from a supplier of defense technology to a supplier of consumer and industrial-related products and services.

         In 1994, the Company founded NewCom, Inc. ("NewCom"), a Delaware corporation, which engaged in the manufacture, packaging, selling and distribution of computer-related communications and sound-related products, including modems, CD-ROMs, sound cards, speaker systems and multimedia products. As a result, the Company expanded its presence in the growing multimedia, communication and sound-related consumer electronics market.

         In 1996,  the Company  acquired 100% of the  outstanding  shares of MYS
Corporation of Japan ("MYS") to expand the range of its sound products and speaker distribution network. MYS engaged in the manufacture and sale of speakers and speaker systems for home, entertainment and computers. In Fiscal 2000, the Company sold MYS to MYS management.

         In September 1997, NewCom completed an initial public offering, decreasing Aura's ownership in NewCom down to a majority interest at the conclusion of the offering. During the second half of Fiscal 1999 NewCom's business suffered from adverse industry conditions, including increased price reductions and a decline in demand resulting from increased incorporation of computer peripherals at the OEM level. These conditions resulted in heavy losses to NewCom and its competitors, causing a buildup in inventory and difficulty in collecting receivables from mass merchants. NewCom's business reached a critical juncture in the fourth quarter of Fiscal 1999 when Deutsche Financial Services, which maintained NewCom's working capital line, announced that it was unwilling to continue to advance working capital to NewCom under its credit facility. This, in conjunction with the actions of the retail mass merchants, resulted in the cessation of NewCom operations in early Fiscal 2000.

         Aura anticipated that its working capital needs in Fiscal 1999 would be met from a number of sources, including the repayment by NewCom of approximately $20 million of indebtedness, which was due in September 1998, and proceeds from external debt and equity financing. NewCom was unable to meet its obligations to Aura in September 1998, ultimately creating a significant cash shortfall to Aura. This required Aura beginning in late January 1999 to refocus its operations by shutting down certain operating divisions, selling its MYS subsidiary, licensing and selling proprietary based AuraSound speaker technology and assets, and leasing its Electrotec concert touring sound equipment. The Company also temporarily suspended the further development of certain electro-magnetic projects, including the electromagnetic valve actuator ("EVA"). In Fiscal 2000 the Company entered into agreements providing for the restructuring of more than $85 million of debt and contingent liabilities. Of this amount, over $37 million was either converted into equity or forgiven. Subsequent to Fiscal 2000 the Company sold its Aura Ceramics division. See "Item 7 Management Discussion and Analysis of Financial Condition and Results of Operations."

         The Company's operations are now focused on manufacturing and commercializing the AuraGen(R) ("AuraGen") family of electromagnetic products, with applications for military, industry and the consumer. The AuraGen is a unique, patented electromagnetic generator that is mounted to the vehicle engine, which generates both 110 and 220 volt AC power at all engine speeds including idle. Commercial production of the AuraGen commenced in Fiscal 1999 and product is being distributed and sold through dealers, distributors and OEMs.

         The Company intends to continue to focus its business on the AuraGen line of products (See "Description of Business Magnetic Technology"). In addition, the Company is entitled to receive royalties from Daewoo Electronics
Co., Ltd. ("Daewoo") for its electro-optics technology ("AMA") licensed to Daewoo in 1992 (See "Description of business - Electro-Optical Technology").

II.      DESCRIPTION OF BUSINESS

A.       Technology

     1.  Magnetic Technology

         The Company has developed and patented highly efficient magnetic circuits, which the Company believes provides substantial improvements over devices of similar purpose, available prior to Aura's technology. These designs include the Ferrodisk Induction Motor applied in the Company's electromagnetic power generator technology and electromagnetic actuators, such as the HFATM and the EMATM actuator designs.

         Ferrodisk Induction Motor (AuraGen(R))

         In Fiscal 1993, the Company's research discovered that certain magnetic circuit equations could apply, with different parameters, to describe linear actuators that could provide exceptional high force levels in a device of relatively small volume and weight. As this concept extended from a linear actuator to a rotary actuator, an electrical induction motor called the "Ferrodisk Motor" was developed by the Company.

         In the latter half of 1995 and in early 1996, a device named the Ferrodisk Alternator Starter (FAS(TM)) was designed, built, tested, installed on a Ford Ranger truck, and displayed publicly at the Society of Automotive Engineers (SAE) trade show. FAS(TM) used its large torque capacity to start the engine with direct drive, that is, with no gearing. After starting, its function converted to that of an alternator, which had a capacity for generating power several times that of a conventional alternator. The Company called this electromagnetic power generation feature the "AuraGen".

         The AuraGen contains aluminum bars and rings embedded in it. AC voltages, similar to household currents, set up electric currents in the electromagnets, creating a series of magnetic poles that whirl around the rings. When the disk of steel is forced to spin faster than the motion of the magnetic poles, there is an interaction between the magnetism in the disk and the coils of the electromagnets. The electric currents in the wires are pushed so they flow backwards against the voltages, and this effect builds up the electrical energy content in the electronics at the expense of mechanical energy provided by the rotor. The electronic box of the AuraGen provides the alternating voltages to make the device work, stores the electrical energy generated, and prepares the exact type of voltages as in household wiring. The device is controlled by a computer processor that continuously measures the speed of the AuraGen rotor and the power drawn by the user, so that alternating voltages of the best phase and frequency are sent to the electromagnets.

         Magnetic High Fidelity Actuators (HFATM)

         Actuators are used in a wide range of applications, including high speed, precision computer-controlled applications such as the control of aircraft flaps, and heavy-duty applications such as the lifting of the bed of a dump truck. Actuators are generally hydraulic, pneumatic, mechanical or voice coil.

     The Company believes that its high fidelity electromagnetic actuator HFATM, is the first "Lorenz's Law" actuator to provide both the high forces and long strokes produced by hydraulic or pneumatic actuators at the speed and precision of response produced by voice coil actuators. This ability is attributable to the patented magnetic design. The Company has commercially used its HFATM technology in applications such as actuated weld heads and shakers.

         Electromagnetic Actuator (EMA(TM))

         During Fiscal 1995, the Company developed, built and demonstrated a new type of actuator, called the Electromagnetic Actuator, or "EMATM." The Company developed EMATM to fill the performance gap between linear actuators and solenoids. To date, the principal application of the EMATM has been in Aura's Electromagnetic Valve Actuator System ("EVA(TM)"), a patented electromagnetically powered system which opens and closes engine valves at any user specified time interval.


     An advantage of EMATM over a solenoid is its actuator-like ability, which provides consistent force over much longer lengths. To be used for an application requiring proportional control, a "proportional" solenoid requires complex electronics to compensate for this inherent non-linearity. An EMATM basically "spreads" the solenoid's peak force over the entire stroke, providing linear force over a greatly extended stroke length without the need for complex electronics.

     2.  ELECTRO-OPTICAL

         Light Efficient Displays - Actuated Mirror Array (AMATM)

         The Company has developed and patented a technology (a "light valve") for generation of images called the Actuated Mirror Array (AMATM). The AMA(TM) utilizes an array of micro actuators in order to control tiny mirrors whose position change is used to cause a variation in intensity. The Company expects this device could have a major impact on applications where light efficiency is paramount, such as in large screen television, movie and exhibition displays, and the testing of electro-optical devices for military or civilian use.

         Although there can be no assurances, the Company believes that the AMATM can be manufactured at a competitive cost in large quantities, thus making it commercially feasible. Thus, AMATM based devices are expected to potentially offer the combination of increased display intensity at a competitive production cost. The Company believes that the AMATM technology has a technical advantage over other technologies in achieving higher contrast, more intensity and longer lived elements.

         Light displays, such as projectors and large screen televisions, can be made by a number of techniques, many of which are currently available. These include liquid crystal displays ("LCD"), cathode ray tubes ("CRT"), deformable mirror displays ("DMD"), oil film projectors and plasma tubes. For the segment of the display market addressing large images, the principal requirement is to get more light out per unit watt of electricity in. However, each of these technologies requires the utilization of an element, which causes a loss of light efficiency in order to create the image.

         Liquid crystals utilize an electric field to change the light polarization properties of a surface, which is divided into an array of cells to paint an image. Cathode ray tubes utilize an electron beam, which is bent by the video signal to create images by colliding with a phosphor on the front surface to create light. DMD's utilize an electric field to bend a mirror at a large angle to switch it to either "on" or "off". Oil film projectors change the transmissive properties of an oil film allowing an image to be created. Plasma tubes create an electrical discharge in a tiny tube with gas. The gas glows allowing an image to be created by an array of such tiny tubes. Each of these technologies has their own advantages and limitations, thus creating niches within the display market where competitive advantages can be achieved.

         The Company has entered into a license and manufacturing agreement with Daewoo Electronics Co., Ltd. to manufacture televisions and other devices based on AMATM technology (See " Description of Business-Certain Product Risk Factors-AMA").

B.       Products

         1.       AuraGen(R)

         The AuraGen is a patented technology (US Patent No. 5,734,217) that could potentially have substantial benefits in size, weight and cost for induction type electric motors and generators. The technology allows the construction of induction machines of somewhere between one-half to two-thirds reduction in weight and size for the same output. The machine itself does not use any exotic materials and the components are simple to manufacture with conventional tooling. In addition to the mechanical advantages the system uses a proprietary control system which optimizes efficiency as a function of required load. The AuraGen could potentially offer substantial cost savings due to reduced material requirements and simpler components. While the technology has wide applications over a large range of horsepower it is best utilized for machines in the range of 1.5 to 50 horsepower. The Company has invested substantial resources to develop the technology into a rugged system that can be sold commercially.

         The first family of products using the AuraGen technology are generators designed to fit under the hood of a full size pickup truck, Sports Utility Vehicle (SUV) or other large vehicle. In the under-the-hood application the AuraGen can provide an effective torque to weight ratio of 0.648 ft-lb/lb with efficiency of 86% as compared to a typical heavy duty brush-less alternator which has an effective torque to weight ratio of 0.109 ft-lb/lb and efficiency of 65%. Thus the AuraGen produces nearly six times more power per pound than typical heavy-duty alternators.

         The Company has gone through extensive testing of its 5kw (5000 watts) continuous power rated mobile electric generator in both the laboratory and in the field. Over 1000 units have been in the field for up to two years. The Company has begun selling the 5KW 120/240V pure sine wave systems with total harmonic distortion of less than 4%. Aura currently offers systems that fit in over 70 different engine configurations in popular GM, Ford and Chrysler vehicles, as well as some models of full size trucks. In addition, the Company is developing other power rated generators between 3.5KW and 12.5KW, all of which will fit under-the-hood of the types of vehicles described above.

         The North American market for mobile generators is estimated to be in excess of $4 billion per year and growing at 4% to 5% per year. The worldwide use is estimated to be over $10 billion per year. Traditional mobile power users are found in construction, cable, emergency/rescue, marine, railroad, recreational vehicles, telecommunications, tool sales truck, utilities, municipalities and personal use. In addition to the traditional mobile power market for generators, due to its compactness and clean power, the AuraGen could potentially allow for applications that were not practical until now, particularly in areas that require computers and other sensitive instruments.

         One area where the AuraGen could be used with great advantages in both cost and logistics is the military. In military applications, getting quiet clean power from vehicles at low speed could potentially be critical as the Army changes to digital applications with numerous sophisticated electronics and sensors. The US Army has been testing the AuraGen product for over two years for numerous applications and to date the results show a reliable and effective system that can be used by the military. The Company is currently working with the US Army for the use of the AuraGen in multiple army vehicle types.

         Another area where the AuraGen could potentially offer unique possibilities is in the telecommunication industry. Currently the AuraGen is used by a number of broadcasting TV stations in their mobile news vehicles. The AuraGen is also being used by cable companies for numerous applications. The technical possibilities of the AuraGen have generated numerous interests from utilities as well as municipalities across the nation. Over 23 utilities in the U.S. have also purchased and are evaluating the AuraGen for their applications and requirements. The Company has shipped a number of AuraGen units to two major telecommunication companies and numerous state and federal agencies are evaluating the AuraGen for their specific applications.

     The Company is positioning itself in the market place as a turn key mobile power solution that is safer, more reliable, more convenient, with better quality at an effective cost. The safer solution is based on the following: a) no need to carry fuel in a container, b) no exposed hot components to touch/start, c) nothing heavy to lift, d) no pull start required, e) power outlets located away from hot components and f) not easily stolen.

         The increased reliability is based on using the standard vehicle engines as compared to small stand-alone engines. The system does not require any maintenance (except normal belt wear and tear) and does not have any starting problems associated with gensets. The system uses the standard vehicle exhaust system, which results in a quieter, cleaner power generating system.

     The AuraGen solution provides convenient power by: a) not using up valuable cargo space, b) not requiring an additional fuel tank, c) no need to wait for the genset to cool down, d) available power while driving or parked and e) the power setup and use is totally transparent to the user. The quality of power delivered by the AuraGen system is pure 60 or 50 Hz sine wave at a constant voltage. As a result one can operate sensitive equipment such as computers and coarse power such as tools and compressors at the same time.

         2.       Electromagnetic Valve Actuator (EVA(TM))

         EVATM is an electromagnetic actuator capable of opening and closing internal combustion engine valves, replacing the mechanical camshaft on an engine. Two major benefits arise from the EVA's ability to open and close the valve electromagnetically: 1) the camshaft and associated mechanical hardware can be eliminated; and 2) the opening and closing of the intake and exhaust valves can be commanded by the engine computer. Computer control of the valve timing has potentially material benefits to engine performance, fuel economy and emissions. With EVATM, the computer can precisely control the amount of air that is allowed into the engine in the same way that modern fuel injectors control the amount of fuel. By optimizing this "fuel-air mixture" dynamically as a function of engine RPM and load, optimum engine performance can be achieved over the entire operating range of the engine. With a standard camshaft, the engine can be optimized at only one range of RPM and load conditions. That is why very high performance engines idle "rough", as they are optimized for high RPM, thereby sacrificing smoothness at low RPM.

         By optimizing the fuel-air mixture dynamically, both performance (horsepower) and fuel economy will increase, while emissions are expected to decrease. The entire camshaft assembly, which includes the timing chain, camshaft and rockerarms is replaced by very simple valve actuators. Other emission systems currently on the vehicle, such as the EGR (exhaust gas recirculation) and IMRC (intake manifold runner control) valves can be eliminated. The throttle assembly can also be eliminated by using EVATM to control the amount of air going into the engine.

         In recent years, the Company has entered into agreements with 15 companies to retrofit EVA's on different types of diesel, automobile and motorcycle engines for evaluation and testing. During Fiscal 1998 an EVA system was delivered to a major domestic Original Equipment Manufacturer (OEM) for the purpose of evaluating EVA for possible use in its automobile production. In Fiscal 1998, the Company developed a new, more reliable servo control system that provides reduced power usage and reduced noise over the entire RPM range. In addition, the Company started work on an improved latching mechanism for EVA that will further reduce noise in the system.

         In Fiscal 1999 as part of its refocus, the Company temporarily suspended its activities on further EVA development and commercialization to focus its resources on the AuraGen. The Company is however, pursuing licensing of this technology to third parties. The Company has not yet entered into any licensing agreements for EVA.

C.       Certain Product Risk Factors

         The Company's business on a going-forward basis is focused on the AuraGen family of products and on royalties for the AMA technology. While the technology for the AuraGen has been extensively tested and verified , there are significant risks associated with developing a market place for such a new product. The Company is totally dependent on Daewoo Electronics for exploiting the AMA technology. Certain of these risk factors are discussed below.

         1.       AuraGen(R)

         The AuraGen is a new product with limited history in the market place. There can be no assurances that the product will succeed in the marketplace.

         Currently, the Company's AuraGen is being evaluated by the U.S. Army with a potential for a contract to install the AuraGen in thousands of military vehicles. No assurances can be given when or if the contract will materialize and what the ultimate size of the contract may be.

         The U.S. Army has recently completed the field test of 5kW and 10kW AuraGens. No assurances can be given as to if and when the U.S. Army will conduct other tests.

         The Company has recently delivered to the U.S. Army 10kW AuraGens. No assurances can be given that the Army will purchase any material quantities of this product.

     The U.S. Marine Corp. has recently purchased 5kW AuraGens for evaluation. No assurances can be given that any sizable contract will develop.

         The AuraGen is currently configured for 110 and 240 volts. The 240V systems that are in use in other countries are different from the U.S. 240-Volt system. The Company is currently providing a solution that requires an additional transformer. A future solution may incorporate the required changes into the Electronic Control Unit ("ECU"). While the Company expects it is straightforward to make the changes to the international 240 Volt, it has not been done as yet. No assurances can be given as to when or if the changes will be made.

         The Company has recently completed the development of a 10kW AuraGen in the same geometric envelope as the 5kW unit. No assurances can be given that such a device will succeed in the market place.

         2.       Actuated Mirror Array (AMA(TM))

         The Company licensed its AMA technology to Daewoo Electronics, Co., Ltd. of Korea ("Daewoo"). Since 1992, Daewoo has been responsible for the commercialization, production and sale of the AMA products. Daewoo in Fiscal 1999 announced the completion of the commercialization of the AMA. Due to Daewoo's financial crisis, no assurances can be given as to the future plans of the AMA technology at Daewoo.

         The AMA(TM)/Aurascope(TM) is a new product without a history in the marketplace. There can be no assurances that the product will succeed in the marketplace.

         The Company's rights under the license agreement provide for a royalty to be paid on every unit sold by Daewoo and 50% of all sublicensing fees collected by Daewoo. No assurances can be given as to when and if the royalty stream will start.

D.       Competition

         The Company is involved in the application of its technology to a variety of products and services and, as such, faces substantial competition from companies offering different and competitive technologies.

         The Company believes the principal competitive factors in the markets for the Company's products include the ability to develop and market technologically advanced products to meet changing market conditions, price, reliability, product support and the ability to secure sufficient capital resources for the often substantial periods between technological concept and commercialization. The Company's ability to compete will also depend on its continued ability to attract and retain skilled and experienced personnel, to develop and secure patent and other protection for its technology and to exploit commercially its technology prior to the development of competing products by others.

         The Company competes with many companies that have more experience, name recognition, financial and other resources and expertise in research and development, manufacturing, testing, and obtaining regulatory approvals, marketing and distribution. Other companies may also prove to be significant competitors, particularly through their collaborative arrangements with research and development companies.

         Portable generators ("Gensets") meet a large market need for auxiliary power. Millions of units per year are sold in North America alone, and millions more are sold across the world to meet market demands for 1 to 10 kilowatts of portable power. The market for these power levels basically addresses the commercial, leisure and residential markets, and divide essentially into: a) higher power, higher quality and higher price commercial level units; and b) lower power, lower quality and lower price level units.

         There is significant competition in the auxiliary power market from portable generator sets with such companies as Onan, Honda and Kohler which are well-established and respected brand names in the genset market for high reliability auxiliary power generation. There are presently 44-registered genset manufacturers.

         The following table is a summary comparing the leading Genset products with the AuraGen(R).

TABLE 1: GENERATORS
                          Onan                Honda             Honda               Kohler            AuraGen(TM)
Parameters                Marquis 5000        EG5000X           EX5500              5CKM              G5000
------------------------- ------------------- ----------------- ------------------- ----------------- -----------------

Rated Power               5,000 W             4,500 W           5,000 W             5,000 W           5,000 W
Weight                    258 lbs/117.3 kg    146 lbs/66.4 kg   393 lbs/178.6 kg    268 lbs/122 kg    68 lbs/30.9 kg
Cubic Feet/
Cubic Meters              6.72/.19            5.39/.15          26.80/.76           3.71/0.11         0.25/0.01
Output                    120 V               120/240 V         120/240 V           120/240 V         120/240 V
Engine RPM
@ Rated Output            1,800               3,600             3,600               1,800             1,300
Noise (db @10 Ft.)`       73.5                82                65                  88.5              64
Load-Follower
Economy                   No                  No                No                  No                Yes


         In  addition  to  competition   from  Gensets,   there  are  six  major
manufacturers of Inverters in the United States including Vanner, Dimension and Heart.

         Inverters provide strong competition in specific markets of the overall market place for mobile power. The specific markets where inverters are strong competitors are ambulance, fire and rescue, small recreational vehicles and telecommunications.

         Limitations of Inverters:

o    Inverters address a much more limited and specialized market than gensets;
o The most significant portion of inverter sales are in the lower power range i.e., 2500 watts or lower.
o True quality inverter power above 2500 watts requires a 24-volt automotive electrical system (twice 12 volts); and the maximum output for quality power in the commercial market is on the order of 4800 watts. (See Table
     2).
o Higher quality power (pure sine wave and well-regulated 60Hz) is a significant cost factor in inverters (Table 2). o Often, inverters require upgraded vehicle alternator and battery harness, and--for extended use period without battery charging--an additional battery pack.

TABLE 2: INVERTERS

                                    Heart I/F       Vanner         Vanner        Vanner         AuraGen(TM)
Parameters                          Freedom 25      Bravo 2600     TB30-12       A40-120X       G5000

1. Max Rated Power (Watts)          2500            2600           2800          4800           5000
2. Weight (LBS)                     56              70             75            110            68
2A. Weight Battery Pack             Add/No          Add/No         Add/No        No             No
3. Overall Cubic In.                1207.5          1866.73        1800          2595.94        432.73
4. 60 Hz                            Yes             Yes            Yes           Yes            Yes
5. Sine Wave @ All RPM              Modified        Modified       Yes           Modified       Yes
6. Battery Discharge Operation      Yes             Yes            Yes           No             No
7. Vehicle Engine Noise
         (db @ 10Ft.)               64              64             64            64             64
8. Load Follower-Economy            Yes             Yes            Yes           Yes            Yes

E.       Manufacturing

         The AuraGen is assembled at Aura's facility in El Segundo, California with parts which are produced by various suppliers. In Fiscal 1996 the Company acquired a 27,692 square foot manufacturing facility in El Segundo for the AuraGen production line. In Fiscal 1998, the Company set up the production facilities in the acquired building. This facility is for assembly and testing and has a production capability of 5,000 units per month per operating shift. The Company leased an approximate 38,000 square foot ceramics facility in New Hope, Minnesota. Subsequent to Fiscal 2000 year end the Company sold its ceramics division and no longer leases this facility.

F.       Quality Assurance and Testing

         As the Company focuses its activities on the AuraGen, quality assurance and testing is a very important component. The Company performs qualification testing on the AuraGen hardware components, the Electronic Control Unit ("ECU"), all software and on installed in-vehicle systems to ensure reliability in the field. The qualification testing includes; 1) in-house endurance testing, 2) in-house parametric thermal testing, 3) in-house power quality testing and 4) independent laboratory environmental testing. In addition, field failure testing is performed on all returned units.

         In addition to the qualification testing, the Company has established a Quality Management system, and is in pursuit of both ISO and QS 9000 registration. Elements include a controlled manufacturing lot traceability system, documentation and configuration control system, as well as acceptance test and compliance procedures at all manufacturing levels, including suppliers. The Company also uses automated tools for SPC, In-Process Inspection and Functional Test on its AuraGen assembly line.

G.        Product Development Expenditures

         During the fiscal years ended February 29, 2000, February 28, 1999, and February 28, 1998 the Company spent approximately $ 0.1 million, $ 2.0 million and $.5 million, respectively, on Company sponsored research and development activities. The Company plans to continue its research and may incur substantial costs in doing so. All of the Company's sponsored R & D is focused on technological enhancements and product developments for the AuraGen.

H.       Patents

         Since Aura is engaged in the development and commercialization of proprietary technology, it believes patents and the protection of proprietary technology are important to its business. The Company's policy is to protect its technology by, among other ways, filing patent applications for technology which it considers important to the development of its business. The U.S. Patent Office has to date issued 78 patents. A majority of these patents expire between the years 2008 and 2015. The Company's first issued Auragen patent however, expires in the year 2017. Of the issued patents, 29 pertain to its automotive/industrial applications, 21 pertain to its electrooptical applications and 28 pertain to sound applications. There are additional patent applications in various stages of preparation for filing and numerous patents are pending. There are no assurances that any of the patent applications or any new other patents will be issued in the future. The Company believes that its issued and allowed patents enhance its competitive position.

I.       Employees

         As of February 29, 2000 the Company employed approximately 85 persons. The Company believes that its relationship with its employees is good. The Company is not a party to any collective bargaining agreements.

J.       Principal Sources of Revenues

         For the year ended February 29, 2000, ceramics products were the largest single source of revenue on a consolidated basis, constituting approximately $2.9 million or 40% of net revenues. Sound related products totaled approximately $.6 million or 8% of net revenues. License fees for sound related patents constituted $1.5 million or 21% of revenues. For the year ended February 28, 1999, multi-media products and modems were approximately $46.8 million or 57.4% of net revenues, sound related products were approximately $29 million or 35.6% of net revenues. With the sale of the sound related operations in Fiscal 2000, and the sale of the ceramics facility subsequent to Fiscal 2000, the principal source of revenue going forward will be related to the Company's AuraGen products.

K.       Significant Customers

         The Company sold ceramics related products to a single significant customer during Fiscal 2000 for a total of approximately $2.1 million or 29.7% of net revenues. After Fiscal 2000 this customer will not be a significant customer as the Company has sold the ceramics division.

PROPERTIES

         The Company owns a 46,000 square foot headquarters facility in El Segundo, California and a 27,692 square foot manufacturing facility also in El Segundo, California for its AuraGen product. These properties are encumbered by a deed of trust securing a Note in the original principal amount of $5,450,000. The Company leases an approximate 38,000 square foot ceramic facility in New Hope, Minnesota. Subsequent to year end the Company sold its ceramics division and no longer leases this facility.

LEGAL PROCEEDINGS

         The Company is engaged in various legal actions listed below. In the case of a judgment or settlement, appropriate provisions have been made in the financial statements.

Shareholder Litigation

         Barovich/Chiau v. Aura

     In May, 1995 two lawsuits naming Aura, certain of its directors and executive officers and a former officer as defendants, were filed in the United States District Court for the Central District of California, Barovich v. Aura Systems, Inc. et. al. (Case No. CV 95-3295) and Chiau v. Aura Systems, Inc. et. al. (Case No. CV 95-3296), before the Honorable Manuel Real. The complaints purported to be securities class actions on behalf of all persons who purchased common stock of Aura during the period from May 28, 1993 through January 17, 1995, inclusive. The complaints alleged that as a result of false and misleading information disseminated by the defendants, the market price of Aura's common stock was artificially inflated during the class period. The complaints were consolidated as Barovich v. Aura Systems, Inc., et. al.

         A settlement agreement for this proceeding was submitted to the Court on July 20, 1998, for preliminary approval, at which time the Court denied the plaintiffs' motion for approval of the settlement. On September 22, 1998, the Company and certain of its officers and directors renoticed their motion for summary judgment. Thereafter, on January 8, 1999, the plaintiffs and the defendants in the Barovich action executed a Stipulation of Settlement pursuant to which the Barovich action would be settled in return for payments by Aura and its insurer to the plaintiff's settlement class and plaintiff's attorneys in the amount of $2.8 million in cash (with $800,000 to be contributed by Aura and $2 million to be contributed by Aura's insurer, subject to a reservation of rights by the insurer against the insureds) and $1.2 million in cash or common stock, at the Company's option, to be paid by Aura. Subsequently the parties and the insurer entered into an amended settlement agreement. As amended the settlement calls for the total settlement amount of $4 million to remain the same, with the insurer contributing $1.8 million, and the remaining $2.2 million to be paid by Aura in cash over a period of three years, with accrued interest at the rate of 8% per annum. The settlement was preliminarily approved by the Court on December 6, 1999, and finally approved in or about April, 2000.

         Morganstein v. Aura

         On April 28, 1997, a lawsuit naming Aura, certain of its directors and officers, and the Company's independent accounting firm was filed in the United States District Court for the Central District of California, Morganstein v. Aura Systems, Inc., et. al. (Case No. CV 97-3103), before the Honorable Steven Wilson. A follow-on complaint, Ratner v. Aura Systems, Inc., et. al. (Case No. CV 97-3944), was also filed and later consolidated with the Morganstein complaint. The consolidated amended complaint purports to be a securities class action on behalf of all persons who purchased common stock of Aura during the period from January 18, 1995 to April 25, 1997, inclusive. The complaint alleges that as a result of false and misleading information disseminated by the defendants, the market price of Aura's common stock was artificially inflated during the Class Period. The complaint contains allegations which assert that the Company violated federal securities laws by selling Aura Common stock at discounts to the prevailing U.S. market price under Regulation S without informing Aura's shareholders or the public at large.

         In June, 1998, the Court entered an order staying further discovery in order to facilitate completion of settlement discussions between the parties. On October 12, 1998, the parties entered into a stipulation for settlement of all claims, subject to approval by the Court. Under the stipulation for settlement Aura agreed to pay $4.5 million in cash or stock, at Aura's option, plus 3.5 million warrants at an exercise price of $2.25. In addition, Aura's insurance carrier agreed to pay $10.5 million. The settlement was finally approved by the Court in October 1999 and was thereafter amended in December 1999 to allow Aura to defer payment of the settlement amount until April 2000 in exchange for an additional 2 million shares of Aura Common Stock, subject to certain adjustments. The deferral resulted from the limitations on the number of shares authorized. The final distribution of stock and warrants to class members occurred in April and May 2000.

NewCom Related Litigation

         Deutsche Financial Services v. Aura

         In June, 1999, a lawsuit naming Aura was filed in the United States District Court for the Central District of California, Deutsche Financial Services ("DFS") vs. Aura (Case No. 99-03551 GHK (BQRx)). The complaint follows DFS' termination of its credit facility with NewCom of $11,000,000 and seizure of substantially all of NewCom's collateral in April, 1999. It alleges, among other things, that Aura is liable to DFS for NewCom's indebtedness under the secured credit facility purportedly guaranteed by Aura in 1996, well prior to the NewCom initial public offering of September 1997. In the proceeding, DFS sought an order to attach Aura's assets which was denied following an evidentiary hearing before the Honorable Brian Quinn Robbins, U.S. Magistrate, and the matter has been ordered by the District Court to binding arbitration. Aura has now responded in arbitration, denying DFS'claims and has asserted in its defense, among other things, that the guarantee, if any, is discharged. In addition, Aura through its counsel, has asserted cross-claims for, among other things, tortious lender liability, alleging that DFS wrongfully terminated the NewCom credit facility, wrongfully seized the NewCom collateral and wrongfully foreclosed upon NewCom collateral, acting in a commercially unreasonably manner. A panel of three arbitrators has been selected and appointed by the American Arbitration Association, and a hearing set for May, 2000 was suspended by the panel without yet scheduling a new hearing date. The Company believes it has meritorious defenses and cross-claims. However, no assurances can be given as to the ultimate outcome of this proceeding.

         Excalibur v. Aura

     On November 12, 1999, a lawsuit was filed by three investors against Aura and Zvi Kurtzman, Aura's Chief Executive Officer, in Los Angeles Superior Court entitled Excalibur Limited Partnership v. Aura Systems, Inc. (Case No. BC220054) arising out of two NewCom, Inc. financings consummated in December 1998.

         The NewCom financings comprised (1) a $3 million investment into NewCom in exchange for NewCom Common Stock, Warrants for NewCom Common Stock, and certain "Repricing Rights" which entitled the investors to receive additional shares of NewCom Common Stock in the event the price of NewCom Common Stock fell below a specified level, and (2) a loan to NewCom of $1 million in exchange for a Promissory Note and Warrants to purchase NewCom Common Stock. As part of these financings Aura agreed with the investors to allow their Repricing Rights with respect to NewCom Stock to be exercised for Aura Common Stock, at the investors' option. Aura also agreed to register Aura Common Stock relating to these Repricing Rights.

         The Plaintiffs allege in their complaint that Aura breached its agreements with the Plaintiffs by, among other things, failing to register the Aura Common Stock relating to the Repricing Rights. The Plaintiffs further allege that Aura misrepresented its intention to register the Aura shares in order to induce the Plaintiffs to loan $1.0 million to NewCom. The Complaint seeks damages of not less than $4.5 million. In January 2000 Aura filed counterclaims against the Plaintiffs, including claims that the Plaintiffs made false representations to Aura in order to induce Aura to agree to issue its Common Stock pursuant to the Repricing Rights. The parties submitted this matter to mediation in June 2000. The Company believes that it has meritorious defenses and counterclaims to the Plaintiffs' allegations. However, no assurances can be given as to the ultimate outcome of this proceeding.

Securities and Exchange Commission Settlement.

         In October, 1996, the Securities and Exchange Commission ("Commission") issued an order (Securities Act Release No. 7352) instituting an administrative proceeding against Aura Systems, Zvi Kurtzman, and an Aura former officer. The proceeding was settled on consent of all the parties, without admitting or denying any of the Commission's findings. In its order, the Commission found that Aura and the others violated the reporting, recordkeeping and anti-fraud provisions of the securities laws in 1993 and 1994 in connection with its reporting on two transactions in reports previously filed with the Commission. The Commission's order directs that each party cease and desist from committing or causing any future violation of these provisions.

         The Commission did not require Aura to restate any of the previously issued financial statements or otherwise amend any of its prior reports filed with the Commission. Neither Mr. Kurtzman nor anyone else personally benefited in any way from these events. Also, the Commission did not seek any monetary penalties from Aura, Mr. Kurtzman or anyone else. For a more complete description of the Commission's Order, see the Commission's release referred to above.

Other Legal Actions

         The Company is also engaged in other legal actions. In the opinion of management, based upon the advice of counsel, the ultimate resolution of these matters will not have a material adverse effect.

                                   MANAGEMENT

                  The following sets forth certain information regarding the Directors and Executive Officers of the Company as of August 31, 2000.


 Name                               Age              Title
Zvi Kurtzman                        52               Chief Executive Officer, Chairman, Board of Directors
Harvey Cohen                        66               Director, member of Audit Committee
Salvador Diaz-Verson, Jr.           47               Director, member of Audit and Compensation Committees
Stephen A. Talesnick                50               Director
Norman Reitman                      76               Director
David F. Hadley                     35               Director
Sanford R. Edlein                   56               Director
Gerald S. Papazian                  45               President, Chief Operating Officer
Arthur J. Schwartz, Ph.D.           52               Executive Vice President
Cipora Kurtzman Lavut               43               Senior Vice President
Neal B. Kaufman                     54               Senior Vice President
Steven C. Veen                      44               Senior Vice President, Chief Financial Officer
Michael Froch                       38               Senior Vice President, General Counsel and Secretary
Keith O. Stuart                     43               Senior Vice President Sales and Marketing
Ronald J. Goldstein                 58               Senior Vice President Sales and Marketing
Jacob Mail                          49               Senior Vice President, Operations


                 Business Experience of Directors and Executive
                       Officers During the Past Five Years

     Zvi Kurtzman is the CEO and Chairman of the Board of Directors of the Company and has served in this capacity since 1987. Mr. Kurtzman also served as the Company's President from 1987 to 1997. Mr. Kurtzman obtained his B.S. and M.S. degrees in physics from California State University, Northridge in 1970 and 1971, respectively, and completed all course requirements for a Ph.D. in theoretical physics at the University of California, Riverside. He was employed as a senior scientist with the Science Applications International Corp. a scientific research company in San Diego, from 1984 to 1985 and with Hughes Aircraft Company, a scientific and aerospace company, from 1983 to 1984. Prior thereto, Mr. Kurtzman was a consultant to major defense subcontractors in the areas of computers, automation and engineering.

         In October, 1996, the Securities and Exchange Commission ("Commission") issued an order (Securities Act Release No. 7352) instituting an administrative proceeding against Aura Systems, Zvi Kurtzman, and an Aura former officer. The proceeding was settled on consent of all the parties, without admitting or denying any of the Commission's findings. In its order, the Commission found that Aura and the others violated the reporting, recordkeeping and anti-fraud provisions of the securities laws in 1993 and 1994 in connection with its reporting on two transactions in reports previously filed with the Commission. The Commission's order directs that each party cease and desist from committing or causing any future violation of these provisions. The Commission did not require Aura to restate any of the previously issued financial statements or otherwise amend any of its prior reports filed with the Commission. Neither Mr. Kurtzman nor anyone else personally benefited in any way from these events. Also, the Commission did not seek any monetary penalties from Aura, Mr. Kurtzman or anyone else. For a more complete description of the Commission's Order, see the Commission's release referred to above.

         Harvey Cohen is a director of the Company and has served in this capacity since August 1993. Mr. Cohen is President of Margate Advisory Group, Inc., an investment advisor registered with the Securities and Exchange
Commission, and a management consultant since August 1981. Mr. Cohen has consulted to the Company on various operating and growth strategies since June 1989 and assisted in the sale of certain of the Company's securities. From December 1979 through July 1981, he was President and Chief Operating Officer of Silicon Systems, Inc., a custom integrated circuit manufacturer which made its initial public offering in February 1981 after having raised $4 million in venture capital in 1980. From 1975 until 1979, Mr. Cohen served as President and Chief Executive Officer of International Communication Sciences, Inc., a communications computer manufacturing start-up company for which he raised over $7.5 million in venture capital. From 1966 through 1975, Mr. Cohen was employed by Scientific Data Systems, Inc. ("S.D.S."), a computer manufacturing and service company, which became Xerox Data Systems, Inc. ("X.D.S.") after its acquisition by Xerox in 1979. During that time, he held several senior management positions, including Vice President-Systems Division of S.D.S. and Senior Vice President-Advanced Systems Operating of the Business Planning Group. Mr. Cohen received his B.S.
(Honors) in Electrical Engineering in 1955 and an MBA in 1957 from Harvard University.

     Salvador Diaz-Verson, Jr. is a director of the Company and has served in this capacity since September 1997. Mr. Diaz-Verson is the founder, and since 1991 has been the Chairman and President of Diaz-Verson Capital Investments, Inc., an Investment Adviser registered with the Securities and Exchange Commission. Mr. Diaz-Verson served as president and member of the Board of Directors of American Family Corporation (AFLCAC Inc.) a publicly held insurance holding company, from 1979 until 1991. Mr. Diaz-Verson also served as Executive Vice President and Chief Investment Officer of American Family Life Assurance Company, subsidiary of AFLCAC Inc. from 1976 through 1991. Mr. Diaz-Verson is a graduate of Florida State University. He is currently a director of the board of Miramar Securities, Clemente Capital Inc., Regions Bank of Georgia and The Philippine Strategic Investment Holding Limited.

         Stephen A. Talesnick is a director of the Company and has served in this capacity since September 1999, following appointment by resolution of the Board of Directors to fill a vacancy pursuant to the Bylaws of the corporation. Mr. Talesnick has owned and maintained a private law practice since 1977, which is presently located in Beverly Hills. Mr. Talesnick specializes in business and financial transactions in addition to entertainment industry related matters. He originally practiced as an associate in the New York law firm of White & Case. In 1992, Mr. Talesnick became a financial advisor in the financial services industry and is registered with the Securities and Exchange Commission. Mr. Talesnick is a graduate of The Wharton School Of Finance And Commerce at The University Of Pennsylvania and received his Juris Doctor degree from Columbia University School Of Law.

         Norman Reitman has served as a director since March 2000 and previously served as a director of the Company from January 1989 to September 1998. Mr. Reitman obtained his B.B.A. degree in business administration from St. Johns University in 1946 and became licensed as a public accountant in New York in 1955. Mr. Reitman is the retired Chairman of the Board and President of Norman Reitman Co., Inc., insurance auditors, where he served from 1979 until June 1990. Mr. Reitman was a senior partner in Norman Reitman Co., a public accounting firm, where he served from 1952 through 1979. Mr. Reitman served on the Board of Directors and was a Vice President of American Family Life Assurance Co., a publicly held insurance company, from 1966 until April 1991.

         David F. Hadley is the founder and president of D.F. Hadley & Co., Inc. ("DFH&Co"). DFH&Co is a boutique financial services firm that provides consulting and advisory services to emerging growth companies located in the western United States. The principals of DFH&Co also seek to invest as principals in the equity securities of DFH&Co clients. Prior to founding DFH&Co in August 1999, Mr. Hadley was a managing director in the global investment banking group of BT Alex. Brown Inc., focusing on the media and communications sector. Mr. Hadley was employed by subsidiaries of Bankers Trust Corporation from 1986 to June 1999. He received his MSc. In Economic History (with distinction) from the London School of Economics and his A.B. from Dartmouth College (summa cum laude).

         Sanford R. Edlein, a Certified Public Accountant, has served as a consultant and senior executive for privately held and public companies for more than thirty years and has assisted in financial and operating matters, corporate governance, crisis management and mergers and acquisitions. He has served on the boards of public companies including Sport Supply Group, Inc., BSN Corporation, Tennis Lady, Escalade Corporation and American Equity Financial Corporation. Since 1998 he has been employed with Glass & Associates, Inc. Previously, from 1996 to 1998 he was CEO, COO and a member of the board of directors of Sport Supply Group, Inc. From 1965 through 1980 and 1989 through 1994, respectively, Mr. Edlein served as a partner and then managing partner of Grant Thornton LLP. Mr. Edlein has a AAS degree from Bronx Community College and a BBA degree from City of New York.

         Gerald S. Papazian has been the Company's President and Chief Operating Officer since July 1997. He joined the Company in August 1988 from Bear, Stearns & Co., an investment-banking firm, where he served from 1986 as Vice President, Corporate Finance. His responsibilities there included valuation of companies for potential financing, merger or acquisition. Prior to joining Bear Stearns, Mr. Papazian was an Associate in the New York law firm of Stroock & Stroock & Lavan, where he specialized in general corporate and securities law with the extensive experience in public offerings. He received a BA, Economics (magna cum laude) from the University of Southern California in 1977 and a JD and MBA from the University of California, Los Angeles in 1981. He served as a trustee of the University of Southern California from 1994 to 1999.

     Arthur J. Schwartz, Ph.D. has been the Executive Vice President of the Company since February 1987. Dr. Schwartz obtained his M.S. degree in physics from the University of Chicago in 1971 and a Ph.D. in physics from the University of Pittsburgh in 1978. Dr. Schwartz was employed as a Technical Director with Science Applications International Corp., a scientific research company in San Diego, California from 1983 to 1984 and was a senior physicist with Hughes Aircraft Company, a scientific and aerospace company, from 1980 to 1984. While at Hughes, he was responsible for advanced studies and development where he headed a research and development effort for new technologies to process optical signals detected by space sensors. While at Aura, he served for 3 years on a Joint Tri Services Committee reporting to the U.S. Government on certain technology issues.

         Cipora Kurtzman Lavut is Senior Vice President, Corporate Communications, and has served in this capacity since December 1991. She previously served as Vice President in charge of Marketing and Contracts for the Company since 1988. She graduated in 1984 from California State University at Northridge with a B.S. degree in Business Administration.

         Neal B. Kaufman is Senior Vice President, Management Information Systems, and has served in this capacity since 1988. Mr. Kaufman graduated from the University of California, Los Angeles, in 1967 where he obtained a B.S. in engineering. He was employed as a software project manager with Abacus Programming Corp., a software development firm, from 1975 to 1985. He headed a team of software specialists on the Gas Centrifuge Nuclear Fuel enrichment program for the United States Department of Energy and developed software related to the Viking and Mariner projects for the California Institute of Technology Jet Propulsion Laboratory in Pasadena, California.

         Steven C. Veen, a certified public accountant, is Senior Vice President, Chief Financial Officer, and has served in this capacity since March 1994. He joined the Company as its Controller in December 1992. Before that, he had over 12 years experience in varying capacities in the public accounting profession. Mr. Veen served from 1983 to December 1992 with Muller, King, Black, Mathys & Acker, Certified Public Accountants. He received a B.A. in accounting from Michigan State University in 1981.

         Michael I. Froch is Senior Vice President, General Counsel and Secretary of the Company and has served as General Counsel since March 1997 and as Secretary since July 1997. He joined the Company in 1994 as its corporate counsel. From 1991 through 1994, Mr. Froch was engaged in private law practice in California. Mr. Froch is admitted to the California and District of Columbia bars. He received his Juris Doctor degree from Santa Clara University School of Law in 1989, during which time he served as judicial extern to the Honorable Spencer M. Williams, United States District Judge for the Northern District of California. He received his A.B. degree from the University of California at Berkeley in 1984, serving from 1982 through 1983 as Staff Assistant to the Honorable Tom Lantos, Member of Congress.

     Keith O. Stuart is Senior Vice President, Sales and Marketing and has served in this capacity since November, 1999. Previously he served as President of the Research Center, from 1995 to 1999 and has been in charge of Hardware Development for Aura since 1988. Mr. Stuart obtained his B.S. and M.S. degrees in electrical engineering from the University of California Los Angeles in 1978 and 1980, respectively. Mr. Stuart worked for Cyphermaster, Inc. during 1986 and was employed by Hughes Aircraft Company, a scientific and aerospace company, prior thereto. Mr. Stuart has designed and fabricated digitally controlled, magnetically supported gimbals that isolate the seeker portion of a United States Space Defense Initiative and has also developed a multi-computer automated test station for the evaluation of sophisticated electro-optical devices.

         Ronald J. Goldstein is Senior Vice President, Sales and Marketing, serving in the capacity since November, 1999. He is responsible for the marketing and sales of AuraGen for worldwide government agencies, military and OEMs, and has served in various capacities at Aura since 1989. He holds two M.S. degrees in Computing Technology and the Management of R & D from George Washington University and has completed coursework for a Ph.D. in Nuclear Engineering from North Carolina State University. Mr. Goldstein has over 25 years of experience in high technology both in government and industry. Since 1989 Mr. Goldstein has been responsible for all marketing and business development activities for the Company and has served since 1995 as President of Aura Automotive. Prior to joining Aura, Mr. Goldstein was Manager of Space Initiatives at Hughes Aircraft Company, a scientific and research company, where he was responsible for the design, production and marketing of a wide variety of aerospace systems and hardware. Prior to joining Hughes in 1982, Mr. Goldstein was the Special Assistant for National Programs in the Office of the Secretary of Defense, and before that held high level program management positions with the Defense Department and Central Intelligence Agency.

         Jacob Mail is Senior Vice President, Operations, serving in this capacity since November 1999. Previously he has served as Vice President of Operations from 1995 to 1999. Mr. Mail served over 20 years at Israeli Aircraft Industries, starting as a Lead Engineer and progressing to Program Manager. He was responsible for the development and production of hydraulic actuation, steering control systems, rotor brake systems and other systems and subsystems involved in both commercial and military aircraft. Systems designed by Mr. Mail are being used today all over the western world. In addition, Mr. Mail has extensive experience in the preparation of technical specifications planning and organizing production in accordance with customer specifications at full quality assurance.


Family Relationships

         Cipora Kurtzman Lavut, a Senior Vice President, is the sister of Zvi Kurtzman, who is the Chief Executive Officer and a director of the Company. Jacob Mail, Vice President, Operations is a first cousin of Cipora Kurtzman Lavut and Zvi Kurtzman.


Board of Directors Meetings and Committees

         Since August 1993, the Company has maintained a Compensation Committee which presently consists of Salvador Diaz-Verson, Jr., Stephen A. Talesnick and David F. Hadley. Since January 1989, the Company has maintained an Audit Committee which presently consists of Sanford Edlein, Harvey Cohen and Norman Reitman. The Audit Committee approves the selection and engagement of independent accountants and reviews with them the plan and scope of their audit for each year, the results of the audit when completed, and their fees for services performed.

         Effective March 2000 each non-employee director is entitled to receive $20,000 per year for serving as a director.

                             EXECUTIVE COMPENSATION

Cash Compensation For Executives

         The following table summarizes all compensation paid to the Company's Chief Executive Officer, and to the four most highly compensated executive officers of the Company other than the Chief Executive Officer whose total compensation exceeded $100,000 during the fiscal year ended February 29, 2000.

                           SUMMARY COMPENSATION TABLE

                                                     Annual                Long Term              All Other
                                                 Compensation(1)Compensation Awards             Compensation(2)
Name and
Principal Position                     Year          Salary             Options/SARs
  Zvi (Harry) Kurtzman                   2000             $386,232                           0                  $  0
  Chief Executive Officer                1999              384,290                   1,000,000
                                         1998              245,018                           0

  Gerald S. Papazian                     2000             $217,777                           0                $2,392
  President and Chief Operating          1999              203,025                     100,000
  Officer                                1998              154,737                           0

  Arthur J. Schwartz                     2000             $210,192                           0                  $  0
  Executive Vice President               1999              204,895                     500,000
                                         1998              172,115                           0

  Steven C. Veen                         2000             $205,469                           0                $2,257
  Senior Vice President and              1999              196,412                     100,000
  Chief Financial Officer                1998              150,127                           0

  Cipora Kurtzman-Lavut                  2000             $203,942                           0                  $  0
  Senior Vice President                  1999              199,221                     500,000
                                         1998              162,225                           0

(1) The amounts shown are the amounts actually paid to the named officers during the respective fiscal years. Because of the timing of the payments, these amounts do not represent the actual salary accrued by each individual during the period. The actual salary rate for these individuals which was accrued during the fiscal year ended February 2000, 1999 and 1998, respectively, were as follows: Zvi Kurtzman - $385,000, $385,000, $200,000; Gerald S. Papazian - $210,000, $210,000, $140,000; Arthur J. Schwartz - $205,000, $205,000, $160,000;
Steven C. Veen - $200,000, $200,000, $150,000; Cipora Kurtzman-Lavut - $195,000,
$195,000, $150,000.

     Of the  compensation  paid in  Fiscal  2000,  $144,561,  $34,781,  $78,201,
$44,918 and $58,520 was paid in the form of restricted common stock of the Company to Mr. Kurtzman, Mr. Papazian, Mr. Schwartz, Mr. Veen and Ms. Kurtzman-Lavut, respectively.

(2) Such compensation consisted of total Company contributions made to the plan account of each individual pursuant to the Company's Employees Stock Ownership Plan during the fiscal year ended February 29, 2000.

         No cash bonuses or restricted stock awards were granted to the above individuals during the fiscal years ended February 29, 2000, February 28, 1999 and February 28, 1998. Effective September 1997, each non-employee director is entitled to receive $30,000 per year for serving as a director, and $5,000 per year for each director who serves on the audit committee.

         The following table summarizes certain information regarding the number and value of all options to purchase Common Stock of the Company held by the Chief Executive Officer and those other executive officers named in the Summary Compensation Table.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                              Number of Unexercised                             Value of Unexercised
                              Options/SARs at Fiscal                            In-the-Money Options/
Name                                       Year End                             SARs at Fiscal Year End*

                                  Exercisable         Unexercisable         Exercisable          Unexercisable

Zvi Kurtzman                          870,000              600,000         $         0              $      0
Gerald S. Papazian                    166,000               60,000         $         0              $      0
Arthur J. Schwartz                    515,000              300,000         $         0              $      0
Steven C. Veen                        215,000              210,000         $         0              $      0
Cipora Kurtzman-Lavut                 515,000              300,000         $         0              $      0

*Based on the average high and low reported prices of the Company's Common Stock on the last day of the fiscal year ended February 29, 2000.

No options were exercised by the above individuals during the fiscal year ended February 29, 2000.

Employment Agreements

         Effective as of March 5, 1998 the Company, following unanimous approval of all five outside, disinterested, directors of the Board of Directors, entered into employment agreements with each of Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut. The employment agreements provide for a term of three years, in each case with provision for automatic one year extensions until either the executive or the Company notifies the other that such party does not wish to extend the agreement. Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut are paid base salaries of $385,000, $205,000, $195,000, $195,000 per year pursuant to their respective employment agreements. In addition, such agreements provide for discretionary annual bonuses as determined by the Board of Directors and target bonuses of up to 50% of the executive's base salary based on the attainment of certain criteria determined by the Compensation Committee. The employment agreements also provide for standard employee benefits, including participation in the Company's stock incentive plan. In addition, the Company is required to maintain, during the executive's term of employment, a life insurance policy with a face value of two times the executive's base salary, provided such premiums do not exceed $10,000 per year.

         Each of the employment agreements provides that if the Company terminates the executive's employment without "cause" (as defined in the employment agreements), then such executive is entitled to receive the base salary at the rate then in effect for the remainder of the term (or for a period of six months if greater), a bonus equal to the highest annual discretionary bonus in the preceding three year period prior to such termination for each fiscal year during the Severance Period, continuation of all life insurance premium payments and all outstanding equity awards would vest. Pursuant to the terms of the employment agreements Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut also received a one time option grant to purchase, respectively, 1,000,000, 500,000, 500,000 and 500,000 shares of Common Stock under the
Company's Option Plan, which options vest over five years. The per share exercise price of such grant is $3.31, which is 5% above the fair market value of the options on the date such options were granted.

         The employment agreements provide that during the term of employment, each executive will be subject to certain confidentiality and non-solicitation restrictions.

Severance Agreements

         Effective as of March 5, 1998, the Company, following unanimous approval of all five outside, disinterested, directors of the Board of Directors, entered into severance agreements with each of Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut. The severance agreements provide for a term of three years, with a provision for automatic one-year extensions until either the executive or the Company notifies the other that such party does not wish to extend the agreement. If a Change in Control (as defined in the agreement) occurs, the agreements will continue for at least 24 months following the date of such Change in Control. The agreements provide that if, following a Change in Control, the executive's employment is terminated without Cause (as defined in the agreement) or with Good Reason (as defined in the agreement) or the executive terminates his or her employment for any reason during the one month period commencing on the first anniversary of the Change in Control, the executive would be entitled to receive (i) three times the sum of the base salary plus the highest annual bonus earned by the executive in the three year period immediately preceding such termination; (ii) continued employee benefits for three years, reduced to the extent benefits of the same type are received by or made available to the executive during the 36 month period following termination; and (iii) accelerated vesting of stock options. To the extent the executive becomes subject to the "golden parachute" excise tax imposed under
Section 4999 of the Internal Revenue Code of 1986, the executive would receive an additional cash payment in an amount sufficient to offset the effects of such excise tax.

Compensation Committee Interlocks and Insider Participation

         Decisions regarding compensation of executive officers for the fiscal year ended February 29, 2000, including stock option grants, were made unanimously by the outside, disinterested, directors of the Board of Directors, after reviewing recommendations of the Compensation Committee.

Employee Stock Option Plans

         In 1989 the Company adopted the 1989 Stock Option Plan, which provided for grants of options to employees of up to 8% of the outstanding Common Stock from time to time. As of January 31, 2000, options for 6,525,300 shares were outstanding under the 1989 Plan and options for 504,400 shares had been exercised. The 1989 Plan expired in 1999. Therefore, no further option grants may be made under the 1989 Plan.

         Therefore, on January 14, 2000 the Board of Directors adopted the 2000 Stock Option Plan (the New Plan), subject to Stockholder approval. The New Plan allows the Company to grant options to purchase the Company's Common Stock to designated employees, executive officers, directors, consultants, advisors and other corporate and divisional officers of the Company and its subsidiaries ("Participants"). The Board adopted the New Plan to provide employee and non-employee Participants with additional incentives to make significant and extraordinary contributions to the long-term performance and growth of the Company and to attract and retain employees, directors, consultants and advisors of exceptional ability.

         Principal Features of the New Plan

         The New Plan authorizes the Committee to grant stock options exercisable for up to an aggregate of 10% of the Company's outstanding shares of Common Stock, based upon the number of shares outstanding from time to time of the Company's Common Stock. As of October 4, 2000, there were 280,588,674 outstanding shares of Common Stock. Therefore, as of such date 28,058,867 option shares were available for grant under the New Plan. No stock options may be granted under the New Plan after February 1, 2010. If a stock option expires, terminates or is cancelled for any reason without having been exercised in full, the shares of Common Stock not purchased thereunder are available for future grants.

         Stock options under the New Plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (the Code), if so designated on the date of grant. Stock options that are not designated or do not qualify as incentive stock options are non-statutory stock options and are not eligible for the tax benefits applicable to incentive stock options.

         The New Plan is administered by a Committee of three or more persons established by the Board of Directors from time to time. The current Committee members are the full Board of Directors. The Committee has complete authority, subject to the express provisions of the New Plan, to approve the persons nominated by the management of Aura to be granted stock options, to determine the number of stock options to be granted to Participants, to set the terms and conditions of stock options, to remove or adjust any restrictions and conditions upon stock options and to adopt such rules and regulations, and to make all other determinations, deemed necessary or desirable for the administration of the New Plan.

         In selecting optionees, consideration is given to factors such as employment position, duties and responsibilities, ability, productivity, length of service, morale, interest in the Company and recommendations of supervisors. Awards may be granted to the same Participant on more than one occasion. Each stock option is evidenced by a written option agreement in a form approved by the Committee.

         The purchase price (exercise price) of option shares must be at least equal to the fair market value of such shares on the date the stock option is granted or such later date as the Committee specifies. The stock option term is for a period of ten years from the date of grant or such shorter period as is determined by the Committee. Each stock option may provide that it is exercisable in full or in cumulative or non-cumulative installments, and each stock option is exercisable from the date of grant or any later date specified therein, all as determined by the Committee. The Committee's authority to take certain actions under the New Plan includes authority to accelerate vesting schedules and to otherwise waive or adjust restrictions applicable to the exercise of stock options.

         Each stock option may be exercised in whole or in part (but not as to fractional shares) by delivering a notice of exercise to the Company together with payment of the exercise price. The exercise price may be paid in cash, by cashier's or certified check.

         Except as otherwise provided below or unless otherwise provided by the Committee, an optionee may not exercise a stock option unless from the date of grant to the date of exercise the optionee remains continuously in the employ of the Company. If the employment of the optionee terminates for any reason other than death, disability or retirement at or after the age of 65, the stock options then currently exercisable remain exercisable for a period of 90 days after such termination of employment (except that the 90 day period is extended to 12 months if the optionee dies during such 90 day period), subject to earlier expiration at the end of their fixed term. If the employment of the optionee terminates because of death, disability or retirement at or after the age of 65, the stock options then currently exercisable remain in full force and effect and may be exercised at any time during the option term pursuant to the provisions of the New Plan; unless otherwise provided by the Committee, all stock options to the extent then not presently exercisable shall terminate as of the date of termination of employment.

         An employee may receive incentive stock options covering option shares of any value, provided that the value of all option shares subject to one or more of such incentive stock options which are first exercisable in any one calendar year may not exceed the maximum amount permitted under Section 422 of the Code (currently $100,000).

         Each stock option granted under the New Plan is exercisable during an optionee's lifetime only by such optionee. Stock options are transferable only by Will or the laws of intestate succession unless otherwise determined by the Committee.

         The Board of Directors may at any time suspend, amend or terminate the New Plan. Shareholder approval is required, however, to materially increase the benefits accruing to optionees, materially increase the number of securities which may be issued (except for adjustments under anti-dilution clauses) or materially modify the requirements as to eligibility for participation. The New Plan authorizes the Committee to include in stock options provisions which permit the acceleration of vesting in the event of a change in control of the Company resulting from certain occurrences. The Company intends to maintain a current registration statement under the Securities Act of 1933 with respect to the shares of Common Stock issuable upon the exercise of stock options granted under the New Plan.

         Option Grants Under the New Plan

         There are currently 92 employees (including 7 executive officers) and 6 non-employee directors eligible to participate in the New Plan. The New Plan also allows grants of stock options to consultants and advisors. As of September 25, 2000, 16,720,000 options had been granted under the New Plan. Future grants under the New Plan will be made at the discretion of the Committee and are not yet determinable.

         Summary of Federal Income Tax Consequences under the New Plan

         The following discussion of the federal income tax consequences of the New Plan is intended to be a summary of applicable U.S. federal law. State, local and foreign tax consequences may differ. Because the federal income tax rules governing options and related payments are complex and subject to frequent change and because the tax treatment may be governed by laws of non-U.S. jurisdictions, optionees are advised to consult their tax advisors prior to exercise of options or dispositions of stock acquired pursuant to an option exercise.

         Tax Consequences to Optionees

         Incentive Stock Options. An optionee recognizes no taxable income upon the grant of an incentive stock option. In addition, there will be no taxable income recognized by the optionee at the time of exercise of an incentive stock option provided the optionee has been in the employ of Aura at all times during the period beginning on the date of grant and ending on the date three months before the date of exercise.

         Gain recognized upon a disposition of the option shares generally will be taxable as long-term capital gain if the shares are not disposed of within
(i) two years from the date of grant of the incentive stock option and (ii) one year from the exercise date. If both of these conditions are not satisfied, the disposition is a "disqualifying disposition". In that event, gain equal to the excess of the fair market value of the option shares at the exercise date over the exercise price generally will be taxed as ordinary income and any further gain will be taxed as long-term capital gain if the shares were held more than 12 months. Shares acquired upon the exercise of an incentive stock option will have a basis equal to the exercise price of the stock option.

         Upon the exercise of an incentive stock option, an amount equal to the excess of the fair market value of the option shares at the exercise date over the exercise price is treated as alternative minimum taxable income for purposes of the alternative minimum tax.

         Incentive stock options exercised by an optionee who has not satisfied the applicable requirements as to continuous employment do not qualify for the tax treatment discussed above. Instead, the exercise of such options will be subject to the rules which apply to the exercise of non-statutory stock options.

         Non-statutory Stock Options. An optionee recognizes no taxable income upon the grant of a non-statutory stock option. In general, upon the exercise of a non-statutory stock option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the option shares on the exercise date over the exercise price.

         Shares acquired upon the exercise of a non-statutory stock option by the payment of cash will have a basis equal to their fair market value on the exercise date and have a holding period beginning on the exercise date. Gain or loss recognized on a disposition of the option shares generally will qualify as long-term capital gain or loss if the shares have a holding period of more than 12 months.

         Aura generally must collect and pay withholding taxes upon the exercise of a non-statutory stock option.

         Tax Consequences to Aura

         Aura generally is allowed an income tax deduction for amounts that are taxable to optionees as ordinary income under the foregoing rules, if it satisfies all Federal income tax withholding requirements. Amounts deemed to be compensation to executive officers as a result of the exercise of stock options or the sale of option shares will not be taken into account in determining whether the compensation paid to the executive exceeds the limits on deductibility imposed under Section 162(m) of the Code.

Related Transactions

December 1998 Private Placement

         In December 1998 the Company completed a private placement of Units, each Unit consisting of 10 shares of Common Stock and Warrants to purchase four shares of Common Stock at an exercise price of $1.00 per share for five years. The original subscription price was $10.00 per Unit. Of the total gross offering proceeds of approximately $1.8 million, $100,000 was invested by the mother of Zvi Kurtzman, and $400,000 was invested by Stephen Talesnick, who subsequently became a member of the Board of Directors in 1999. The terms of the offering called for, among other things, the prompt registration of the purchased securities with the SEC. As a result principally of delays in completing the Company's audit for the fiscal year ended February 1999, the Company was unable to timely file the required registration. Consequently in amendments to the offering terms which culminated in March 2000, the Company agreed to increase the number of shares received by each investor based upon an agreed price of $.33 per share and the investors agreed to surrender the Warrants and their right to receive interest from the Company.

Convertible Note Exchange

         As part of the Company's financial restructuring in Fiscal 1999 the Company offered to exchange convertible notes issued to investors in 1993 for Common Stock. As a result of the restructuring the Company converted the notes at a price of $.27 per share. These investors among others included Zvi Kurtzman and Arthur J. Schwartz, whose notes entitled them to receive from the Company $100,000 and $80,000, respectively, plus accrued and unpaid interest. Both Messrs. Kurtzman and Schwartz exchanged their notes for Common Stock in March 2000.

Transactions with Algo Technologies, Inc. and Affiliates

         In  October  1999  the  Company  entered  into an  agreement  with  RGC
International Investors, LDC, an institutional investor ("RGC") and Algo Technologies, Inc. ("Algo") whereby RGC (i) sold to Algo and a group of unrelated investors (the "Algo Investors") the Company's three Convertible
Unsecured Debentures (the "RGC Debentures"), in the aggregate principal amount of $17,365,000, (ii) exchanged with the Registrant its $3 million Secured Convertible Note for a new non-convertible Secured Note (the "New RGC Note") in the original principal amount of $3 million, and (iii) cancelled Warrants to purchase 9,000,770 shares of the Registrant's Common Stock in exchange for new Warrants to purchase 1,000,000 shares of common stock exercisable at $0.375 per share. The New RGC Note bears interest at the rate of 8% per annum, with principal and interest payable no less frequently than quarterly. The New RGC Note continues to be secured by a lien on certain assets of the Company, including inventory and accounts receivable.

         Under the agreement between the Company and the Algo Investors, the RGC Debentures were convertible into a maximum of 46,500,000 shares of the Registrant's Common Stock unless the Registrant failed to complete the restructuring with a group of three investors, including Infinity Investors Limited ("Infinity"). The Algo Investors converted a portion of the RGC Debentures into 46,500,000 shares of Common Stock and canceled the remaining outstanding principal and interest owed under the RGC Debentures upon the consummation of the restructuring with another investor group of approximately $17.4 million of outstanding Debentures described below.

         In February 2000 the Company consummated a restructuring agreement with Infinity whereby the Algo Investors acquired $4 million of Debentures from Infinity in exchange for $3 million from the Algo Investors and 1,111,111 shares of Common Stock owned by Algo, and Aura exchanged with the Investor Group the remaining outstanding Debentures evidencing more than $13 million of indebtedness for 100,000 Warrants exercisable at $0.375 per share, and new Secured Notes in the aggregate principal amount of $12.5 million. The Debentures acquired by the Algo Investors were converted into 18,534,445 shares of Aura Common Stock in full satisfaction of such Debentures as part of the restructuring.

         In October 1999 Algo acquired 10 million shares of Aura Common Stock from Aura at $0.25 in a private placement. In May 2000 Arthur Liu, who may be deemed to be an affiliate of Algo, participated in a private placement whereby Mr. Liu received Units consisting of 9 million shares of Aura Common Stock and Warrants to purchase 5 million shares of Common Stock at $0.48 per share. Algo may be deemed to be the beneficial owner of more than 5% of Aura's outstanding Common Stock. Mr. Liu is the beneficial owner of a majority of the capital stock of Algo. See "Security Ownership of Certain Beneficial Owners and Management" elsewhere herein.

         In June 1999 Alaris, Inc., an affiliate of Algo, acquired or licensed the principal assets and technology of Aura's AuraSound division. For further information regarding the terms of this acquisition, see Note 23 to the Company's Consolidated Financial Statements contained elsewhere in this Prospectus.


Limitations on Liability and Indemnification of Officers and Directors

         Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Company has entered into agreements with its directors to provide indemnity to such persons to the maximum extent permitted under applicable laws. In addition, the Company's Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages arising out of a breach of such person's fiduciary duty to the Company unless such breach involves intentional misconduct, fraud or a knowing violation of law, or the payment of an unlawful dividend. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or controlling persons, of the Company, pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth certain information regarding the Company's Common Stock owned as of August 31, 2000, (i) by each person who is known by Aura to be the beneficial owner of more than five percent (5%) of its outstanding Common Stock, (ii) by each of the Company's directors and those executive officers named in the Summary Compensation Table, and (iii) by all directors and executive officers as a group:


                                                        Shares of                        Percent of
                                                      Common Stock                      Common Stock
Name                                               Beneficially Owned                Beneficially Owned

Gardner Lewis Asset Management                         19,980,436      **                              7.38%
Alaris, Inc.                                           13,974,074                                      5.16%
Zvi (Harry) Kurtzman                                    3,391,314      (1)(2)                          1.25%
Arthur J. Schwartz                                      2,544,838      (1)(3)(4)                           *
Cipora Kurtzman Lavut                                   1,874,512      (5)                                 *
Neal B. Kaufman                                         1,736,870      (1)(7)                              *
Harvey Cohen                                              468,287      (6)                                 *
Salvador Diaz-Verson, Jr.                               1,006,037                                          *
Stephen A. Talesnick                                    2,787,698                                      1.03%
Gerald S. Papazian                                        443,810      (8)                                 *
Steven C. Veen                                            659,763      (9)                                 *
Michael I. Froch                                          342,735      (10)                                *
Keith O. Stuart                                           161,188      (11)                                *
Ronald Goldstein                                          207,579      (12)                                *
Jacob Mail                                                278,841      (13)                                *
Norman Reitman                                            587,142      (14)                                *
Sanford R. Edlein                                               0                                          *
David F. Hadley                                           785,185                                          *
Richard Van Allen                                          91,973      (15)                                *

All executive officers and directors                   51,322,285
as a group (16 persons)
--------------------
*        Less than 1% of outstanding shares.
** Based upon information contained in Schedule 13G filed by such person with the SEC in February 2000.

(1)      Includes 175,000 shares held of record by Advanced Integrated Systems
         Inc.

(2) Includes 870,000 shares which may be purchased pursuant to options and convertible securities exercisable within 60 days of August 31, 2000.

(3) Includes 515,000 shares which may be purchased pursuant to options and convertible securities exercisable within 60 days of August 31, 2000.

(4) Includes 32,000 shares held by Dr. Schwartz as custodian for his children, and 74,000 owned by Dr. Schwartz' children, to which Dr. Schwartz disclaims any beneficial ownership.

(5) Includes 515,000 shares which may be purchased pursuant to options exercisable within 60 days of August 31, 2000.

(6) Includes 31,250 shares beneficially owned, and 265,000 shares which may be purchased pursuant to options within 60 days of August 31, 2000 of which 100,000 are beneficially owned.

(7) Includes 470,000 shares which may be purchased pursuant to options exercisable within 60 days of August 31, 2000.

(8) Includes 166,000 shares which may be purchased pursuant to options exercisable within 60 days of August 31, 2000.

(9) Includes 215,000 shares which may be purchased pursuant to options exercisable within 60 days of August 31, 2000, and 20,000 shares held by Mr. Veen as custodian for his children, to which Mr. Veen disclaims any beneficial ownership.

(10) Includes 130,000 shares which may be purchased pursuant to options exercisable within 60 days of August 31, 2000.

(11) Includes 150,000 shares which may be purchased pursuant to options exercisable within 60 days of August 31, 2000.

(12) Includes 140,000 shares which may be purchased pursuant to options exercisable within 60 days of August 31, 2000.

(13) Includes 150,000 shares which may be purchased pursuant to options exercisable within 60 days of August 31, 2000.

(14) Includes 345,000 shares which may be purchased pursuant to options exercisable within 60 days of August 31, 2000 and 12,500 shares owned by Mr. Reitman's wife, as to which 12,500 shares he disclaims any beneficial ownership.

(15) Includes 24,000 shares which may be purchased pursuant to options exercisable within 60 days of August 31, 2000, and 3,000 shares held by Dr. Van Allen as custodian for his children to which Dr. Van Allen disclaims any beneficial ownership.

     The mailing address for Gardner Lewis Asset Management, L.P. is 285 Wilmington - West Chester Pike, Chadds Ford, Pa. 19317. The mailing address for the others is c/o Aura Systems, Inc., 2335 Alaska Avenue, El Segundo, CA 90245.

                          DESCRIPTION OF CAPITAL STOCK

         As of the date of this Prospectus, the authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, par value $.005 per share, of which 280,588,674 were issued and outstanding as of October 4, 2000, and 10,000,000 shares of Preferred Stock, par value $.005 per share, none of which are outstanding.

Common Stock

         Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Common stockholders are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Common Stock has no preemptive or conversion rights or other subscription rights and there are no redemptive or sinking funds provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and all the shares of Common Stock offered by the Company hereby will, when issued, be fully paid and nonassessable.

Preferred Stock

         The Company's Board of Directors is authorized, without further action by the Company's stockholders, to issue Preferred Stock from time to time in one or more series and to fix, as to any such series, the voting rights, if any, applicable to such series and such other designations, preferences and specialrights as the Board of Directors may determine, including dividend, conversion, redemption and liquidation rights and preferences.

Anti-Takeover Provisions

         The  Company  is  subject  to  Section  203  of  the  Delaware  General
Corporation Law ("Section 203"). In general, Section 203 prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, "business combination" is defined broadly to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is any person or entity who, together with affiliates and associates, owns (or within the three immediately preceding years did own) 15% or more of the Company's voting stock. The provisions of Section 203 requiring a super majority vote to approve certain corporate transactions could enable a minority of the Company's stockholders to exercise veto powers over such transactions.

Transfer Agent and Registrar

         The transfer agent and registrar for the Company's Common Stock is Interwest Transfer Co., Inc., Salt Lake City, Utah.

Market for the Company's Common Stock

         Since 1988, Aura Common Stock has been quoted on the Nasdaq Stock Market under the trading symbol "AURA". On May 21, 1991, Aura shares became listed on the Nasdaq National Stock Market.

         On July 21, 1999 the Company's shares were delisted from Nasdaq National Market. This action was taken as a result of the Company's failure to meet the filing, minimum $1.00 bid price and listing of additional shares as stated in the Market Place Rules.
Since that date the Company's stock has traded on the over-the-counter market.

         Set forth below are high and low sales prices for the Common Stock of Aura for each quarterly period in each of the two most recent fiscal years. Such quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not necessarily represent actual transactions in the Common Stock. The Company had approximately 11,300 stockholders of record as of August 31, 2000.

       Period                                              High         Low

Fiscal 1999

       First Quarter ended May 31, 1998                   $3.69        $2.59
       Second Quarter ended August 31, 1998               $1.25        $1.00
       Third Quarter ended November 30, 1998              $1.81        $0.91
       Fourth Quarter ended February 28, 1999             $1.50        $0.34

Fiscal 2000

       First Quarter ended May 31, 1999                   $0.50        $0.22
       Second Quarter ended August 31, 1999               $0.28        $0.06
       Third Quarter ended November 30, 1999              $0.51        $0.06
       Fourth Quarter ended February 29, 2000             $0.42        $0.17

         On October 4, 2000, the average of the high and low reported sales price for the Company's Common Stock was $1.11.

Dividend Policy

         The Company has not paid any dividends on its Common Stock and currently intends to retain any future earnings for use in its business. The Company does not anticipate paying any dividends on its Common Stock in the foreseeable future but has no restrictions preventing it from paying dividends.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Guzik & Associates, Los Angeles, California. Included in Prospectus are 462,963 shares of Common Stock owned by Jeanette Guzik and 375,000 shares of Common Stock owned by Samuel S. Guzik. Mr. Guzik may be deemed to be the beneficial owner of all such shares and is a principal in the firm of Guzik & Associates.

                                     EXPERTS

         The consolidated financial statements of the Company and subsidiaries for the years ended February 29, 2000, February 28, 1999 and February 28, 1998, included in this Prospectus and Registration Statement, have been audited by Pannell Kerr Forster, Certified Public Accountants, A Professional Corporation. Such financial statements and schedules have been so included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 covering the shares being sold in this offering. We have not included in this prospectus some information contained in the registration statement, and you should refer to the registration statement, including exhibits and schedules filed with the registration statement, for further information. You may review a copy of the registration statement from the public reference section of the Securities and Exchange Commission in Room 1024, Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549; and at the SEC's Regional Office located at: 7 World Trade Center, Suite 1300, New York, New York 10048 and 1400 Citicorp Center, 500 West Madison Street, Chicago, IL 60661. You may also obtain copies of such materials at prescribed rates from the public reference section at the Commission, Room 1024, Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains a Web site on the Internet at the address http://www.sec.gov that contains reports, proxy information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                               AURA SYSTEMS, INC.
                                AND SUBSIDIARIES


                   Index to Consolidated Financial Statements



    Independent Auditors' Report on Consolidated Financial Statements and
           Financial Statement Schedule                                                                          F-2
    Consolidated Financial Statements of Aura Systems, Inc. and Subsidiaries:
    Consolidated Balance Sheets-February 29, 2000 and February 28, 1999                                       F-3 to F-4
    Consolidated Statements of Operations and Comprehensive Loss-
            Years ended  February 29,  2000,  February 28, 1999 and February 28,
    1998 F-5 Consolidated  Statements of  Stockholders'  Equity (Deficit) -Years
    ended
           February  29,  2000,  February  28,  1999 and  February  28, 1998 F-6
    Consolidated Statements of Cash Flows-Years ended February 29, 2000,
           February 28, 1999 and February 28, 1998                                                            F-7 to F-9

   Notes to Consolidated Financial Statements                                                                F-10 to F-24

   Consolidated Financial Statement Schedule:
      II      Valuation and Qualifying Accounts                                                                  F-25

   Schedules other than those listed above are omitted because they are not required or are not applicable, or the required information is shown in the respective consolidated financial statements or notes thereto.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of
   Aura Systems, Inc.
El Segundo, California


We have audited the consolidated balance sheets of Aura Systems, Inc. and subsidiaries as of February 29, 2000, and February 28, 1999 and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for each of the three years in the period ended February 29, 2000 and the related financial statement schedule listed in the accompanying Index at Item 14. These consolidated financial statements, and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aura Systems, Inc. and subsidiaries as of February 29, 2000, and February 28, 1999 and the results of their operations and their cash flows for each of the three years in the period ended February 29, 2000, and the financial statement schedule presents fairly, in all material respects, the information set forth therein, all in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming Aura Systems, Inc. will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has generated significant losses from operations. As the Company has suffered recurring losses from operations, there is substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in note 1.




/s/ Pannell Kerr Forster
Certified Public Accountants
A Professional Corporation

Los Angeles, California  90017
June 12, 2000



                                                 AURA SYSTEMS, INC.
                                                  AND SUBSIDIARIES

                                            Consolidated Balance Sheets

                                                                   February 29,          February 28,
                                                                       2000                  1999
ASSETS
CURRENT ASSETS:
   Cash and equivalents                                            $      260,437        $    3,822,210
   Receivables, net                                                     2,459,200             8,380,414
   Inventories                                                         11,189,227            18,477,058
   Prepayments                                                                 --             3,435,645
   Other current assets                                                   360,177             2,124,535
   Note receivable                                                      3,557,007               250,000
                                                                    -------------         -------------

         Total current assets                                          17,826,048            36,489,862
                                                                    -------------         -------------

PROPERTY AND EQUIPMENT, AT COST                                        42,219,417            47,976,699
   Less accumulated depreciation and amortization                     (15,184,362)          (10,994,734)
                                                                    --------------        --------------
         Net property and equipment                                    27,035,055            36,981,965

LONG-TERM Investments                                                   2,123,835             2,923,835
long-term receivables                                                   1,250,000             2,500,000
Patents and trademarks-Net                                              4,615,769             5,293,278
GOODWILL-NET                                                                   --             5,383,208
OTHER ASSETS                                                            3,271,771               571,244
                                                                    -------------         -------------
         Total                                                     $   56,122,478          $ 90,143,392
                                                                    =============          ============












          See accompanying notes to consolidated financial statements.




                                                 AURA SYSTEMS, INC.
                                                  AND SUBSIDIARIES

                                            Consolidated Balance Sheets

                                                                       February 29,          February 28,
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                             2000                  1999
                                                                        -----------           -------
CURRENT LIABILITIES:
   Notes payable                                                       $    9,899,531        $    8,787,113
   Convertible note, unsecured                                              1,250,000             2,000,000
   Accounts payable                                                         4,216,004            22,515,842
   Accrued expenses and other                                               1,634,300             8,056,783
                                                                        -------------         -------------
         Total current liabilities                                         16,999,835            41,359,738
                                                                        -------------         -------------
NOTES PAYABLE AND OTHER LIABILITIES                                        37,606,695            25,955,529
                                                                        -------------         -------------

CONVERITBLE NOTES-SECURED                                                          --             4,000,000
                                                                        -------------         -------------
CONVERTIBLE NOTES-UNSECURED                                                        --            32,481,782
                                                                        -------------         -------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
   Common stock par value $.005 per share and additional paid in
   capital. Issued and outstanding 196,975,392 and 107,752,042            234,196,092           218,693,245
   shares respectively.
   Common Stock Not Issued                                                  9,132,774                    --
   Cumulative currency translation adjustment (CTA)                          (365,932)             (365,932)
   Accumulated deficit                                                   (241,496,926)         (231,980,970)
                                                                        --------------        --------------

         Total stockholders' equity (deficit)                               1,516,008           (13,653,657)
                                                                        -------------         --------------
         Total                                                         $   56,122,538        $   90,143,392
                                                                        =============         =============










          See accompanying notes to consolidated financial statements.


                                        AURA SYSTEMS, INC. AND SUBSIDIARIES
                            Consolidated    Statements   of    Operations    and
                       Comprehensive   Loss  Years  ended   February  29,  2000,
                       February 28, 1999 and February 28, 1998
                                                              2000                  1999                  1998
                                                           -------------         -------------         -------
Net Revenues                                               $   5,788,221         $  53,650,025          $103,939,641
Cost of GOODS AND OVERHEAD                                    13,424,303           130,437,194            71,774,522
                                                           -------------         -------------         -------------

GROSS PROFIT (LOSS)                                           (7,636,082)          (76,787,169)           32,165,119
                                                           --------------        --------------        -------------

EXPENSES:
   Research and development                                      148,443             1,996,198               475,992
   Impairment of long-lived assets                                    --             5,838,466                    --
   Selling, general and administrative expenses               10,725,397            64,131,074            35,266,048
                                                           -------------         -------------         -------------
         Total expenses                                       10,873,840            71,965,738            35,742,040
                                                           -------------         -------------         -------------

(LOSS) FROM OPERATIONS                                       (18,509,922)         (148,752,907)           (3,576,921)

OTHER (INCOME) AND EXPENSE                                     5,893,449            30,562,046               349,962
(LOSS) BEFORE INCOME TAXES AND OTHER ITEMS
                                                             (24,403,371)         (179,314,953)           (3,926,883)
   Provision (benefit) for taxes                                      --               566,635            (1,275,555)
   Minority interests in consolidated subsidiary                      --            10,372,895              (946,405)
   Loss in excess of basis of subsidiary:
     Aura Systems, Inc.                                               --             8,080,695                    --
     Minority interests                                               --            26,561,481                    --
                                                          --------------        --------------         -------------
Loss from continuing operations                              (24,403,371)         (134,866,517)           (3,597,733)
                                                          ---------------       ---------------       ---------------
Discontinued Operations:
     Loss from Discontinued Operations, Net of
     taxes of $0 for 2000,1999 & 1998 respectively            (1,433,859)          (14,875,065)           (8,038,807)
     Loss on Disposal, Net of Taxes of 0 for 2000             (2,697,642)                   --                    --
                                                          ---------------       --------------        --------------
Loss from Discontinued Operations                             (4,131,501)          (14,875,065)           (8,038,807)
                                                          ---------------       ---------------       ---------------
Loss before extraordinary item                               (28,534,872)         (149,741,582)          (11,636,540)
Extraordinary Item
     Gain on extinguishment of debt obligations,  net
     of income taxes of $0                                    19,068,916                    --                    --
                                                          --------------        --------------        --------------
Net loss                                                      (9,465,956)         (149,741,582)          (11,636,540)

Other comprehensive income (loss), net of taxes:                      --              (406,574)                   --
                                                          --------------        ---------------       --------------
Comprehensive loss                                        $   (9,465,956)       $ (150,148,156)       $  (11,636,540)
                                                           ==============       ===============        ==============

NET (LOSS) PER COMMON SHARE                               $        (0.08)       $        (1.74)       $         (.15)
                                                           ==============       ===============        ==============

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES                                             124,294,051            85,831,688            79,045,290
                                                             ===========         =============         =============





          See accompanying notes to consolidated financial statements.


                                                 AURA SYSTEMS, INC.
                                                  AND SUBSIDIARIES

                             Consolidated Statements of Stockholders' Equity (Deficit)

                       Years ended February 29, 2000, February 28, 1999 and February 28, 1998

                                                                                                      Accumulated
                                                                                                         Other
                                      Common Stock          Additional     Common                    Comprehensive
                                                              Paid-in    Stock not    Accumulated    (CTA) Income
                                    Shares        Amount     Capital       Issued       Deficit          (Loss)        Total
                                    ------        ------     -------       ------       -------     -    ------        -----
Balances at February 28, 1997      76,481,666   $382,408   $195,657,385  $             $(70,602,848) $    40,642    $125,477,587
                                                                                --

Notes payable converted             3,164,001     15,820      4,528,958         --               --           --       4,544,778
Exercise of warrants                  241,688      1,208        583,642         --               --           --         584,850
Exercise of stock options              25,000        125         51,375                          --           --          51,500
Proceeds from issuance of
 warrants                                  --         --        900,000         --               --           --         900,000
Repurchase of warrants                     --         --     (1,679,956)        --               --           --      (1,679,956)
Stock issued to acquire assets         88,889        445        199,555         --               --           --         200,000
Expenses of issuances                      --         --     (1,540,351)         --              --           --      (1,540,351)
Net (loss)                                 --         --             --         --      (11,636,540)                 (11,636,540)
                                  -----------     ------     ----------     ------      ------------    --------     ------------

Balances at February 28, 1998      80,001,244    400,006    198,700,608         --      (82,239,388)      40,642     116,901,868

Notes payable converted            16,513,282     82,566     10,126,867         --               --           --      10,209,433
Exercise of warrants                7,475,383     37,377      7,971,198         --               --           --       8,008,575
Exercise of stock options              50,000        250        102,750         --               --           --         103,000
Stock issued to acquire assets        114,833        574         28,134         --               --           --          28,708
Private placements                  3,597,300     17,986      1,779,656         --               --           --       1,797,642
Expenses of issuances                      --         --      (554,727)         --               --           --        (554,727)
Other comprehensive income(CTA)            --         --             --         --               --     (406,574)       (406,574)
Net (loss)                                 --         --             --         --     (149,741,582)          --    (149,741,582)
                                  -----------   --------   ------------  ---------     ------------ ------------    ------------

Balances at February 28, 1999     107,752,042    538,759    218,154,486         --     (231,980,970)    (365,932)
                                                                                                                    (13,653,657)

Notes payable converted            68,534,445    342,672     10,036,430         --               --           --      10,379,102
Exercise of warrants                  120,000        600         44,200         --               --           --          44,800
Stock    issued   to   satisfy      2,907,275     14,536        770,429         --               --           --         784,965
    liabilities
Private placements                 17,661,630     88,308      4,400,692         --               --           --       4,489,000
Expenses of issuances                      --         --      (195,020)         --               --           --        (195,020)
Common stock not issued                                                  9,132,774                                     9,132,774
Net (loss)                                 --         --             --         --       (9,465,956)          --      (9,465,956)
                               --------------   --------   ------------  ---------   ---------------    --------      ----------



Balances at February 29, 2000     196,975,392   $984,875    $233,211,217  $9,132,774   $(241,446,926)  $(365,932)      $1,516,008
                               ==============   ========    ============  ==========   ==============  ==========       =========












          See accompanying notes to consolidated financial statements.


                                                 AURA SYSTEMS, INC.
                                                  AND SUBSIDIARIES


                                       Consolidated  Statements  of  Cash  Flows
                       Years ended  February  29,  2000,  February  28, 1999 and February 28, 1998


                                                                           2000              1999              1998
                                                                           ----              ----              ----
Cash flows from operating activities:
    Net loss                                                          $ (9,465,956)    $(149,741,582)      $(11,636,540)
                                                                      -------------    --------------        ----------
    Adjustments to reconcile net loss to net
    cash used by operating activities:
    Depreciation and amortization                                        6,853,924         12,985,278         8,362,110
    Provision for environmental cleanup                                     48,812             44,516            40,597
   (Gain) Loss on disposition of assets                                  1,122,119          6,066,168          (555,326)
    Equity in losses of unconsolidated joint ventures                           --          6,268,384         1,937,747
   (Gain)loss on sale of subsidiary and other stock investments          1,669,161           (262,804)      (12,144,740)
    Impairment of long-lived assets                                             --          9,403,687                --
    Gain on extinguishment of Debt                                     (19,068,916)                --                --
    Foreign currency translation adjustment                                     --           (406,574)               --
    Assets-(Increase) Decrease:
     Receivables                                                           462,541         46,037,727          (674,443)
     Inventories                                                         4,019,810         40,236,817       (24,866,579)
     Prepayments                                                                --          9,891,144        (5,631,521)
     Other current assets                                                1,515,787          3,801,107        (5,534,281)
     Deferred income taxes                                                      --            838,000          (940,000)
    Liabilities-Increase (Decrease):
     Accounts payable                                                   (1,371,174)       (21,479,522)       20,279,113
     Accrued expenses                                                   (1,577,248)         4,614,005         2,086,583
     Litigation and other liabilities                                      222,223          7,389,649          (345,372)
                                                                    --------------       ------------       ------------
    Total adjustments                                                   (6,102,961)       125,427,582       (17,986,112)
                                                                    --------------       -----------         ----------
         Net cash used by operating activities                          (15,568,917)      (24,314,000)      (29,622,652)
                                                                    ---------------      ------------        ----------
Cash flows from investing activities:
   Payments from Notes Receivable                                         5,674,828                --                --
   Proceeds from sale of assets                                             327,109         2,721,000           920,000
   Purchase of property and equipment                                       (16,103)       (2,143,237)       (1,910,214)
   Manufacture of special tools and equipment                                   --         (1,910,611)      (16,096,180)
   Investment in joint ventures                                                 --           (164,466)        1,202,138
   Long-term investments                                                        --         (4,940,000)       (1,117,465)
   Long-term receivables                                                        --          3,436,809         3,347,144
   Patents and trademarks                                                       --           (467,167)       (1,903,718)
   Goodwill and other assets                                                    --          1,425,794        (2,398,400)
   Proceeds from subsidiary stock                                               --          1,611,873         5,472,656
                                                                    --------------        -----------       -----------
         Net cash provided (used) by investing activities                5,985,834           (430,005)      (12,484,039)
                                                                    --------------        ------------       ----------=











           See accompanying notes to consolidated financial statements


                                                 AURA SYSTEMS, INC.
                                                  AND SUBSIDIARIES
                                       Consolidated Statements of Cash Flows
                                                                          2000              1999              1998
                                                                          ----              ----              ----
     Cash flows from financing activities:
        Net proceeds from borrowings                                     $251,101        $17,922,584       $26,287,632
        Repayment of notes payable                                     (1,218,571)        (3,396,083)      (10,874,683)
        Proceeds from exercise of options                                      --            103,000                --
        Net proceeds from issuance of common stock                      7,393,980          1,675,873           636,350
        Net proceeds from exercise of warrants                             24,800          7,884,325                --
        Proceeds from issuance of warrants                                     --                 --           900,000
        Net proceeds from issuance of convertible notes                        --         11,720,000        13,959,649
        Repayment of convertible notes                                   (430,000)        (3,050,000)       (5,905,223)
        Minority interest adjustment                                           --        (10,372,895)       17,749,979
        Repurchase of warrants                                                 --                 --        (1,679,956)
                                                                     ------------       ------------         ---------
            Net cash provided by financing activities                   6,021,310         22,486,804        41,073,748
                                                                     ------------       ------------        ----------
              Net decrease in cash and equivalents                     (3,561,773)        (2,257,201)       (1,032,943)
     Cash and equivalents at beginning of year                          3,822,210          6,079,411         7,112,354
                                                                     ------------       ------------       -----------
     Cash and equivalents at end of year                           $      260,437       $  3,822,210      $  6,079,411
                                                                     ============        ===========       ===========
     Supplemental disclosures of cash flow
      information:
        Cash paid during the year for:
          Interest                                                 $      922,708       $  3,374,992      $  6,280,859
                                                                     ============       ============       ===========
          Income Taxes                                                         --       $  2,244,762      $    186,310
                                                                   $ ============       ============       ===========

     Supplemental disclosures of non-cash investing and financing activities:

     During the year ended February 28, 1998, $4,544,778 of convertible notes and accrued interest were converted into 3,164,001 shares of common stock. Effective January 29, 1998, the Company executed a contract to purchase title and interest to the "Aura" trademark name in several locations in Europe, Hong Kong and Taiwan. Partial consideration paid included $200,000 worth of Aura common stock or 88,889 shares, and $1,587,678 of operating assets transferred to the seller of the trademark name. During the year ended February 28, 1998 the Company entered into financing arrangements whereby it acquired assets for notes payable in the amount of $493,781.

     During the year ended February 28, 1999, $10,209,433 of convertible notes and accrued interest were converted into 16,513,282 shares of common stock. Additionally, 90,510 shares of common stock were issued for services received totaling $90,510. During the year ended February 28, 1999, 2,000,000 shares of the Company's investment in NewCom Inc., valued at $2,820,000, were surrendered to a NewCom creditor pursuant to a security agreement that collateralized a NewCom note in the amount of $1,000,000.

     During the year ended February 28, 1999, $800,000 in joint ventures assets were transferred to long term investments. During the year ended February 28, 1999, the Company sold a stock investment for $5,499,000, of which $2,750,000 was recorded as a note receivable. During the year ended February 28, 1999, the Company assumed explicitly certain obligations of NewCom, effectively transferring approximately $9,900,000 from current notes and trade payables to litigation payable. The $9,900,000 represents NewCom obligations guaranteed by the Company, including a line of credit with a commercial lending institution and two other trade creditors.

     During the year ended February 29, 2000, $11,009,102 of convertible notes were converted into 71,054,445 shares of common stock. Additionally, liabilities of $20,000 were satisfied by the exercise of 40,000 warrants with an exercise price of $.50 per share, and 1,020,890 shares of stock were issued as fees in connection with the private placement. The Company issued 2,907,275 shares of common stock in settlement of accrued and unpaid management compensation of $784,965.

           See accompanying notes to consolidated financial statements

     Subsequent to year end, the Company issued the following shares of common stock which were recorded as a component of stockholder's equity (common stock not issued) at February 29, 2000. The common stock could not be issued prior to year end due to the limitation on the number of shares authorized (see note 13). The Company issued 2,520,000 shares of common stock for the conversion of notes payable and accrued interest of $686,524; 541,667 shares of common stock in settlement of accrued and unpaid director's fees of $146,250; 12,500,000 shares of common stock, in the amount of $3,100,000 for the Company's private placement, and 14,687,972 shares of common stock with a value of $5,200,000 to satisfy the liability for a class action settlement. In addition, 2,400,000 shares of common stock were issued as a finder's fee for the Company's private placements and 1,775,824 shares of common stock for repricing a prior private placement of the Company. The finder's fee and repricing had no effect on total stockholders' equity.













































          See accompanying notes to consolidated financial statements.

                               AURA SYSTEMS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     Years ended February 29, 2000, February 28, 1999 and February 28, 1998

(1)      Business and Summary of Significant Accounting Policies

         Business

         Aura Systems, Inc. ("Aura" or the "Company"), a Delaware corporation, was founded to engage in the development, commercialization and sales of products, systems and components using its patented and proprietary electromagnetic and electro-optical technology. The Company's proprietary and patented technology has been developed for use in systems and products for commercial, industrial, consumer, and government use.

         The Company's operations are now focused on manufacturing and commercializing the AuraGen(R) ("AuraGen") family of electromagnetic products, with applications for military, industry and the consumer. The AuraGen is a unique, patented electromagnetic generator that is mounted to the vehicle engine, which generates both 110 and 220 volt AC power at all engine speeds including idle. Commercial production of the AuraGen commenced in Fiscal 1999 and is being distributed and sold through dealers, distributors, and OEMs.

         The Company intends to continue to focus its business on the AuraGen line of products. In addition, the Company is entitled to receive royalties from Daewoo Electronics Co., Ltd. ("Daewoo") for its electro-optics technology ("AMA") licensed to Daewoo in 1992.

         In 1994, the Company founded NewCom, Inc. ("NewCom"), a Delaware corporation, which engaged in the manufacture, packaging, selling and distribution of computer-related communications and sound-related products, including modems, CD-ROMs, sound cards, speaker systems and multimedia products. During the second half of Fiscal 1999 NewCom's business suffered from adverse industry conditions, including increased price reductions and a decline in demand resulting from increased incorporation of computer peripherals at the OEM level. NewCom ceased operations in early Fiscal 2000.

         In 1996, the Company acquired 100% of the outstanding shares of MYS Corporation of Japan ("MYS") to expand the range of its sound products and speaker distribution network. MYS engaged in the manufacture and sale of speakers and speaker systems for home, entertainment and computers. In Fiscal 2000, the Company sold MYS to MYS management.

         AuraSound manufactured and sold professional and consumer sound system components and products. In July 1999, the Company entered into an agreement for the sale of the assets of AuraSound.

         Basis of Presentation and Going Concern

         The accompanying consolidated financial statements of the Company have been prepared on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities, except as otherwise disclosed, in the normal course of business. However, as a result of the Company's losses from operations such realization of assets and liquidation of liabilities is subject to significant uncertainties. Management is currently seeking or obtaining additional sources of funds and the Company has restructured a significant portion of its debt obligations. The Company's ability to continue as a going concern is dependent upon the successful achievement of profitable operations and the ability to generate sufficient cash from operations and financing sources to meet the restructured obligations. The Company is now focusing its business on the AuraGen line of products. Except as otherwise disclosed, the consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the possible inability of the Company to continue as a going concern as otherwise disclosed.

         Principles of Consolidation

         For the year  ended  February  29,  2000,  the  consolidated  financial statements include accounts of the Company and its wholly owned subsidiaries Aura Ceramics, Inc. and Electrotec Productions, Inc. (and its wholly owned subsidiary Electrotec Europe). During the year ended February 29, 2000, the Company divested its AuraSound segment (see note
         22). The AuraSound segment included the Company's wholly owned subsidiaries AuraSound, Inc. and MYS and its subsidiaries Audio-MYS, MYS America and MYS U.S.A. Subsequent to year-end the Company sold its interest in Aura Ceramics, Inc. to local management. For the year ended February 28, 1999, the consolidated financial statements include accounts of the Company and its wholly owned subsidiaries, MYS and its subsidiaries Audio-MYS, MYS America and MYS U.S.A, Aura Ceramics, Inc., Aura Sound Inc. and Electrotec Productions, Inc. (and its wholly owned subsidiary Electrotec Europe).

         For the year ended February 28, 1998, the Company's interest in NewCom, a majority owned subsidiary, is reported on a consolidated basis, the consolidated financial statements include 100 percent of the assets and liabilities of the subsidiary, and the ownership percentage of minority interests is recorded as "Minority Interests in Subsidiary." In February 1999, the Company reduced its interest in NewCom to approximately 41%. Accordingly, for the year ended February 28, 1999, the Statement of Operations and Comprehensive Loss reflects the operating results of NewCom through the period of majority ownership. The balance sheet as of February 28, 1999 reflects the Company's investment on an equity basis of accounting. In consolidation, all significant intercompany balances and transactions have been eliminated.

         For the year ended February 28, 1999, the Company's losses from NewCom, on a consolidated basis, were in excess of the Company's allocation of losses as accounted for under the equity method. In accordance with Accounting Principles Board Opinion No. 18 "The Equity Method of Accounting for Investments in Common Stock" the Company has recognized losses up to the amount of their investment, advances and guarantees of indebtedness. Losses related to the consolidation of NewCom in excess of losses appropriate under the equity method, in the amount of $8,080,695, are reflected as an other item in the Statement of Operations and Comprehensive Loss.

         For the year ended February 28, 1999, the minority interest in losses of subsidiary are in excess of minority interests investments. The minority interests loss in excess of investment, in the amount of $26,561,481, are reflected as an other item in the Statement of Operations and Comprehensive Loss.

         Revenue Recognition

         The Company recognizes revenue for product sales upon shipment. The Company provides for estimated returns and allowances based upon experience. The Company also earns a portion of its revenues from license fees, and generally records these fees as income when the Company has fulfilled its obligations under the particular agreement.

         Comprehensive Income

         In March 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This standard requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balances of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company adopted SFAS 130 in Fiscal 1999. For Fiscal 1999 the Company's other comprehensive loss consists of foreign currency translations. The adoption of this statement did not have any impact on the Company's results of operations, financial position, or cash flows.

         Cash Equivalents

         The Company considers all highly liquid assets, having an original maturity of less than three months when purchased, to be cash equivalents.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual future results could differ from those estimates.

         Long-Term Investments

         Investments in equity securities with no readily determinable fair value are stated at cost. Management periodically evaluates these investments as to whether fair value is less than cost. In the event fair value is less than cost, and the decline is determined to be other than temporary, the Company will reduce the carrying value accordingly.

         Goodwill

         In Fiscal 1999, goodwill represented the excess purchase price over the fair market value of the assets acquired of certain acquisitions. Goodwill was being amortized over 40 years on a straight-line basis. As a result of the Company's AuraSound sale, there was no goodwill as of February 29, 2000.

         Inventories

          Inventories are stated at the lower of cost (first-in, first-out) or market.

         Per Share Information

         The consolidated net loss per common share is based on the weighted average number of common shares outstanding during the year. Common share equivalents have been excluded since inclusion would dilute the reported loss per share. Such common stock equivalents amount to 11,709,000 common shares for convertible debt, warrants and options.

         Patents and Trademarks

         The Company capitalizes the costs of obtaining or acquiring patents and trademarks. Amortization of patent and trademark costs is provided for by the straight line method over the shorter of the legal or estimated economic life. If a patent or trademark is rejected, abandoned, or otherwise invalidated the un-amortized cost is expensed in that period.

         Impairment of long-lived assets

         The Company reviews long-lived assets and identifiable intangibles whenever events or circumstances indicate that the carrying amount of such assets may not be fully recoverable. The Company evaluates the recoverability of long-lived assets by measuring the carrying amounts of the assets against the estimated undiscounted cash flows associated with these assets. At the time such evaluation indicates that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the assets' carrying value, the assets are adjusted to their fair values (based upon discounted cash flows).

         During Fiscal 1999, the Company's management redirected its strategy to focus on the AuraGen production. The Company made the decision to cease operations in various divisions, reduce overhead and sell or lease Company assets that were not compatible with the Company's strategy. Management reviewed the estimated future cash flows related to these operations and deemed them to be insufficient to fully recover the carrying value of the assets. Accordingly, in Fiscal 1999 the Company recognized a $9,403,687 impairment expense to reduce the assets to their estimated fair value. The impairment includes a write down of property and equipment and goodwill of $8,893,259 and $510,428, respectively.

         Research and Development

         Research and development costs are expensed as incurred.

         Advertising Costs

         Advertising costs are expensed as incurred. Advertising charged to expense in Fiscal 2000, 1999 and 1998 approximated nil, $9.4 million and $5.8 million, respectively.

         Buildings, Equipment and Leasehold Improvements

         Buildings, equipment and leasehold improvements are stated at cost and are being depreciated using the straight-line method over their estimated useful lives as follows:

                           Buildings                           40 years
                           Machinery and equipment           5-10 years
                           Furniture and fixtures               7 years
                           Leasehold improvements         Life of lease

         During Fiscal 2000 and 1999, the Company capitalized costs of nil and $1,910,611, respectively, on special tools and equipment, which have been designed for the manufacturing and development of automotive products. The capitalized amounts, included in machinery and equipment, include allocated costs of direct labor and overhead. During Fiscal 1999, management reduced previously capitalized amounts to their estimated fair value, due to impairment of assets. See note on Impairment of long-lived assets.

         Depreciation and amortization expense of buildings, machinery and equipment, furniture and fixtures and leasehold improvements approximated $6.5 million, $11.9 million and $5.4 million for Fiscal 2000, 1999 and 1998, respectively.



(2)      Receivables

         Receivables consist of the following:

                                                                     2000              1999
                                                                     ----              ----
         Commercial receivables:
           Amounts billed                                         $10,100,962       $16,548,666
           Advances due from related parties                           31,455           102,773
           Less allowance for  uncollectible  receivables  and     (7,673,217)       (8,271,025)
                                                                  -----------       -----------
           sales returns
                                                                   $2,459,200        $8,380,414
                                                                    =========         =========

     Bad debt expense was approximately $0.5 million, $13.3 million and $3.6 million in Fiscal 2000, 1999 and 1998 respectively.

(3)      Notes Receivable

         Notes receivable consist of the following:

                                     2000                         1999
                                     ----                         ----
  MYS                         $   570,092                $           --
  Algo                          1,736,975                            --
  Telemac                       2,500,000                     2,750,000
                                ---------                     ---------
                                4,807,067                     2,750,000
  Less current portion          3,557,067                       250,000
                                ---------                     ---------
                               $1,250,000                    $2,500,000
                                =========                     =========

         During Fiscal 1999, the Company sold a portion of its shares in Telemac Cellular Corp. (Telemac) back to Telemac. The Company then entered into a cancellation of shares agreement whereby it tendered the remaining shares to Telemac in exchange for a note receivable from Telemac resulting in a gain recognized of approximately $850,000. The note matures in Fiscal 2002.

         In March 1999, the Company sold MYS Corp. and subsidiaries to the management of MYS for a sales price of $4.2 million. In December 1999, the Company finalized the sale of the assets of the AuraSound speaker division, total consideration received was approximately $2.4 million. The purchaser of AuraSound's assets is the same party that acquired the majority of the Company's restructured debt as described at Note 24.

(4)      Long Term Investments

         Long-term investments consist of the following:

                                       2000                      1999
                                       ----                      ----
   Aquajet Corporation              $  923,835              $    923,835
   Alaris Industries, Inc.           1,200,000                 1,200,000
   Other                                     0                   800,000
                                    ----------               -----------
                                   $ 2,123,835                $2,923,835
                                    ==========                ==========

(5)      Joint Ventures and Other Agreements

    (a)  Malaysian Joint Venture

         In 1993, the Company entered into an agreement with Burlington Technopole SDN. BHD., a Malaysian corporation (Burlington) for the formation of a joint venture to manufacture and sell speakers using Aura's proprietary technology. In Fiscal 1999 the joint venture was terminated, and a total of $1,064,911 in joint venture losses and write-off's were recorded during Fiscal 1999.

    (b)  Aura-Dewan Joint Venture

         In 1995, the Company entered into an agreement with K&K Enterprises of India ("K&K") for the formation of a joint venture to manufacture and sell speakers using Aura's proprietary technology. In 1995 the Company also entered into an agreement with K&K for the formation of a joint venture to manufacture Aura's Bass ShakerTM. In Fiscal 1999 the joint venture was terminated, and a total of $534,911 in joint venture losses and write-off's were recorded during Fiscal 1999. In Fiscal 2000 the Company's remaining investment in property of the joint venture was disposed of, and certain claims and liabilities were satisfied. A loss on disposal of assets, in the amount of $800,000, was recorded in Fiscal 2000.

    (c)  Daewoo Agreement

         In 1992, the Company entered into a joint development and licensing agreement with Daewoo Electronics Co., Ltd. ("Daewoo") to develop and commercialize televisions using Aura's AMA(TM) display technology. Aura is to receive a fixed royalty (depending on television size), for each television set manufactured by Daewoo or licensed by Daewoo to a third party. Daewoo was taken over by its creditors during Fiscal 1999. No assurances can be given as to the future plans of the "AMA" technology at Daewoo.

    (d)  Eric Joint Venture

         In 1997, the Company entered into an agreement with the European Group to form a joint venture for sales, marketing and further development of motion base simulators using the Company's proprietary technology. In Fiscal 1999, as a result of its financial crisis the Company ceased its commitment to continue to develop improvements to the Company's motion base simulator technology. The parties agreed to terminate the joint venture, and $3,856,091 was written-off to loss in joint ventures in Fiscal 1999.

    (e)  Microbell Joint Venture

         In 1995 the Company entered into an agreement with Microbell to form a joint venture to further develop and commercialize patented and proprietary technology developed by Microbell. In Fiscal 1999, due to Aura's inability to continue to fund the joint venture as required, the joint venture was terminated, and $635,902 was written-off to loss in joint ventures.

(6)      Related Party Transactions

         Notes and advances due from related parties, aggregated $31,455 and $102,773 at February 29, 2000 and February 28, 1999, respectively, included in current receivables.

(7)      Inventories

         Inventories, stated at the lower of cost (first-in, first-out) or market, consist of the following:

                                                                       2000                1999
                                                                       ----                ----
         Raw materials                                             $4,205,828           $11,318,263
         Finished goods                                             7,310,335            15,034,795
         Reserves for potential product obsolesence                  (326,936)           (7,876,000)
                                                               ---------------       ---------------
                                                                  $11,189,227           $18,477,058
                                                               ==============        ==============

         At February 29, 2000, inventories consist primarily of components and completed units for the Company's AuraGen product.

(8)      Property and Equipment

         Property and Equipment, at cost is comprised as follows:

                                                                          2000                1999
                                                                          ----                ----
         Land                                                        $  3,187,997          $  3,877,074
         Buildings                                                      8,708,796             9,396,392
         Machinery and equipment                                       27,755,903            32,354,243
         Furniture, fixtures and leasehold improvements                 2,566,721             2,348,990
                                                                     ------------    ------------------
                                                                      $42,219,417           $47,976,699
                                                                      ===========           ===========


(9)      Notes Payable and Other Liabilities

         Notes Payable and Other Liabilities consist of the following:

                                                            2000               1999
                                                            ----        ---    ----
Litigation payable                                    $    5,722,221       $17,302,047
Lines of Credit                                            2,584,000         3,000,000
Notes payable-equipment (a)                                   31,353           194,296
Notes payable-buildings (b)                                5,535,693         8,549,854
Unsecured notes payable (c)                                6,807,676         5,190,747
Trade debt (d)                                            10,961,151                --
Secured notes payable (e)                                 15,309,622                --
                                                          ----------    --------------
                                                          46,951,716        34,236,944
Less: current portion                                      9,899,531         8,787,113
                                                      --------------    --------------
Long term portion                                         37,052,185        25,449,831
Reserve for environmental cleanup                            554,510           505,698
                                                       -------------     -------------
                                                      $   37,606,695       $25,955,529
                                                       =============    ==============

    (a) Notes payable-equipment at February 29, 2000 consists of a note maturing in February 2005.

    (b) Notes payable-buildings consists of a 1st Trust Deed on a building in California, due in Fiscal 2009, and in Fiscal 1999 includes a note due October 2000 collateralized by a building in Malaysia.

     (c) Unsecured notes payable consists of four notes at February 29, 2000 and three notes at February 28, 1999.

    (d) Trade debt was restructured with payment terms over a three year period with interest at 8% per annum commencing on January 2000.

    (e) Secured notes payable consists of three notes. One of the secured notes includes warrants to purchase 1,000,000 shares of the Company's common stock exercisable at $0.375 per share. On another of the secured notes, in the event of default the holder is entitled to convert the unpaid principal and interest into common stock of the Company at $0.60 per share; however, the Company is entitled to a discount if the note is prepaid, which discount is initially 20% of the amount prepaid, and the discount declines proportionally over the three year term of the note.

      Annual maturities of long term notes payable and litigation payable for the next fiscal years are as follows:

                 Fiscal Year              Amount
                 -----------              ------
                 2001                    $9,899,531
                 2002                     6,578,296
                 2003                    18,882,754
                 2004                       619,521
                 2005                       629,028
                 thereafter              10,342,586
                                         ----------
                                        $46,951,716

(10)     Convertible Notes Payable

         In Fiscal 1993, the Company issued its Secured 7% Convertible Notes due 2002 in the total amount of $5.5 million. In Fiscal 1999, the remaining obligation of $2,122,900, related to these notes was redeemed by the Company.

         In Fiscal 1998, the Company issued $34.5 million of unsecured notes payable to investors. During fiscal 1998 the Company redeemed $3.8 million of notes issued in Fiscal 1997 and $2 million of notes issued in Fiscal 1998. Additionally, $4.5 million of notes issued in Fiscal 1997 were converted into 3,164,001 shares of common stock.

         In Fiscal 1999, the Company issued $8 million of unsecured notes payable to investors and $4,662,900 of secured notes payable to investors. During Fiscal 2000 the Company redeemed $1.6 million of convertible notes issued in Fiscal 1998. Additionally, in Fiscal 1999, $9,662,184 worth of convertible notes issued in Fiscal 1998 plus interest of $547,249, were converted into 16,513,282 shares of common stock.

         In Fiscal 2000, the Company restructured much of its convertible notes payable through debt forgiveness and equity conversion (see note 24).

(11)     Accrued Expenses

         Accrued expenses consist of the following:

                                             2000              1999
                                             ----              ----
Accrued payroll and related expenses      $   582,850       $1,076,185
Bond interest payable                         261,328        4,535,789
Other                                         290,120        2,444,809
                                           ----------    -------------
                                          $ 1,134,298       $8,056,783
                                           ==========    ==============

(12)     Income Taxes

          At February 29, 2000, the Company had net operating loss carry-forwards for Federal and state income tax purposes of approximately $242 million and $108 million respectively, which expire through 2020.

         Under SFAS 109 "Accounting for Income Taxes" the Company utilizes the liability method of accounting for income taxes. Accordingly, the Company has recorded a deferred tax benefit of approximately $97 million for Fiscal 2000 and $93 million for Fiscal 1999. The Company has also recorded a valuation account to fully offset the deferred benefit due to the uncertainty of the realization of this benefit.

          The Company's formerly owned Japanese subsidiary, MYS Corporation, paid income taxes to the Japanese government at an effective rate of approximately fifty eight percent. At February 28, 1999, MYS Corporation had a current income tax receivable of approximately $153,000.

(13)     Common Stock, Stock Options and Warrants

         At February 29, 2000, the Company had 200,000,000 shares of $.005 par value common stock authorized for issuance. The number of authorized shares was increased to 500,000,000 subsequent to February 29, 2000 (see Note 23).

         At February 29, 2000 there were warrants outstanding to purchase 1,213,000 shares of the Company's common stock exercisable at $0.375 a share.

         The Company has granted nonqualified stock options to certain directors and employees. Options are granted at fair market value at the date of grant, vest immediately, and are exercisable at any time within a five-year period from the date of grant.

         A summary of activity in the directors stock option plan follows:

                                                                    Shares       Exercise Price

         Options outstanding at February 28, 1997                   1,009,578        $1.44-5.50
                                                                    ---------        ----------

         Grants                                                        50,000              2.30
         Cancellations                                                     --                --
         Exercises                                                         --                --
                                                                   ----------        ----------
         Options outstanding at February 28, 1998                   1,059,578         1.44-5.50

         Grants                                                            --                --
         Cancellations                                                     --                --
         Exercises                                                         --                --
         Expired                                                      499,578         1.44-5.50
                                                                      -------       -----------
         Options outstanding at February 28,1999                      560,000         2.06-4.75

         Grants                                                            --                --
         Cancellations                                                     --                --
         Exercises                                                         --                --
         Expired                                                      (60,000)        3.00-4.75
                                                                      --------      -----------
         Options outstanding at February 29, 2000                     500,000       $2.06-$2.30
                                                                      =======       ===========

         The following table summarizes information about director stock options at February 29, 2000:

                                 Number             Average             Weighted              Number
           Range of          Outstanding at     Remaining Life      Average Exercise      Exercisable As
                                                              -
        Exercise Price          2/29/00            in Years              Price              of 2/29/00

             $2.30                50,000             7.13                 $2.30                  50,000
             $2.06               450,000             7.36                 $2.06                 400,000

 (14)    Employee Stock Plans

         As of February 29, 2000, the Company has one employee benefit plan: The Employee Stock Ownership Plan (ESOP). In addition, the options granted under the 1989 Stock Option Plan are valid and subject to exercise.

         The ESOP is a qualified discretionary employee stock ownership plan that covers substantially all employees. This plan was formally approved by the Board of Directors during Fiscal 1990. The Company made no contributions to the ESOP in Fiscal 2000, 1999 and 1998 respectively.

         In March 2000, the Company's Board of Directors adopted the 2000 Stock Option Plan, a nonqualified plan which was subsequently approved by the shareholders. The Stock Option Plan authorizes the grant of options to purchase up to 10% of the Company's outstanding common shares. Shares currently under option generally vest ratably over a five year period.

         In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measure compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock option and similar equity instruments under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined is SFAS No. 123 had been applied. Management accounts for options under APB Opinion No. 25. If the alternative accounting-related provisions of SFAS No. 123 had been adopted as of the beginning of 1995, any effect on 2000, 1999 and 1998 net loss and loss per share would have been immaterial.

         A summary of activity in the employee stock option plan is as follows:

                                                                    Shares         Exercise Price


         Options outstanding at February 28, 1997                   3,879,800          $1.44-7.31
                                                                    ---------           ---------

         Grants                                                     2,983,000           1.79-2.15
         Cancellations                                             (3,002,800)          1.44-3.06
         Exercises                                                    (25,000)               2.06
                                                                  -----------       --------------
         Options outstanding at February 28, 1998                   3,835,000           1.44-7.31

         Grants                                                     2,800,000                3.31
         Cancellations                                                (59,700)          1.44-7.31
         Exercises                                                    (50,000)               2.06
                                                                  ------------      --------------
         Options outstanding at February 28, 1999                   6,525,300           1.44-7.31

         Grants                                                            --                  --
         Cancellations                                               (454,500)          2.06-7.31
         Exercises                                                         --                  --
         Expired                                                     (131,800)          3.06-4.12
                                                                  ------------        -----------
         Options outstanding at February 29, 2000                   5,939,000          $1.44-7.31
                                                                  ===========       ---==========

The following table summarizes information about employee stock options at February 29, 2000:

                                 Number             Average             Weighted              Number
           Range of          Outstanding at     Remaining Life      Average Exercise      Exercisable As
                                                              -
        Exercise Price          2/29/00            in Years              Price              of 2/29/00

             $1.44               431,000             0.92                 $1.44                 431,000
             $7.25                 6,000             1.75                 $7.25                   6,000
          $3.00-$4.00            215,000             2.62                 $3.47                 215,000
             $7.31                 6,000             3.60                 $7.31                   6,000
          $1.79-$2.15          2,481,000             7.42                 $2.04               2,481,000
             $3.31             2,800,000             8.05                 $3.31                 560,000

(15)     Leases

         At February 29, 2000, the Company has no long term operating leases. Rental expense charged to operations approximated $.9 million, $1.8 million and $1.3 million in Fiscal 2000, 1999 and 1998, respectively.

(16)     Significant Customers

         The Company sold ceramics related products to a single significant customer during Fiscal 2000 for a total of approximately $2.1 million or 29.7% of net revenues. After Fiscal 2000 this customer will not be a significant customer as the Company has sold the Ceramics division.

         The Company on a consolidated basis sold sound related products and computer related products to five significant customers during Fiscal 1999. Sales by MYS Corporation to a major electronics retailer accounted for approximately $16.3 million or 20.1% of revenues. Sales of communications and multimedia products to major mass merchandisers Best Buy, Circuit City, and Staples accounted for $12.6 million or 15.5% of revenues. None of these customers are related to the Company or any other customer of the Company.

         The Company sold sound related products and computer related products to five significant customers during Fiscal 1998. Sales of speakers to a major electronics retailer accounted for approximately $11.8 million or 7.3% of gross revenues. Sales of communications and multimedia products to major mass merchandisers Best Buy, Circuit City, and Staples accounted for $60.1 million or 37.3% of gross revenues. Sales of computer monitors to two customers accounted for approximately $10 million or 6.2% of gross revenues.

(17)     Commitments and Contingencies

         The Company is engaged in various legal actions listed below. In the case of a judgment or settlement, appropriate provisions have been made in the financial statements.

         Shareholder Litigation

         Barovich/Chiau v. Aura

     In May, 1995 two lawsuits naming Aura, certain of its directors and executive officers and a former officer as defendants, were filed in the United States District Court for the Central District of California, Barovich v. Aura Systems, Inc. et. al. (Case No. CV 95-3295) and Chiau v. Aura Systems, Inc. et. al. (Case No. CV 95-3296), before the Honorable Manuel Real. The complaints purported to be securities class actions on behalf of all persons who purchased common stock of Aura during the period from May 28, 1993 through January 17, 1995, inclusive. The complaints alleged that as a result of false and misleading information disseminated by the defendants, the market price of Aura's common stock was artificially inflated during the class period. The complaints were consolidated as Barovich v. Aura Systems, Inc., et. al.

         A settlement agreement for this proceeding was submitted to the Court on July 20, 1998, for preliminary approval, at which time the Court denied the plaintiffs' motion for approval of the settlement. On September 22, 1998, the Company and certain of its officers and directors renoticed their motion for summary judgment. Thereafter, on January 8, 1999, the plaintiffs and the defendants in the Barovich action executed a Stipulation of Settlement pursuant to which the Barovich action would be settled in return for payments by Aura and its insurer to the plaintiff's settlement class and plaintiff's attorneys in the amount of $2.8 million in cash (with $800,000 to be contributed by Aura and $2 million to be contributed by Aura's insurer, subject to a reservation of rights by the insurer against the insureds) and $1.2 million in cash or common stock, at the Company's option, to be paid by Aura. Subsequently the parties and the insurer entered into an amended settlement agreement. As amended the settlement calls for the total settlement amount of $4 million to remain the same, with the insurer contributing $1.8 million and the remaining $2.2 million to be paid by Aura in cash over a period of three years, with accrued interest at the rate of 8% per annum. The settlement was preliminarily approved by the Court on December 6, 1999, and finally approved in or about April, 2000.

         Morganstein v. Aura.

         On April 28, 1997, a lawsuit naming Aura, certain of its directors and officers, and the Company's independent accounting firm was filed in the United States District Court for the Central District of
         California, Morganstein v. Aura Systems, Inc., et. al. (Case No. CV 97-3103), before the Honorable Steven Wilson. A follow-on complaint, Ratner v. Aura Systems, Inc., et. al. (Case No. CV 97-3944), was also filed and later consolidated with the Morganstein complaint. The consolidated amended complaint purports to be a securities class action on behalf of all persons who purchased common stock of Aura during the period from January 18, 1995 to April 25, 1997, inclusive. The complaint alleges that as a result of false and misleading information disseminated by the defendants, the market price of Aura's common stock was artificially inflated during the Class Period. The complaint contains allegations which assert that the company violated federal securities laws by selling Aura Common stock at discounts to the prevailing U.S. market price under Regulation S without informing Aura's shareholders or the public at large.

         In June, 1998, the Court entered an order staying further discovery in order to facilitate completion of settlement discussions between the parties. On October 12, 1998, the parties entered into a stipulation for settlement of all claims, subject to approval by the Court. Under the stipulation for settlement Aura agreed to pay $4.5 million in cash or stock, at Aura's option, plus 3.5 million warrants at an exercise price of $2.25. In addition, Aura's insurance carrier agreed to pay $10.5 million. The settlement was finally approved by the Court in October 1999 and was thereafter amended in December 1999 to allow Aura to defer payment of the settlement amount until April 2000 in exchange for an additional 2 million shares of Aura Common Stock, subject to certain adjustments. The deferral resulted from the limitation on the number of shares authorized (see note 23). The final distribution of stock and warrants to class members occured in June 2000.

         NewCom Related Litigation

         Deutsche Financial Services v. Aura

         In June,  1999,  a  lawsuit  naming  Aura was  filed in  United  States
         District Court for the Central District of California, Deutsche Financial Services ("DFS") vs. Aura (Case No. 99-03551 GHK (BQRx)). The complaint follows DFS' termination of its credit facility with NewCom of $11,000,000 and seizure of substantially all of NewCom's collateral in April, 1999. It alleges, among other things, that Aura is liable to DFS for NewCom's indebtedness under the secured credit facility purportedly guaranteed by Aura in 1996, well prior to the NewCom initial public offering of September 1997. In the proceeding, DFS sought an order to attach Aura's assets which was denied following an evidentiary hearing before the Honorable Brian Quinn Robbins, U.S. Magistrate, and the matter has been ordered by the District Court to binding arbitration. Aura has now responded in arbitration, denying DFS' claims and has asserted in its defense, among other things, that the guarantee, if any, is discharged. In addition, Aura through its counsel, has asserted cross-claims for, among other things, tortious lender liability, alleging that DFS wrongfully terminated the NewCom credit facility, wrongfully seized the NewCom collateral and wrongfully foreclosed upon NewCom collateral, acting in a commercially unreasonably manner. A panel of three arbitrators has been selected and appointed by the American Arbitration Association and a hearing set for May, 2000 was suspended by the panel without yet scheduling a new hearing date. The Company believes it has meritorious defenses and cross claims. However, no assurances can be given as to the ultimate outcome of this proceeding.

         Excalibur v. Aura

     On November 12, 1999, a lawsuit was filed by three investors against Aura and Zvi Kurtzman, Aura's Chief Executive Officer, in Los Angeles Superior Court entitled Excalibur Limited Partnership v. Aura Systems, Inc. (Case No. BC220054) arising out of two NewCom, Inc. financings consummated in December 1998.

         The NewCom financings comprised (1) a $3 million investment into NewCom in exchange for NewCom Common Stock, Warrants for NewCom Common Stock, and certain "Re-pricing Rights" which entitled the investors to receive additional shares of NewCom Common Stock in the event the price of NewCom Common Stock fell below a specified level, and (2) a loan to NewCom of $1 million in exchange for a Promissory Note and Warrants to purchase NewCom Common Stock. As part of these financings Aura agreed with the investors to allow their Re-pricing Rights with respect to NewCom Stock to be exercised for Aura Common Stock, at the investors' option. Aura also agreed to register Aura Common Stock relating to these Re-pricing Rights.

         The Plaintiffs allege in their complaint that Aura breached its agreements with the Plaintiffs by, among other things, failing to register the Aura Common Stock relating to the Re-pricing Rights. The Plaintiffs further allege that Aura misrepresented its intention to register the Aura shares in order to induce the Plaintiffs to loan $1.0 million to NewCom. The Complaint seeks damages of not less than $4.5 million. In January 2000 Aura filed counterclaims against the
         Plaintiffs, including claims that the Plaintiffs made false representations to Aura in order to induce Aura to agree to issue its Common Stock pursuant to the Re-pricing Rights. The parties have agreed to submit this matter to mediation on June 28, 2000. The Company believes that it has meritorious defenses and counterclaims to the Plaintiffs' allegations. However, no assurances can be given as to the ultimate outcome of this proceeding.

         Securities and Exchange Commission Settlement.

         In October, 1996, the Securities and Exchange Commission ("Commission") issued an order (Securities Act Release No. 7352) instituting an administrative proceeding against Aura Systems, Zvi Kurtzman, and an Aura former officer. The proceeding was settled on consent of all the parties, without admitting or denying any of the Commission's findings. In its order, the Commission found that Aura and the others violated the reporting, record-keeping and anti-fraud provisions of the securities laws in 1993 and 1994 in connection with its reporting on two transactions in reports previously filed with the Commission. The Commission's order directs that each party cease and desist from committing or causing any future violation of these provisions.

         The Commission did not require Aura to restate any of the previously issued financial statements or otherwise amend any of its prior reports filed with the Commission. Also, the Commission did not seek any monetary penalties from Aura, Mr. Kurtzman or anyone else. Neither Mr. Kurtzman nor anyone else personally benefited in any way from these events. For a more complete description of the Commission's Order, see the Commission's release referred to above.

         Other Legal Actions

         The Company is also engaged in other legal actions. In the opinion of management, based upon the advice of counsel, the ultimate resolution of these matters will not have a material adverse effect.

(18)     Concentrations of Credit Risk

         Financial instruments that subject the Company to concentration of credit risk are cash equivalents, trade receivables, notes receivable, trade payables and notes payable. The carrying value of these financial instruments approximate their fair value at February 29, 2000. Cash equivalents consist principally of short-term money market funds, these instruments are short term in nature and bear minimal risk.

         The Company performs credit background checks and evaluates the credit worthiness of all potential new customers prior to granting credit. UCC financing statements are filed, when deemed necessary.

(19)     Other (Income) and Expenses

         Other (income) and expenses consist of:

                                                           2000                  1999                  1998
                                                           ----                  ----                  ----

             Gain on  subsidiary  stock  and other
             assets                                     $          --         $    (811,657)        $ (12,632,265)
             Legal settlements                              2,777,762             7,717,518             1,700,000
             Equity in  losses  of  unconsolidated
             joint ventures                                        --             6,268,384             1,937,747
             Loss on disposal of assets                      (259,274)            1,026,972                    --
             Loss on disposal of investment                        --             4,782,839                    --
             Termination of license arrangement                    --                    --             3,114,030
             Other income                                  (1,101,279)             (101,711)             (220,291)
             Interest expense                               4,476,690            11,679,701             6,450,741
                                                            ---------            ----------         -------------
                                                        $   5,893,449         $  30,562,046         $     349,962
                                                            =========          ============          ============


(20)     Fourth Quarter Adjustments

         Certain fourth quarter adjustments were made in Fiscal 2000 that are significant to the quarter and to comparisons between quarters. During the fourth quarter of Fiscal 2000, in conjunction with the Company's restructuring, $13,218,750 in debt and $5,850,168 in accrued interest was forgiven by the Company's major creditors. This forgiveness of debt is recorded as an extraordinary item in the fourth quarter of Fiscal 2000 (see note 24).

(21)     Segment Reporting

         The Company adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information," as of February 28, 1999. SFAS 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 defined operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and in assessing performance. The Company has aggregated its business activities into three operating segments: electromagnetic and electro-optical technology (Aura), computer related communications (NewCom) and sound related products including professional and consumer sound system components (AuraSound).

         The electromagnetic and electro-optical technology operating segment consists of the development, commercialization and sales of products, systems and components using patented and proprietary electromagnetic and electro-optical technology. The Company has aggregated all electromagnetic and electro-optical operating units due to commonality of economic characteristics, technology employed, and class of customer. In addition, this segment also includes our corporate headquarters, revenues generated from the sale of computer monitors and activity from Electrotec. The overall management and operating results for this segment are based on the activities and operations as noted.

         The computer related communications and sound related products operating segment consists of the manufacturing and selling of high performance computer communication and multimedia products for the personal computer market. The segment also includes internal and external data fax modems, speaker phones, sound cards, and multimedia kits. This operating segment suffered significant operating losses during the year ended February 28, 1999 and ceased operations in early Fiscal 2000.

         The sound segment consists of the manufacture and sale of professional and consumer sound system components and products, including speakers, amplifiers, and Bass Shakers. AuraSound reflects the aggregate segment operating units based on economic characteristics, products and services, the production process class of customer and distribution process. AuraSound was sold during Fiscal 2000.

                                      Aura               NewCom             AuraSound          Consolidated
                                                    (in thousands)
Net Revenues*
                 2000            $       5,788        $           --      $           --      $         5,788
                 1999            $       6,830        $       46,820      $           --      $        53,650
                 1998            $      10,252        $       93,687      $           --      $       103,939

Income (loss) from Operations
                 2000            $     (18,510)       $           --      $           --      $       (18,510)
                 1999            $     (54,396)       $      (94,357)     $           --      $      (148,753)
                 1998            $     (15,448)       $       11,872      $           --      $        (3,516)

Identifiable Assets
                 2000            $      56,036        $           --      $           --      $        56,036
                 1999            $      63,754        $           --      $       26,389      $        90,143
                 1998            $      96,735        $       96,127      $       34,441      $       227,303

Depreciation and Amortization
                 2000            $       6,854        $           --                  --      $         6,854
                 1999            $       7,375        $        1,511      $        4,099      $        12,985
                 1998            $       3,621        $        1,274      $        3,467      $         8,362

Capital Expenditures
                 2000            $          16        $           --      $           --      $            16
                 1999            $       2,450        $          161      $        1,443      $         4,054
                 1998            $      15,322        $        1,455      $        1,229      $        18,006

Number of operating locations at year-end (unaudited)
                 2000                  2                   --                  --                   2
                 1999                  2                    2                   5                   9
                 1998                  2                    2                   5                   9

* Includes revenue from external customers for all groups of products and services in each segment reported. Products and services sold by each segment are generally similar in nature; also it is impracticable to disclose revenues by product.

Segment Reporting
Net Revenue from customer geographical segments are as follows (in thousands):

                                            2000                         1999                            1998
                                            ----                         ----                            ----
U.S., Canada, Latin America             $6,845        96.75%       $58,871       72.22%       $120,517    88.15%
Europe                                      63          .89            772        0.95             451     0.33
Asia                                       168         2.36         21,875       26.83         15,747     11.52
                                           ---      -------         ------      -------        -------   ------
                                        $7,076       100.00%       $81,518      100.00%      $136,715    100.00%
                                        ======       =======       =======      ======       =========   ======

          All of the Company's operating long-lived assets are located in the United States


(22)     Discontinued Operations

         In June 1999 and March 1999, the Company divested its interest in AuraSound, Inc. and the MYS group of entities, respectively. Pursuant to Accounting Principles Board Option ("APB") No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of the Company have been reclassified to reflect the disposition of the AuraSound segment as a discontinued operation. Net operating revenues for discontinued operations for Fiscal 2000, 1999 and 1998 were approximately $1,037,000, $27,868,000 and $32,776,000 respectively.

(23)     Subsequent Events

         Note Conversion

         On March 6, 2000, the Company entered into a settlement agreement and release of claims for a $1,000,000 convertible note in exchange for 3,000,000 shares of the Company's common stock.

         Sale of Assets of Aura Ceramics

         Effective March 1, 2000 the Company entered an agreement for the sale of the assets of Aura Ceramics. The agreement calls for a sales price of $3.5 million with a down payment of $1 million, which was paid on May 2000. The balance, including interest at 8% per annum is due in monthly installments of $31,000, with a balloon payment of the remaining principal and interest due at the end of seven years.

         Completion of Common Stock Private Placement

         In May 2000, the Company completed a private placement of approximately
         15.5 million shares of its common stock at $0.32 per share resulting in gross proceeds of approximately $5.0 million.

         Authorized Stock

         In March 2000, the Company's shareholders approved an amendment to the articles of incorporation to increase the number of common shares authorized to 500,000,000, and to authorize the issuance of up to 10,000,000 shares of preferred stock.

         2000 Stock Option Plan

         At the March 6, 2000 Annual Meeting, the Company's Board of Directors adopted, and shareholders approved, the 2000 Stock Option Plan.

(24)     Extinguishment of Debt

         At the start of Fiscal 2000, the Company had $38,481,782 in convertible notes payable, of which most were in default. During the current year the Company restructured much of its convertible notes payable obligation through debt forgiveness and equity conversion. With the debt restructure, $11,009,102 of convertible notes was converted into 71,054,445 shares of the Company's common stock, of which 2,520,000 shares are not reflected as outstanding as of February 29, 2000. The Company also redeemed $430,000 of convertible notes, and $12,535,898 in convertible notes and $5,850,168 in accrued interest were forgiven. A majority of the restructure was accomplished by a single unrelated party acquiring $21,345,000 of the convertible notes payable and subsequently converting $9,224,102 into 65,034,445 shares of the Company's common stock and debt forgiveness of $12,120,898. In addition, $682,852 in accounts payable and accrued expenses was also forgiven. Total debt forgiveness of $19,068,918 is reflected as an extraordinary item in the accompanying consolidated financial statements.



                                                    SCHEDULE II
                                                 AURA SYSTEMS, INC.
                                                  AND SUBSIDIARIES

                                         Valuation and Qualifying Accounts

                       Years ended February 29, 2000, February 28, 1999 and February 28, 1998


                                     Balance at      Charged to       Charged to                        Balance at
                                     beginning of    costs and          other                             end
                                       period         expenses         Accounts       Deductions        of period
                                     -----------------------------------------------------------------------------------

Allowances  are  deducted  from  the
assets to which they apply

Year ended February 29, 2000 Allowance for:
    Uncollectible Accounts               $8,149,551   $     456,233   $           --      $   932,567      $7,673,217
    Reserve for returns                     121,474         359,488               --          480,962              --
    Reserve  for  potential  product
    obsolescence                          7,876,000          82,913               --        7,631,977         326,936
                                          ---------        --------     ------------        ---------      ----------
                                        $16,147,025   $     898,634   $           --       $9,045,506      $8,000,153
                                         ==========         =======   ===============      ==========       =========

Year ended February 28, 1999 Allowance for:
    Uncollectible Accounts             $  5,431,525     $13,314,320      $10,000,000      $20,596,294    $  8,149,551
    Reserve for returns                     569,605      24,741,084               --       25,189,215         121,474
    Reserve  for  potential  product
    obsolescence                          4,535,000      15,906,337               --       12,565,337       7,876,000
                                          ---------      ----------     ------------       ----------       ---------
                                        $10,536,130     $53,961,741      $10,000,000      $58,350,846     $16,147,025
                                         ==========      ==========       ==========      ===========      ==========

Year ended February 28, 1998:

Allowance for:
    Uncollectible Accounts               $2,090,652    $  3,617,056      $        --     $    276,183      $5,431,525
    Reserve for returns                   1,512,679      23,504,148               --       24,447,222         569,605
    Reserve for potential product
    obsolescence                          2,255,000       4,030,000               --        1,750,000       4,535,000
                                          ---------    ------------       ----------      -----------      ----------
                                         $5,858,331     $31,151,204      $        --      $26,473,405     $10,536,130
                                          =========      ==========       ==========       ==========      ==========


Amounts charged to other accounts include amounts charged to price protection and rebates in Fiscal 1999.

                          ___________ Shares To Be Sold
                             by Selling Stockholders

                                  Common Stock


                                   PROSPECTUS

                                                                       , 2000

Dealer Prospectus Delivery Obligation:

         Until , 2000 (25 days after the date of this prospectus), all dealers that buy, sell or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

         The following table sets forth the expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee .............................. $     27,330
Blue Sky fees and expenses .............................1,000.00
Accounting fees and expenses .......................... 1,000.00
Legal fees and expenses .............................. 15,000.00
Printing and engraving expenses ......................  1,000.00
Registrar and Transfer Agent's fees ..................... 500.00
Miscellaneous fees and expenses ......................... 500.00
Total .............................................. $    46,330

Item 14.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Registrant has entered into agreements with its directors to provide indemnity to such persons to the maximum extent permitted under applicable laws. In addition, the Registrant's Certificate of Incorporation provides that a director shall not be liable to the Registrant or its stockholders for monetary damages arising out of a breach of such person's fiduciary duty to the Registrant unless such breach involves intentional misconduct, fraud or a knowing violation of law, or the payment of an unlawful dividend.

Item 15.  Recent Sales of Unregistered Securities

         During the past three years the Registrant has issued the securities set forth below which were not registered under the Securities Act of 1933.

RGC Financings

         On October 30, 1997, the Registrant issued and sold $10 million of Convertible Debentures (the "Debentures") to RGC International Investors, LDC, an institutional investor ("RGC"), for cash proceeds of $9.7 million, net of commissions. The Debentures bore interest at the rate of 7% per annum, payable quarterly, with the entire principal amount due and payable on October 30, 2002, subject to prior redemption or conversion. The Debentures were convertible, at the option of the holder, into the Registrant's Common Stock at a fixed conversion price of $3.04 per share, which was 110% of the average closing bid price of the Common Stock over the five trading days ending on the day prior to the closing of the financing. The Debentures were subject to redemption at the option of the holder, at any time on or after July 30, 1998, at a price equal to 115% of the principal amount.

         As part of the financing, RGC received 3,619,910 five-year Warrants, exercisable at $2.85 per share (which price was set at the higher of (i) the average closing bid price of the Common Stock over the five trading days prior to closing and (ii) the closing bid price on the day prior to closing). RGC was granted an option exercisable on or before April 30, 1998, to invest up to an additional $10 million on substantially the same terms and conditions except that the conversion price of the additional Debentures and the exercise price of the Warrants were to be a premium to the market price of the Common Stock at the time of the closing of the additional financing.

         On March 30, 1998, the Registrant sold $8 million of Convertible Debentures RGC for cash. The Convertible Debentures bore interest at the rate of 7% per annum, with the entire principal amount due and payable on March 30, 2003, subject to prior redemption or conversion. The Convertible Debentures were convertible, at the option of the holder, into Common Stock at a fixed conversion price of $3.13 per share. As part of the financing, the investor received warrants to purchase up to 2,415,094 shares exercisable at $3.64 per share.

         On July 13, 1998, the Registrant entered into an agreement with RGC to reduce the exercise price of Warrants for 2,415,094 shares from $3.64 to $1.91 which was the closing bid price of the Common Stock on July 12, 1998 (the "July 1998 market price") and RGC agreed to fully exercise the Warrants on such date, resulting in proceeds to the Registrant of $4,603,773. The Registrant agreed that if 101% of the average bid price for the five trading days ending October 30, 1998 is less than the July 1998 market price, the Registrant would further reduce the exercise price retroactively to 101% of the October 1998 market price by issuing to RGC additional shares to reflect the difference between the July 1998 market price and 101% of the October 1998 market price. The Registrant further agreed that if 101% of the average bid price for the five trading days ending April 30, 1999 was less than the July 1998 exercise price or the adjusted October 1998 exercise price, the Registrant would further reduce the exercise price retroactively to 101% of the April 1998 market price by issuing to RGC additional shares to reflect the difference between the July 1998 or October 1998 exercise price and the adjusted exercise price in April 1999.

         In addition, on July 13, 1998 the Registrant issued to RGC a new five year Warrant (the "July 1998 Warrant") exercisable for 2,415,094 shares of Common Stock at an initial exercise price equal to 110% of the July 1998 market price, or $2.10 per share. The exercise price of the July 1998 Warrant is subject to reduction on or after October 30, 1998 and April 30, 1999 to 101% of the October 1998 market price and 101% of the April 1999 market price, respectively, if at either time such price would be lower than the initial exercise price of $2.10. The Registrant further agreed that if the exercise price of the July 1998 Warrant, as adjusted from time to time, was less than the exercise price for any other warrants held by RGC, then the exercise price of the other warrants would be reduced to equal the exercise price of the July 1998 Warrant. These other warrants include warrants exercisable for: 3,619,910 shares at $2.85 per share; 757,757 share at $3.50 per share; and 1,009,009 shares at $2.52 per share.

         In October 1998 the Registrant completed a private placement to RGC of a $3,000,000 Convertible Senior Secured Note and Warrants to purchase 1,200,000 of the Registrant 's Common Stock in consideration of $3,000,000 gross cash proceeds. The Note bore interest at the rate of 14% per annum and was due and payable on the earlier of April 1, 1999, and the closing of an equity or convertible debt financing resulting in at least $6,000,000 of net proceeds to the Company. The Note was secured by a junior lien on inventory and receivables of the Registrant and its subsidiaries other than NewCom. The Warrants were exercisable at $1.40 per share until January 1, 1999; from February 1, 1999 until June 30, 1999, the Warrants were exercisable at the lesser of $1.40 and 101% of the average closing bid price of the Common Stock for the five consecutive trading days ended January 31, 1999 (the "January Price"); and from July 1, 1999 until October 2003 the Warrants were exercisable at the lower of $1.40, the January Price or 101% of the average closing bid price of the Common Stock for the five consecutive trading days ended June 30, 1999.

         In October 1999 the Registrant entered into an agreement with RGC and a third party investor whereby RGC (i) sold to the third party the Registrant's three Convertible Unsecured Debentures (the "RGC Debentures"), in the aggregate principal amount of $17,365,000, (ii) exchanged with the Registrant its $3 million Secured Convertible Note for a new non-convertible Secured Note (the "New RGC Note") in the principal amount of $3 million, and (iii) cancelled
Warrants to purchase 9,000,770 shares of the Registrant's Common Stock in exchange for new Warrants to purchase 1,000,000 shares of common stock exercisable at $0.375 per share. The New RGC Note bears interest at the rate of 8% per annum, with principal and interest payable no less frequently than quarterly. The New RGC Note continues to be secured by a lien on certain assets of the RGC, including inventory and accounts receivable.

         Under the agreement with the new holder of the RGC Debentures, the RGC Debentures were convertible into a maximum of 46,500,000 shares of the Registrant's Common Stock unless the Registrant failed to complete the restructuring with Infinity. The holder of the RGC Debentures converted a portion of the RGC Debentures into 46,500,000 shares of Common Stock and canceled the remaining outstanding principal and interest owed under the RGC Debentures as of the consummation of the restructuring of approximately $17.4 million of outstanding Debentures held by Infinity. See "Restructuring of Infinity Investors Debt" below.

         The securities issued to RGC were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933 as the offering was to a single accredited investor in a private transaction.

In November 1998 the Registrant completed a financing with an institutional investor of a $1,000,000 Convertible Senior Secured Note and Warrants to purchase 400,000 shares of the Registrant 's Common Stock. The Note was secured by a junior lien on inventory and receivables of the Registrant and its subsidiaries other than NewCom. The Warrants were exercisable at $1.40 per share until January 1, 1999; from February 1, 1999 until June 30, 1999, the Warrants were exercisable at the lesser of $1.40 and 101% of the average closing bid price of the Common Stock for the five consecutive trading days ended January 31, 1999 (the "January Price"); and from July 1, 1999 until October 2003 the Warrants were exercisable at the lower of $1.40, the January Price or 101% of the average closing bid price of the Common Stock for the five consecutive trading days ended June 30, 1999. In March 2000 the Registrant entered into an agreement with the investor providing for the conversion of the entire amount of the Secured Note into 3 million shares and the exchange of the original 400,000 Warrants for 50,000 Warrants at $0.375 per share. The offering was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the offering was a private placement to a single accredited investor.


December 1998 Unit Offering

         In December 1998 the Company completed a private placement of Units, each Unit consisting of 10 shares of Common Stock and Warrants to purchase four shares of Common Stock at an exercise price of $1.00 per share for five years, resulting in the issuance of 3,597,300 shares for total net proceeds of $1,797,642. The terms of the offering called for, among other things, the prompt registration of the purchased securities with the SEC. As a result principally of delays in completing the Company's audit for the fiscal year ended February 1999, the Company was unable to timely file the required registration. Consequently in amendments to the offering terms which culminated in March 2000, the Company agreed to increase the number of shares received by each investor based upon an agreed price of $.33 per share, resulting in the issuance of an additional 1,798,650 shares of Common Stock, and the investors agreed to surrender all of the 1,798,650 outstanding Warrants and their right to receive interest from the Company. The offering was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933 as the offering was a private placement to a limited number of accredited investors.

Convertible Note Exchange

         As part of the Company's financial restructuring in Fiscal 1999 the Company exchanged with 7 investors approximately $687,000 of convertible notes issued in 1993 for 2,520,000 shares of Common Stock, at an exchange price of $.27 per share. The convertible notes were originally convertible at an average conversion price of $3.28. The offering was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933 as the offering was a private placement to a limited number of accredited investors.

NewCom, Inc. Financing

         On December 1, 1998 (the "Initial Closing Date"), NewCom, Inc, a subsidiary of the Registrant ("NewCom"), consummated a private placement of its Common Stock, warrants and Repricing Rights pursuant to Section 4(2) of the Securities Act of 1933 to three private investors. On the Initial Closing Date NewCom received gross proceeds of $3 million in exchange for the issuance of 871,288 shares of its Common Stock, Warrants exercisable for five years for up to 166,337 shares of Common Stock at an exercise price of $4.545, and 792,088 Repricing Rights.

         On December 28, 1998, the same investors consummated an additional financing with NewCom pursuant to certain Notes of NewCom secured by a junior lien on Newcom's inventory and accounts receivable and issued an aggregate of 75,000 Warrants to purchase NewCom Common Stock. The Repricing Rights entitled the holder to purchase that number of shares of Common Stock of NewCom ("Repricing Shares") determined by multiplying the number of Repricing Rights by a fraction, the numerator of which is the Repricing Price minus the Average Market Price (as defined below), and the denominator of which is the Average Market Price (defined as the two lowest closing bid prices during the 20 trading days immediately preceding the exercise date of the Repricing Rights). The "Repricing Price" for the 792,088 Repricing Rights received on the Initial Closing Date was $4.32, being 114% of the Initial Closing Date price of $3.79 (computed based upon the average closing bid prices for the five consecutive trading days ending on the day immediately preceding the Initial Closing Date) if the Repricing Rights are exercised within 135 days of the Initial closing Date; $4.40, being 116% of the Initial closing Date Price, if the Repricing Rights are exercised between the 136th and the 180th day of the Initial Closing Date; and an additional 2% during each 45 day period following 180 days from the Initial Closing Date.

         The Repricing Price is increased by 7.5% if the Common Stock is listed for trading on the Nasdaq SmallCap Market, and 15% if the Common stock is not listed on a national stock exchange or the Nasdaq Stock Market or upon the occurrence of a "Repurchase Event" as described below.

         The investors also were given the right to elect to receive shares of Aura Common Stock upon exercise of the Repricing rights in lieu of NewCom Common Stock, based upon the Average Market Price of Aura Common stock at the time of exercise of the Repricing Rights. The offering was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the offering was a private placement to a limited number of accredited investors.

Retirement of JNC Debt

         In June 1997 the Company issued a $4 million convertible debenture in a private placement to JNC Opportunity Fund, Ltd. ("JNC"). The debenture accrued interest at the rate of 7% per annum, payable quarterly, and was due and payable in June 1999. The Debenture was convertible into shares of the Company's Common Stock at the then current market price at the time of conversion. The investor also received 318,000 warrants exercisable at $3.50 per share.

         In December 1999, the Company consummated an agreement with JNC resulting in the surrender for cancellation by JNC of the Company's Convertible Debenture and 318,000 warrants in exchange for a cash payment of $430,000, 3,500,000 shares of the Company's Common Stock and 113,000 Warrants exercisable at $0.375 per share expiring December 1, 2002. The offering was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the offering was a private placement to a limited number of accredited investors.

Restructuring of Infinity Investors Debt

         In March 1997 the Company issued $15 million of convertible Debentures to a group of accredited investors in a private placement. The Debentures were convertible into Common Stock of the Company in accordance with a stated formula. In October 1997 the Company and the investors entered into an Agreement modifying the Debentures to eliminate the conversion feature in exchange for increasing the interest rate on the principal to 18% and the payment of a quarterly fee of $935,000 for each quarter during which the Debentures remain outstanding. The stated maturity of the Debentures was shortened from March 2000 to September 1998. The Debentures, as modified, are secured by a Note from NewCom to Aura in the original principal amount of $17 million and 1,250,000 shares of NewCom stock, subject to adjustment under certain circumstances. As part of the modification, the Company issued warrants for an aggregate of 2,500,000 shares of Common Stock at an exercise price of $2.50 per share, subject to adjustment after one year under certain circumstances. The Company was unable to retire the Debentures upon their maturity in September 1998. As of February 28, 1999 these debentures had an outstanding balance of approximately $17.4 million.

         In February 2000 the Company consummated an agreement with these holders and a third party to exchange (the "Exchange") the Debentures for $3 million in cash, 1,111,111 shares of common stock, 100,000 Warrants exercisable at $0.375 per share, and new Secured Notes (the "New Secured Notes") in the aggregate principal amount of $12.5 million. The New Secured Notes are secured by a lien on the Company's assets, bear interest at the rate of 8% per annum, interest only payable quarterly, with the principal due three years from the date of the exchange. In the event of an uncured default under the New Secured Notes, the holder is entitled to convert the unpaid principal and interest into Common Stock of the Company, at $.60 per share. The Company is entitled to a discount if the New Secured Note is prepaid, which discount is initially 20% of the amount prepaid, and the discount declines ratably over the three year term of the New Secured Note. The offering was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933 as the offering was a private placement to a limited number of accredited investors.

November 1999 Common Stock Private Placement

         In November 1999 the Company completed a private placement of approximately 27 million shares of its Common Stock at $0.27 per share, resulting in gross proceeds of approximately $6.9 million. The securities were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933 as the offering was to a limited number of accredited investors in a private transaction.

Private Placement of Units

         Subsequent to the end of Fiscal 2000 the Company conducted a private offering to a group of accredited investors for the sale of approximately 27 million shares of Common Stock with one-half warrant to purchase a share of Common Stock at $0.48 per share for each share sold, for total gross proceeds of approximately $8.6 million. The offering was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the offering was a private placement to a limited number of accredited investors.

Common Stock Private Placement

         Subsequent to the end of Fiscal 2000 the Company conducted a private offering to a group of accredited investors for the sale of 2,175,000 shares of Common Stock for total gross proceeds of approximately $1.6 million. The offering was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the offering was a private placement to a limited number of accredited investors.

Private Placement for Debt Conversion

         Subsequent to the end of Fiscal 2000 the Company conducted a private offering to a group of accredited investors whereby the Company converted or exchanged approximately $5.2 million of outstanding indebtedness for 5,809,427 shares of Common Stock The offering was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933 as the offering was a private placement to a limited number of accredited investors.

Settlement of Court-Approved Class Action

         Subsequent to the end of Fiscal 2000 the Company issued 14,687,972 shares of Common Stock and 3,500,000 warrants to purchase Common Stock at $2.25 per share. as part of a court-approved settlement of a class action lawsuit against the Company The offering was exempt from registration pursuant to
Section 3(a)(10) of the Securities Act of 1933 as the offering was the terms were approved by the U.S. District Court after a duly noticed hearing as to the fairness of such settlement.

Item 16.  Exhibits and Financial Statement Schedules

              Exhibits:



                  Description of Documents

         3.1(1)   Certificate of Incorporation of Registrant.
         3.2(1)   Bylaws of Registrant.
             5.1  Opinion of Guzik & Associates.
         10.1(1)  Aura Systems, Inc. 1987 Stock Option Plan for Non-Employee
                  Directors.
         10.2(1)  Form of Aura Systems, Inc. Non-Statutory Stock Option
                  Agreement.
         10.3(1)  Deed of Trust and  Assignment  of Rents,  dated as of February
                  27,  1989,  by  the  Registrant  in  favor  of  Chicago  Title
                  Insurance  Company,  as  Trustee,  for  the  benefit  of  City
                  National Bank.
         10.4(2)  Indenture,  dated as of March 1, 1989,  between the Registrant and Interwest  Transfer Co., Inc. as Trustee,  relating to the
                  7% Secured Convertible Non-Recourse Notes due 1999.
         10.5(2) Form of 7% Secured Convertible Non-Recourse Notes due 1999. 10.6(2) Deed of Trust, Assignment of Leases and Rents and Fixture
                  Filing,  dated as of March 1, 1989, by the Registrant in favor of Ticor Title Insurance Company, as Trustee,  for the benefit
                  of  Interwest   Transfer  Co.,  Inc.,  as  trustee  under  the
                  Indenture.
         10.7(3) Form of 7% Secured Convertible Non-Recourse Note due 2000. 10.8(4) 1989 Stock Option Plan.
         10.9(5)  Joint  Development  and License  Agreement,  dated  August 24,
                  1992, between the Registrant and Daewoo Electronics Co., Ltd.
         10.10(6) Agreement, dated September 23, 1993, between the Registrant and Burlington Technopole SDN. BHD.
         10.11(7) Dedicated Supplier Agreement, dated December 2, 1993, between the Registrant and Daewoo Electronics Co., Ltd.
         10.12(8) Form of 7% Secured Convertible Non-Recourse Note due 2002. 10.13(9) Agreement dated July 19, 1995 between the Company and K&K
                  Enterprises.
         10.14(9) Agreement dated July 19, 1995 between the Company and K&K
                  Enterprises.
         10.15(9) Agreement dated July 12, 1995 between the Company and K&K
                  Enterprises
         10.16(9) Agreement  dated July 12, 1995 between the Company and K&K
                  Enterprises.
         10.17(9) Stock Purchase and Sale  Agreement  dated  April 30,  1996 between  the  Company  and MYS Corporation
         10.18(9)  Joint  Venture  Agreement  dated  July 26,  1995 between the
                  Company and Microbell 10.19 AuraSound Asset Purchase
         10.19.1  Asset  Purchase   Agreement   dated  December  1,  1999  among
                  AuraSound, Inc., Aura Systems, Inc., AlgoSound, Inc., and Algo
                  Technology, Inc.
         10.19.2  Amendment dated December 22, 1999 to Asset Purchase  Agreement dated December 1, 1999.
         10.19.3  Assignment  and License  Agreement as of July 15, 1999 between
                  Speaker Acquisition Sub, Algo Technology,  Inc., Aura Systems,
                  Inc., AuraSound Inc.
         10.20    MYS Stock Purchase
         10.20.1  Escrow  Agreement  as of March 26,  1999  among  the  Company,
                  Inc.,Yoshikazu Masayoshi,  Sadao Masayoshi,  Sachie Masayoshi,
                  Kazuaki  Masayoshi,  and Wolf Haldenstein Adler Freeman & Herz
                  LLP.
         10.20.2  Promissory  Note in the amount of  $1,000,000  dated March 26,
                  1999  payable to the  Company by  Yoshikazu  Masayoshi,  Sadao
                  Masayoshi, Sachie Masayoshi and Kazuaki Masayoshi.
         10.20.3  Promissory  Note in the amount of  $3,200,000  dated March 26,
                  1999  payable to the  Company by  Yoshikazu  Masayoshi,  Sadao
                  Masayoshi, Sachie Masayoshi and Kazuaki Masayoshi.
         10.20.4  Stock  Purchase  Agreement  dated March 26,  1999  between the
                  Company  and  Yoshikazu  Masayoshi,  Sadao  Masayoshi,  Sachie
                  Masayoshi and Kazuaki Masayoshi.
         10.21    Agreement with RGC International Investors, LDC
         10.21.1  First  Amendment to Security  Agreement dated October 22, 1999 between RGC International Investors, LDC and the Company.
         10.21.2  Settlement  Agreement and Complete Release of all Claims dated
                  October 22, 1999 between RGC International Investors, LDC, and the Company
         10.21.3 Stock Purchase Warrant issued to RGC  International  Investors,
                  LDC by the Company.
         10.21.4  Amended and Restated  Convertible Senior Secured Note dated
                  October 7, 1998 in the amount of $3,000,000 issued to RGC
                  International Investors, LDC by the Company.
         10.22    Settlement  Agreement and Release of Claims dated as of
                  December 1, 1999 between JNC Opportunity  Fund, Ltd., and the
                  Company.
         10.23    Payment Agreement by and between Credit Managers Association of California and Aura Systems, Inc.
         10.24    Release from Infinity Investors Limited et al. to Aura
                  Systems, Inc.
         10.25    Release from Aura Systems, Inc. to Infinity Investors Limited et al.
         10.26    Exchange Agreement dated as of February 22, 2000, by and among
                  Aura Systems, Inc., Infinity Investors Limited et al.
          10.27    Guaranty dated as of February 22, 2000, by Aura Systems, Inc.
                    and certain of its  subsidiaries.
          10.28     Stock Pledge Agreement dated as of February 22, 2000,
                    between Aura Systems, Inc. and HW Partners, L.P. as agent.
          10.29     Security  Agreement  dated as of February 22, 2000,  between
                    Aura  Systems,  Inc.,  certain  subsidiaries  of Aura
                    Systems, Inc. and HW Partners L.P.
           10.30    Secured Note dated February 22, 2000, from Aura Systems,
                    Inc. to Infinity Investors Limited.
           10.31    Secured Note dated February 22, 2000, from Aura Systems,
                    Inc. to Global Growth Limited.
           10.32    Secured Note dated February 22, 2000, from Aura Systems,
                    Inc. to Summit Capital Limited.
           10.33    General Assignment and Bill of Sale dated February 29, 2000, between Alpha Ceramics, Inc. and Aura Ceramics, Inc.
           10.34    Assignment and Assumption of Specified  Liabilities  dated as of May 3, 2000, by and between Alpha  Ceramics,  Inc.
                    and Aura Ceramics, Inc.
           10.35    Assignment  and  Assumption  of Lease  dated as of May 3,
                    2000,  by and  between  Alpha  Ceramics,  Inc.  and Aura
                    Ceramics, Inc.
           10.36    Revolving Credit and Term Loan Agreement dated as of May
                    2000, by and between Alpha Ceramics, Inc. and Excel Bank.
           10.37    Asset Purchase Agreement dated February 29, 2000, between
                    Alpha Ceramics, Inc. and Aura Ceramics, Inc.
           10.38    Subordination    Agreement    dated   as   of   May   2000,
                    by   Aura   Ceramics,    Inc.   and   Aura   Systems, Inc.
           10.39    Escrow  Agreement  dated March 6, 2000, by and among Guzik
                    &  Associates,  Aura  Systems,  Inc. and Isosceles  Fund
                    Limited.
           10.40    Subscription Agreement from Isosceles Fund Limited to Aura
                    Systems, Inc.
           10.41    Stock Purchase Warrant of Aura Systems, Inc. issued to
                    Isosceles Fund Limited.
          10.42     Settlement   Agreement  and  Release  of  Claims  dated  as
                    of  March  6,  2000,   between  Aura  Systems,   Inc.
                    and Isosceles Fund Limited.
           21.1(10) Aura Systems, Inc. and Subsidiaries
           23.1     Consent of Pannell Kerr Forster, Certified Public
                    Accountants, A Professional Corporation.
          *23.2     Consent of Guzik & Associates.
           24.1     Power of  Attorney  (included  in  signature  page) EX-27
                    Data Schedule
---------------------------------

*        Included in Exhibit 5.1.

(1) Incorporated by reference to the Exhibits to the Registration Statement on Form S-1 (File No. 33-19530).
(2) Incorporated by reference to the Exhibits in the Registrant's Current Report on Form 8-K dated March 24, 1989 (File No. 0-17249).
(3) Incorporated by reference to the Exhibits to Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 33-27164).
(4) Incorporated by reference to the Exhibits to the Registration Statement on Form S-8 (File No. 33-32993).
(5) Incorporated by Reference to the Exhibit to the Registration Statement on Form S-1 (File No. 35-57 454).
(6) Incorporated by reference to the Registrants Current Report in Form 10-Q dated November 30, 1993.
(7) Incorporated by reference to the Exhibits to the Registration Statement on Form S-1 (File No.-33-57454).
(8) Incorporated by reference to the Exhibits to the registrants Annual Report Form 10-K for the fiscal year ended February 28,1994
         (File No. 0-17249).
(9) Incorporated by reference to the Registrants Annual Report Form 10-K for the fiscal year ended February 29, 1996 (File No. 0-17249).
(10) Incorporated by reference to the Registrant's Annual Report Form 10-K for the fiscal year ended February 29, 2000 (File No.0-17249).

         (b)  Financial Statement Schedules

         None.

Item 17.  Undertakings

         (a)  The undersigned registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

         (3) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

         (4) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on the __ day of October, 2000.


                               AURA SYSTEMS, INC.

                                                By   /s/ Zvi (Harry) Kurtzman
                                                        Zvi (Harry) Kurtzman
                                                       Chief Executive Officer

         KNOW BY ALL MEN THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven C. Veen or Zvi (Harry) Kurtzman or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ Zvi (Harry) Kurtzman        President and Director          October  6, 2000
-------------------------
Zvi (Harry) Kurtzman            (Chief Executive Officer)


/s/ Steven C. Veen              Vice President                  October  6, 2000
-------------------------
Steven C. Veen                  Financial Officer, Director
                                (Principal Financial Officer and
                                Principal Accounting Officer)

/s/ Norman Reitman
-------------------------       Director                        October  6, 2000
Norman Reitman


-------------------------       Director                        October __, 2000
Harvey Cohen


/s/ Salvatore Diaz-Verson, Jr.
-------------------------       Director                        October  6, 2000
Salvatore Diaz-Verson, Jr.


/s/ Sanford R. Edlein
-------------------------       Director                        October  6, 2000
Sanford R. Edlein


/s/ David F. Hadley
-------------------------       Director                        October  6, 2000
David F. Hadley


/s/ Stephen A. Talesnick
-------------------------       Director                        October  6, 2000
Stephen A. Talesnick

EXHIBIT 5.1

                               Guzik & Associates
                       1800 Century Park East, Fifth Floor
                              Los Angeles CA 90067
                                 (310) 788-8600


October 6, 2000

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

         We have acted as counsel to Aura Systems, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of its Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, pertaining to the offering and sale from time to time by and for of the account of the Selling Stockholders named therein of up to 117,212,632 shares (the "Shares") of the Company's common stock, par value $.005 per share ("Common Stock"), including 40,287,779 shares issuable upon exercise or conversion of Warrants or other rights to acquire Common Stock (the "Warrant Shares"), and 76,924,853 shares ("Common Shares") which are issued and outstanding.

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation and Bylaws, and such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized, the 76,924,853 Common Shares are validly issued, fully paid and non-assessable, and the 40,287,779 Warrant Shares, when issued and delivered pursuant to and in accordance with the terms and conditions of such Warrants, will be validly issued, fully paid and non-assessable. The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our Firm under the caption "Legal Matters" in the Prospectus contained therein.

                                                     Very truly yours,


                                                     /s/ Guzik & Associates

EXHIBIT 23.1

                        CONSENT OF PANNELL KERR FORSTER,
                          CERTIFIED PUBLIC ACCOUNTANTS,
                           A PROFESSIONAL CORPORATION

     We hereby consent to the use in the Prospectus constituting part of this Registration statement on Form S-1 (SEC file No. 333-37602) of our report dated June 12, 2000 relating to the financial statements of Aura Systems, Inc., which apprears in such Prospectus. We also consent to the reference to use under the heading "Experts" in such Prospectus.


/s/ PANNELL KERR FOSTER
----------------------------------
PANNELL KERR FORSTER,
CERTIFIED PUBLIC ACCOUNTANTS
A PROFESSIONAL CORPORATION

Los Angeles, California

October 6, 2000